Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of January 18, 2012

By and Between

ENTROPIC COMMUNICATIONS, INC.

as Purchaser,

and

TRIDENT MICROSYSTEMS, INC.

and specified TRIDENT MICROSYSTEMS Subsidiaries

as Sellers.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXECUTION VERSION

INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT A	DEFINITIONS

EXHIBIT B	PURCHASE PRICE ALLOCATION

EXHIBIT C	FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT D	FORM OF LICENSE AGREEMENT

EXHIBIT E	FORM OF NON-COMPETITION AGREEMENT

EXHIBIT F	FORM OF BILL OF SALE

EXHIBIT G	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT H	FORM OF FACILITY USE AGREEMENT

EXHIBIT I	FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT J	BID PROCEDURES

EXHIBIT K	NXP MANUFACTURING SERVICES AGREEMENT TERM SHEET

-v-

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated January 18, 2012 is by and between ENTROPIC COMMUNICATIONS, INC., a Delaware corporation (“Purchaser”), and TRIDENT MICROSYSTEMS, INC., a Delaware corporation (the “Company”), and each of its Subsidiaries that owns Purchased Assets (the “Seller Subsidiaries”). Purchaser, the Company and Seller Subsidiaries are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used herein are defined in Exhibit A.

RECITALS

WHEREAS, the Company and its Subsidiaries design, develop, market and distribute a comprehensive suite of digital set-top box components and system solutions for worldwide satellite, terrestrial, cable and IPTV networks, including demodulators, set-top box systems-on- a chip semiconductors, DOCSIS modems, interface devices and media processors and complete reference designs that are bundled with a range of operating systems, middleware, drivers and development tools (the “STB Business”), among other product lines;

WHEREAS, the Company is preparing to file a Chapter 11 bankruptcy petition pursuant to Title 11 of the United States Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) and its wholly owned subsidiary, Trident Microsystems (Far East) Ltd, a Cayman company is preparing to file a bankruptcy petition pursuant to applicable law;

WHEREAS, the Company desires to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser desires to purchase from the Company, all of the assets, rights and properties of the Company and its Subsidiaries used in or related to the STB Business (other than the Excluded Assets), on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the execution and delivery of the Non-Competition Agreement by any purchaser of any or all of the Excluded Assets used in the Company’s DTV Business, and the obligations of the Company hereunder to cause such transactions, are a material inducement to Purchaser to consummate the transactions contemplated by this Agreement, and the Purchase Price and the License Agreement constitute due consideration to be tendered by Purchaser in exchange for the Non-Competition Agreement and the other benefits to be received by Purchaser hereunder.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

Section 1.1 Purchased Assets. On the Closing Date, upon the terms and conditions set forth in this Agreement, the Company agrees to, and shall cause each of its Subsidiaries to, sell, assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to acquire from the

1.

Company and each applicable Seller Subsidiary, all right, title and interest in and to the Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances. As used herein, “Purchased Assets” shall mean all right, title and interest of the Company and its Subsidiaries in and to any and all assets and properties used in or related to the STB Business, including assets acquired during the Pre-Closing Period, other than Excluded Assets, including, without limitation, the following assets and properties of the STB Business:

(a) All products of the STB Business, including products under development, together with masks and mask works for the products and their associated codes and materials (the “Products”);

(b) All inventory of the STB Business that are held for sale or resale including any raw materials, work in process, finished goods, consumables, service parts, packing materials and supplies, wherever located (“Owned Inventory”) and the open purchase orders with NXP for inventory to the extent Purchaser elects at Closing to assume such purchase orders (the “NXP Purchase Orders”);

(c) trade accounts receivable, notes receivable, negotiable instruments and chattel paper of the STB Business (the “Receivables”), excluding that certain note receivable from NXP classified as a note receivable from related party on the Interim Balance Sheet (“NXP Note”);

(d) the Leased Real Estate leased or subleased by the Company or any Subsidiary listed in Schedule 1.1(d) (“Transferred Leases”);

(e) all tangible assets of the STB Business (the “Tangible Personal Property”), including machinery, equipment (including laboratory equipment and test equipment), tools, dies, appliances, furniture, supplies, office supplies, office equipment, fixtures, information technology related hardware and equipment (including computers, servers, storage devices, telecommunications facilities and printers), telephone systems, telecopiers and photocopiers and other tangible personal property of every kind and description (i) that are either (a) listed in Schedule 1.1(e)(i) of the Disclosure Schedule or (b) located in the facilities subject to the Transferred Leases on the date of this Agreement, including without limitation, the data centers in Belfast, Ireland and Austin, Texas, (none of which Tangible Personal Property shall be relocated between signing and Closing), (ii) all Personal Productivity Tools, (iii) fifty percent (50%) of the Miscellaneous Office Supplies located at the facilities subject to the Facility Use Agreement, and (iv) all leases and subleases of any such Tangible Personal Property as to which the Company or any Subsidiary is the lessee or sublessee, together with any options to purchase the underlying Tangible Personal Property, which leases and subleases are listed in Schedule 1.1(e)(iv) of the Disclosure Schedule;

(f) all Software owned by or licensed to the Company or any Subsidiary, including all Software bundled and/or licensed with any Products, owned by the Company or any Subsidiary (the “Seller Software”);

(g) all Purchased Intellectual Property Assets, all goodwill associated with the Purchased Intellectual Property Assets and all rights of the Company or any of its Subsidiaries

2.

under the Purchased Intellectual Property Assets, including remedies against past, present, and future infringement or misappropriation of the Purchased Intellectual Property Assets, including, without limitation, income, royalties and damages related to any of the foregoing, and rights to protection of past, present, and future interests in any Purchased Intellectual Property Assets under the Laws of all jurisdictions, except any royalties or license fees payable to the Company or its Subsidiaries under those certain agreements listed on Schedule 1.1(g) (“Excluded Royalties”);

(h) the Company’s and each Subsidiary’s right, title and interest in, to or under each Contract for Licensed Intellectual Property Assets that are used in the STB Business, including processors, busses, input/output, memory and other IP blocks for integration with or into the system-on-a-chip Products, operating systems, middleware, libraries, drivers and development tools bundled with any Products or used in the development of any Products (collectively, the “Licensed Intellectual Property Assets”) assumed by Purchaser at Closing plus any Contracts assumed pursuant to Section 7.9;

(i) all Seller Contracts to which the Company or a Subsidiary is a party and that are listed in Schedule 1.1(i)(i) (including, but not limited each such Seller Contract for Licensed Intellectual Property, all purchase orders and license agreements with customers of the STB Business, all supply chain related agreements and all distribution agreements) and any outstanding offers or solicitations listed in Schedule 1.1(i)(ii) of the Disclosure Schedule made by or to the Company or any Subsidiary to enter into any Contract relating to the STB Business or any Purchased Asset in both cases to the extent such Seller Contracts are assumed by Purchaser at Closing or assumed by Purchaser pursuant to Section 7.9 of this Agreement except Purchaser prior to Closing may elect, in its sole discretion, to exclude any such Seller Contract from the Purchased Assets (and such Contract shall automatically become a Retained Contract);

(j) all prepaid expenses, deposits and advance payments of the Company or any Subsidiary with respect to the STB Business or Leased Real Estate and all rights of the Company or any Subsidiary to receive discounts, refunds, reimbursements, rebates, awards and other similar benefits, in each case, with respect to the STB Business or Leased Real Estate;

(k) cash in an amount equal to the Company Retention Bonus Liability, Accrued Severance Benefits and the Accrued Retirement Benefits (provided, that to the extent the Accrued Retirement Benefits are funded through cash held in trusts or other accounts that can be transferred or rolled over to the Purchaser as of the Closing, then the delivery of such trusts or accounts shall be made in lieu of the delivery of cash) (“Required Cash”);

(l) claims and rights (and benefits arising therefrom) with or against all Persons, including all rights against suppliers, under warranties covering any Owned Inventory or Tangible Personal Property included within the Purchased Assets;

(m) all Export Approvals and all Permits used in or related to the STB Business to the extent transferable or assignable to Purchaser;

(n) books and records, ledgers, forms, records, documents, Tax Returns, Tax Return workpapers, files, invoices, vendor or supplier lists, reference materials, price guides,

3.

payroll records, personnel files, insurance records, accounts receivable and payable, inventory, maintenance and asset history records and copies of all books of original entry, export control license records, laboratory notebooks and electronic notebooks and other research and development records and databases, e-mails and other data relating to the ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the STB Business and that are owned or used by the Company or any Subsidiary (collectively, the “Records”); provided, however, that the Company may retain copies of such Records as required by applicable Law and as reasonably necessary to enable the Company to fulfill its Tax filing, regulatory or statutory obligations after the Closing Date;

(o) all grant applications submitted by the UK Subsidiary prior to the date of this Agreement, including the Invest Northern Ireland grant, and any open grant awards (“Grants”);

(p) any lock boxes to which account debtors of the Company or any Subsidiary remit payment relating solely to Receivables;

(q) all goodwill and other intangible assets to the extent associated with the STB Business, including customer and supplier lists;

(r) all preference or avoidance claims and actions of the Company arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code relating to the Purchased Assets and/or Assumed Liabilities, including all actions relating to vendors and service providers used in the STB Business, counterparties to Assumed Contracts and Transferred Leases and Transferred Employees (the “Preference Avoidance Claims”); and

(s) all other assets of the Company and its Subsidiaries used in or related to the STB Business, other than the Excluded Assets.

Section 1.2 Excluded Assets. The Company and its Subsidiaries are not selling, conveying, assigning, transferring or delivering to Purchaser, and the term “Purchased Assets” shall not include, the following assets (collectively, the “Excluded Assets”):

(a) trade accounts receivable, customer purchase orders, notes receivable, negotiable instruments and chattel paper not arising from the STB Business, the NXP Note and any Excluded Royalties;

(b) All (i) existing products and products under development of the Company’s DTV Business, PC TV Business, Audio Business and the Terrestrial Demod Product Business and (ii) all masks for such products;

(c) the Company’s and each Subsidiary’s right, title and interest in, to or under (i) each Contract for Licensed Intellectual Property Assets that are not used in the STB Business, (ii) each Contract listed on Schedule 1.2(c) (the Contracts in (i) and (ii) collectively, the “Excluded Licensed Intellectual Property Assets”) and (iii) each Retained Contract;

(d) all commercial off-the-shelf Software loaded on desktop or laptop computers that are not part of the Tangible Personal Property;

4.

(e) all of the Company’s and each Subsidiary’s cash and cash equivalents except for (i) any cash and cash equivalents included in the Working Capital Statement, if any, or taken into account in calculating the Final Working Capital, and (ii) the Required Cash;

(f) claims (and benefits arising therefrom) that relate to any Liability other than the Assumed Liabilities;

(g) the Company’s and each Seller Subsidiary’s financial accounting books and records, corporate charter, minute and stock record books, income tax returns, corporate seal, checkbooks and canceled checks;

(h) all rights (including any claims, rights and interest in and to any refunds for Taxes with respect to the Purchased Assets and STB Business for Pre-Closing Tax Periods) relating to the Retained Liabilities;

(i) except as provided in Section 7.11, the names and trademarks “Trident Microsystems, Inc.”, any other use of “Trident Microsystems” together with any other word or phrase, including the Trident Microsystems logo;

(j) all preference or avoidance claims and actions of the Company arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code other than the Preference Avoidance Claims; and

(k) all rights of the Company under this Agreement.

Section 1.3 Assumed Liabilities. On the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser will assume and agree to discharge and perform when due (i) all Liabilities arising out of or relating to the ownership, operation and use of the Purchased Assets after the Closing Date and the operation and conduct of the STB Business after the Closing Date; (ii) all Liabilities arising after or otherwise required to be performed under any Seller Contract or the NXP Purchaser Orders included in the Purchased Assets or any lease with respect to any Transferred Leases after the Closing Date (other than those which are not assignable under Section 365 of the Bankruptcy Code or as to which Consent is required to be obtained from any Person in order to permit the sale or transfer of the Seller Contract), including Seller Contracts assumed pursuant to Section 7.9; (iii) Closing Trade Payables (provided such Liability is included in the calculation of Closing Working Capital) other than the Inventory Contingency Accrual; (iv) the obligation to credit to all Transferred Employees all vacation or other paid time off accrued or vested for each such Transferred Employee as of the Closing Date (“Assumed PTO”); provided, however in the case of clause (ii) and clause (iii) Purchaser is not assuming any Liabilities under any Seller Contract or any lease with respect to any Transferred Leases that relates to a breach of or default under, or any non-compliance with Laws with respect to, any such Seller Contract or lease that occurred on or prior to the Closing Date and Purchaser is not assuming any Liabilities for wages, bonuses, retention bonuses or payments, employee benefits, accrued vacation, or other accrued or vested paid time off, assessments, severance or other employment compensation for any employees, or employer Taxes, including without limitation, any arising from the vesting of any equity grants upon the closing of the Contemplated Transactions other than Assumed PTO, or unpaid amounts to any

5.

consultants of the Company or any Subsidiary of the Company accrued or arising prior to the Closing (the “Assumed Liabilities”).

Section 1.4 Retained Liabilities. Other than the Assumed Liabilities, Purchaser will not assume, and will not be responsible for or otherwise bear the economic burden of, any Retained Liability. The Company shall remain responsible for and will discharge and perform in full when due all of the Retained Liabilities. “Retained Liabilities” shall mean all Liabilities of the Company and its Subsidiaries other than the Assumed Liabilities and shall include, without limitation:

(a) any Liability relating to or arising from any Closing Trade Payables which are not taken into account in connection with the calculation of Closing Working Capital;

(b) any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for Taxes related to the STB Business or any Retained Employee, STB Employee, Transferred Employee for periods (or portions thereof) ending on or prior to the Closing Date and retained by Company pursuant to Section 5.9 or the Excluded Assets;

(c) any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for income Taxes or Taxes that are unrelated to the Purchased Assets;

(d) any Liability under or relating to or arising from any Retained Contract;

(e) any Liability relating to or arising from any Seller Employee Benefit Plan other than the specific Liabilities being assumed by Purchaser pursuant to Section 5.9;

(f) any contingent Liability to NXP under the Manufacturing Agreement that is accrued or should be accrued, in accordance with the Company’s historical practices, on the consolidated balance sheet of the Company as of the Closing Date (“Inventory Contingency Accrual”);

(g) any Liability arising out of or resulting from the non-compliance with any Law by the Company or any of its Subsidiaries on or prior to the Closing Date;

(h) any costs and expenses incurred by the Company or any of its Subsidiaries incident to the negotiation and preparation of the Transaction Documents or consummation of the Contemplated Transactions;

(i) any Liability of the Company or any of its Subsidiaries to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions;

(j) any Liability of the Company or any of its Subsidiaries relating to any Excluded Asset, including any Retained Contract;

(k) any Liability of the Company or any Subsidiary for any payment due or benefit owing to any director, officer or employee of such entity that arises prior to or as a result

6.

of the Contemplated Transactions including, but not limited to, any payment, severance, benefit, vesting, or equity that is due upon a change in control pursuant to any contract, policy or plan and any Liability specifically identified in Section 5.9;

(l) any Liability relating to or arising out of any employment related actions taken by any Seller Employer with respect to STB Employees or STB Service Providers on or before the Closing Date including, but not limited to, any adverse employment actions, corrective actions, transfers or terminations;

(m) any Liability of the Company or any of its Subsidiaries relating to or arising from the Transaction Documents; or

(n) any Liability arising from the transfer or claimed transfer to the Purchaser, by virtue of TUPE, of the employment of any employee of a Seller Employer other than the Transferred Employees.

Section 1.5 Pro-Ration. All rent accrued on any of the Transferred Leases and any utility, real estate taxes or similar charge under the Transferred Leases relating to the period prior to the Closing Date will be the Liability of the Company. Any installment of rent due on any of the Transferred Leases and any utility, real estate taxes or similar charge payable that are paid in the month of the Closing for which the Company does not get credit as a prepaid expense in the calculation of Working Capital, in each case with respect to the period in which the Closing occurs shall be prorated between the parties hereto on the basis of the actual number of days applicable to pre-Closing and post-Closing occupancy or use.

Section 1.6 Intentionally Omitted

Section 1.7 Foreign Assets. A list of the Purchased Assets used in foreign operations of the Company and its Seller Subsidiaries by country (the “Foreign Assets”) is set forth on Schedule 1.7. The Purchased Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements and other instruments and documents shall be jointly prepared by the Parties and shall include (i) the Bill of Sale, (ii) the Assignment and Assumption Agreement, (iii) the Cayman Sale Order, (iv) an allocation of the Purchase Price to the Purchased Assets located within each jurisdiction and (v) to the extent reasonably requested by Purchaser or otherwise required by Law, local asset transfer agreements for each jurisdiction other than the United States (including without limitation the Cayman Islands, the Republic of China, the People’s Republic of China, the Republic of Korea, India, Japan, United Kingdom and France in which Purchased Assets or Assumed Liabilities are located (“Local Asset Transfer Agreements”), and (vi) such other agreements as may reasonably be required to effect the purchase and assignment of the Purchased Assets and Assumed Liabilities, including where necessary separate agreements to effect the transfer of Purchased Intellectual Property and shall be executed no later than at or as of the Closing by the Company and/or one or more of its Seller Subsidiaries, as appropriate, and Purchaser or one or more of its Subsidiaries, as appropriate. Such assignment, transfer or

7.

conveyance will be effective as of such times as provided in each respective Transaction Document and will be subject to the terms and conditions of this Agreement or other Transaction Document. The Foreign Assets shall otherwise be treated as Purchased Assets for all purposes under this Agreement.

Section 1.8 Purchase Price.

(a) The purchase price for the sale, assignment and delivery of the Purchased Assets, and subject to adjustment in accordance with Section 1.9 below, shall consist of (i) the assumption of Assumed Liabilities and (ii) a cash payment “Cash Amount”) calculated as (a) Fifty-Five Million Dollars ($55,000,000.00) plus (b) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, minus (c) the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital, minus (d) the Holdback Amount, minus (e) the dollar value of the Assumed PTO. The Cash Amount as adjusted pursuant to Section 1.9 below plus any Holdback Amount paid to the Company after the Closing Date shall be referred to herein as the “Purchase Price.” At the Closing, Purchaser shall pay the Cash Amount, by wire transfer of immediately available funds to an account that has been designated by the Company.

(b) Notwithstanding any other provision of this Agreement (except for Section 1.8(c) below, which shall not be modified or affected by this Section 1.8(b) and except for actions for specific performance), except in the case of Fraud or knowing or intentional breaches of this Agreement, the Company’s aggregate obligations and liabilities to Purchaser under all provisions of this Agreement shall not exceed Six Million Dollars ($6,000,000.00).

(c) The limitation in Section 1.8(b) shall not apply to the Company’s and the Seller Subsidiaries’ obligation to deliver Required Cash or to pay or discharge (i) Excluded Liabilities, (ii) Cure Costs, (iii) payments made by the Company pursuant to the last sentence of Section 2.3(h), (iv) the Company’s payment obligations under Section 5.4(c)(other than for out-of-pocket fees and expenses relating to chain of title patent recordation issues), Section 7.5(a) and Section 7.14, or (v) any liability or obligation of the Company under the License Agreement, the Transition Agreement, any Facilities Use Agreement or the Non-Competition Agreement.

Section 1.9 Working Capital; Adjustment to Purchase Price.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a working capital statement (the “Estimated Working Capital Statement”), setting forth the Company’s calculation of Closing Working Capital with respect to the STB Business as of the opening of business on the Closing Date (“Estimated Working Capital”). For purposes of this Agreement, “Closing Working Capital” shall mean the amount by which (i) Current Assets exceed (ii) Current Liabilities. Closing Working Capital will exclude any and all inter-company receivables, payables or other balances between the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand. To the extent Current Liabilities exceed Current Assets, Estimated Working Capital shall be stated as a negative number and shall be deemed less than Target Working Capital. The term “Current Assets” means the Receivables, Owned Inventory and Specified Prepaid Expenses included in the Purchased Assets. The term “Specified Prepaid Expenses” means prepaid royalties, fees or

8.

other payments treated under GAAP as a prepaid expense of the STB Business as of the Closing under the Seller Contracts specified on Schedule 1.9(a) to the extent such Seller Contracts are included in the Purchased Assets. The term “Current Liabilities” means the total Closing Trade Payables included in the Assumed Liabilities. The Estimated Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the Carve-Out Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP. Notwithstanding the foregoing, (A) any assets of the Company or a Subsidiary that are not part of the Purchased Assets shall not under any circumstances be deemed a Current Asset and (B) any Liabilities of the Company or a Subsidiary that are not part of the Assumed Liabilities shall not under any circumstances be deemed a Current Liability.

(b) Within sixty (60) days after the Closing Date, Purchaser shall deliver to the Company a working capital statement (the “Working Capital Statement”), setting forth Purchaser’s calculation of Closing Working Capital with respect to the STB Business as of the opening of business on the Closing Date. The Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the Carve-Out Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP. The Company shall cause its employees to assist Purchaser and its representatives in the preparation of the Working Capital Statement and shall provide Purchaser and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries for such purpose.

(c) If Final Working Capital (as defined in Section 1.10 below) exceeds Estimated Working Capital, then Purchaser shall pay to the Company an amount equal to the difference between Final Working Capital and Estimated Working Capital. If Estimated Working Capital exceeds Final Working Capital, then the Company shall pay to Purchaser an amount equal to the difference between Estimated Working Capital and Final Working Capital. Any payment required to be made pursuant to this Section 1.9(c) shall be made within five (5) Business Days after the Company’s acceptance of the Working Capital Statement or, if applicable, within five (5) Business Days after receipt of a determination and resolution of any dispute over the Working Capital Statement as provided in Section 1.10 below. Any such amount payable by Purchaser pursuant to this Section 1.9(c) shall be paid by wire transfer of immediately available funds (in U.S. Dollars) to an account or accounts designated in writing by the Party entitled to receive such payment (or by such other means as are mutually agreeable to the Parties).

Section 1.10 Disputes Concerning Adjustment.

(a) If the Company does not deliver a Dispute Notice to Purchaser within ten (10) Business Days of receiving the Working Capital Statement, the Company shall be deemed to have agreed with the Working Capital Statement presented by Purchaser and the Closing Working Capital set forth on the Working Closing Statement shall be deemed the “Final Working Capital” for purposes of this Agreement. “Final Working Capital” shall have the meaning assigned to such term in Section 1.10(b) below.

9.

(b) If the Company delivers a Dispute Notice to Purchaser within ten (10) Business Days of receiving the Working Capital Statement, then the Company and Purchaser shall negotiate in good faith to resolve the dispute. If, after twenty (20) days from the date a Dispute Notice is given hereunder, the Company and Purchaser cannot agree on the resolution of the dispute, then the Arbitrating Accountant shall be jointly engaged to arbitrate the dispute. Within twenty (20) days after the Arbitrating Accountant accepts the engagement, as evidenced by an engagement letter signed by the Arbitrating Accountant and the Parties (the date of such acceptance being referred to herein as the “Engagement Date”), Purchaser, on the one hand, and the Company, on the other hand, shall prepare and submit to the Arbitrating Accountant a written brief stating their respective positions on the disputed issue(s). Such briefs shall be submitted simultaneously by the Parties. Within ten (10) days thereafter, Purchaser, on the one hand, and the Company, on the other hand, shall prepare and submit to the Arbitrating Accountant a reply brief to the brief submitted by the other Party or Parties, as applicable. Such reply briefs shall be submitted simultaneously. Within forty (40) days after the Engagement Date, the Arbitrating Accountant shall determine whether disputed issues of material fact exist between the Parties and, if such determination is made, shall require that an evidentiary hearing be held and completed not later than the fifty-fifth (55th) day after the Engagement Date. The Arbitrating Accountant shall render its final decision and award regarding the disputed matters not later than the fifth (5th) day after the evidentiary hearing is held or, if no evidentiary hearing is to be held, not later than the fifty-fifth (55th) day after the Engagement Date. When acting pursuant to this Section 1.10(b), the Arbitrating Accountant shall determine whether and to what extent, if any, Purchaser’s calculation of the Closing Working Capital (determined based on the Working Capital Statement) requires adjustment. The Arbitrating Accountant shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party. In addition, the Arbitrating Accountant shall apportion its fees and expenses between the Company, on the one hand, and Purchaser, on the other hand, in proportion to the difference between the relative position of each Party and the Arbitrating Accountant’s ultimate determination with respect to the amount of the Closing Working Capital. The decision and award of the Arbitrating Accountant, including the apportionment of its fees, shall be final and binding on the Parties and shall be subject to confirmation and entry of judgment in accordance with applicable Law. In no event shall the Arbitrating Accountant award either Party consequential, incidental or punitive damages. Purchaser and the Company shall make all books, records and work papers reasonably requested by the Arbitrating Accountant in connection with the resolution of the item(s) disputed hereunder available to the Arbitrating Accountant. The Closing Working Capital as determined pursuant to the terms of this Section 1.10(b) shall be deemed the “Final Working Capital” for purposes of this Agreement.

Section 1.11 Holdback. To secure the indemnification, payment and performance obligations of the Company under Section 1.9(c), Article VII and Article VIII and the other post-closing covenants of the Company in this Agreement and in the Transition Agreement and each of the Facility Use Agreements, Purchaser will withhold Six Million Dollars ($6,000,000) of the Purchase Price (the “Holdback) to be held and distributed by the Purchaser on the terms and conditions of Section 8.10).

10.

Section 1.12 Allocation.

(a) The Company and Purchaser agree that the gross purchase price, as represented by the sum of the Purchase Price (as adjusted pursuant to Section 1.9), the Assumed Liabilities and other appropriately capitalized amounts (the “Consideration”), shall be allocated among the Purchased Assets in a reasonable manner consistent with Section 1060 of the Code and the rules and regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate).

(b) The Parties shall agree to an initial allocation (based on the fair market value of the Consideration, with reference to the Cash Amount, as determined as of the date of this Agreement) and such preliminary initial allocation is set forth on Exhibit B (the “Allocation”). As soon as practicable after the Closing Date and in no event later than thirty (30) days after the Final Working Capital is determined under Section 1.10, Purchaser shall submit the proposed final Allocation to the Company to reflect any post-closing adjustments solely to the extent there any changes in the composition and value of the assets as reflected in the Allocation as of the Closing Date. The Company shall thereupon have thirty (30) days to review the proposed final Allocation and to notify Purchaser of any aspects of the proposed final Allocation with which it disagrees. In the event of any such disagreement, the Parties shall negotiate in good faith to resolve such disagreement. Should the Parties fail to resolve any disagreement within thirty (30) days after the Company notifies Purchaser that the Company disagrees with any aspect of the preliminary Allocation, a determination regarding the disputed item(s) shall be made by a mutually agreed upon and jointly engaged Arbitrating Accountant, whose decision shall be final and whose fees shall be shared equally by the Company and Purchaser. The Allocation shall be further adjusted as appropriate in accordance with the principles and procedures in this Section 1.12 to reflect any additional adjustments in the gross purchase price, as so determined, made following the Closing Date in accordance with this Agreement.

(c) The Company and Purchaser agree to file all Tax Returns in a manner consistent with this Section 1.12 and the Allocation and will not, in connection with the filing of such Tax Returns, make any allocation that is contrary to the Allocation unless required to do so by applicable Law and after prior written notice thereof to the other such Party. The Company and Purchaser agree to consult with each other with respect to all issues related to the Allocation in connection with any Tax audits, controversies, or litigation.

ARTICLE II

CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES

Section 2.1 Time and Place of Closing. The closing of the Contemplated Transactions (the “Closing”) will occur at the offices of Cooley LLP in San Diego, California, commencing at 9:00 a.m. local time on the second (2nd) Business Day after the satisfaction or waiver of all conditions in Section 2.2 and Section 2.3 (other than conditions with respect to actions that the respective Parties will take at the Closing) or such other date as the Parties mutually determine (the “Closing Date”). The Closing will be effective as of 12:01 a.m. local time on the Closing Date.

11.

Section 2.2 Conditions to Closing Obligations of the Company. The obligations of the Company to consummate the Contemplated Transactions is subject to the fulfillment, before or at the Closing, of the following conditions:

(a) Deliveries of Purchaser. Purchaser has delivered all of the agreements, documents and instruments required under Section 2.5 to be delivered by Purchaser before or at the Closing.

(b) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in the aggregate in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though then made at and as of the Closing Date (except to the extent expressly made as of a particular date, in which case as of such date).

(c) Obligations of Purchaser. Purchaser has duly performed, complied with and fulfilled in all material respects all of the covenants, obligations and conditions under this Agreement that are to be performed, complied with and fulfilled by Purchaser before or at the Closing.

(d) No Legal Proceedings. There shall not be pending before any court of competent jurisdiction any claim, suit, action or proceeding commenced against any Party by a Governmental Authority or any Third Party that is reasonably likely to result in a judgment that could prevent, unwind or impose material limitations or conditions on the Contemplated Transactions.

(e) No Injunction. No court of competent jurisdiction or Governmental Authority shall have issued an Order or Law enjoining or otherwise prohibiting the Contemplated Transactions.

(f) Bankruptcy Court.

(i) The Bankruptcy Court shall have entered the US Sale Order no later than February 20, 2012, which date may be waived or extended by Purchaser in its sole discretion, and the US Sale Order shall have become a Final Order, shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Purchaser’s prior written consent.

(ii) The Cayman Court shall have entered the Cayman Sale Order no later than February 20, 2012, which date may be waived or extended by Purchaser in its sole discretion, and the Cayman Sale Order shall have become a Final Order, shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Purchaser’s prior written consent.

Section 2.3 Conditions to Closing Obligations of Purchaser. The obligation of Purchaser to consummate the Contemplated Transactions is subject to the fulfillment, before or at the Closing, of the following conditions:

12.

(a) Deliveries of the Company. The Company has delivered all of the agreements, documents and instruments required under Section 2.4 to be delivered by the Company before or at the Closing.

(b) Representations and Warranties.

(i) The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.9 and 3.21(b) of this Agreement shall be true and correct in the aggregate in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though then made at and as of the Closing Date (except to the extent expressly made as of a particular date, in which case as of such date), without giving effect to any Disclosure Schedule Updates.

(ii) The other representations and warranties of the Company contained in this Agreement shall be true and correct in the aggregate in all respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though then made at and as of the Closing Date (except to the extent expressly made as of a particular date, in which case as of such date), without giving effect to any Disclosure Schedule Updates, in each case except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate, have a Material Adverse Effect.

(c) Obligations of the Company. The Company has duly performed, complied with and fulfilled in all material respects all of the covenants, obligations and conditions of the Company under this Agreement that are to be performed, complied with and fulfilled by the Company before or at the Closing. The Company or the Seller Subsidiaries shall have paid the known Cure Costs for all Seller Contracts and to the extent not paid, the Purchaser may pay the Cure Costs to the applicable Third Parties and deduct such Cure Costs from the Cash Amount.

(d) No Legal Proceedings. There shall not be pending before any court of competent jurisdiction any claim, suit, action or proceeding commenced against any Party by a Governmental Authority or any Third Party (i) that is reasonably likely to result in a judgment that could prevent, unwind or impose material limitations or conditions on the Contemplated Transactions, or (ii) that seeks, or is reasonably likely to result in, a material judgment.

(e) No Injunction. No court of competent jurisdiction or Governmental Authority shall have issued an Order or Law enjoining or otherwise prohibiting the Contemplated Transactions.

(f) Bankruptcy Court.

(i) The Company shall have commenced the Chapter 11 Case no later than January 4, 2012.

(ii) Trident Microsystems (Far East) Ltd shall have commenced the Cayman Insolvency Case no later than January 4, 2012.

13.

(iii) The Company shall have filed the US Sale Motion no later than January 4, 2012.

(iv) Trident Microsystems (Far East) Ltd shall have filed the Cayman Sale Motion no later than January 4, 2012.

(v) The Bid Procedures Order shall have been entered no later than January 13, 2012, and such order shall have become a Final Order and remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Purchaser’s prior written consent.

(vi) The Bankruptcy Court shall have entered the US Sale Order no later than February 20, 2012, which date may be waived or extended by Purchaser in its sole discretion, and the US Sale Order shall have become a Final Order, shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Purchaser’s prior written consent.

(g) HSR Clearance. All applicable waiting periods (and any extensions thereof) under the HSR Act, if applicable, and any other applicable Antitrust Laws shall have expired or otherwise been terminated.

(h) Consents. The Company shall have obtained and have delivered reasonable evidence of (i) each of the consents to assignment of the Seller Contracts and Transferred Leases set forth in Schedule 2.3(h)(1), in accordance with Schedule 2.3(h)(1), (ii) at least 70% of the consents to assignments of the Seller Contracts set forth on Schedule 2.3(h)(2) (each of (i) and (ii), a “Required Consent”) and each Required Consent shall be in full force and effect. Purchaser shall not withhold entering into any such Required Consent (other than with respect to any of the Seller Contracts set forth on Schedule 2.3(h)(1)) if the commercial terms offered by the applicable Third Party for such Required Consent are reasonable without material change to the terms of such Seller Contract or Transferred Lease in place as of the date of this Agreement. In addition, the Company shall have caused the Seller Contract listed on Schedule 2.3(h)(3) to become fully paid, without any material change to such Seller Contract or any cost to Purchaser.

(i) No Material Adverse Change. Since the date of this Agreement, there has been no Material Adverse Change.

(j) Employment Retention. At least 85% of the STB Employees accepted Transfer Offers and meet the requirements therein to become Transferred Employees as of the Closing. At least 80% of the Key Employees accepted offers of employment with Purchaser, and remain available to become employees of Purchaser as of the Closing.

(k) Carve-Out Financial Statements. The Company shall have delivered to Purchaser updated Carve-Out Financial Statements that include balance sheets as of December 31, 2010, and December 31, 2011 and a statement of operations and statement of cash flows for the period from February 8, 2010 and December 31, 2010 and from January 1, 2011 to December 31, 2011 (“Updated Carve-Out Financial Statements”) and Purchaser shall have

14.

determined that the audit of the Updated Carve-Out Financial Statements shall be completed as required by Section 7.10.

(l) NXP Agreements. The Purchaser or applicable Subsidiary shall have entered into with NXP a Manufacturing Services Agreement consistent with the NXP Manufacturing Services Agreement Term Sheet and the Transition Services Agreement with NXP covering related supply chain, product engineering and product support services, and such agreements shall remain in full force and effect.

Section 2.4 Closing Deliveries of the Company. At the Closing, the Company will deliver to Purchaser:

(a) a transition services agreement in the form of Exhibit C (the “Transition Agreement”), executed by the Company;

(b) a license agreement in the form of Exhibit D (the “License Agreement”), executed by the Company;

(c) a non-competition agreement in the form of Exhibit E (the “Non-Competition Agreement”), pursuant to which the Company agrees to certain restrictive covenants, executed by the Company;

(d) a certificate of the Company signed by an executive officer of the Company certifying that the conditions set forth in Section 2.3(b) and Section 2.3(c) above have been satisfied;

(e) a certificate of the Secretary of the Company and each Seller Subsidiary, certifying that attached thereto are true and complete copies of (i) the Governing Documents of the Company and each Seller Subsidiary, as amended through and in effect on the Closing Date, and (ii) resolutions of the board of directors or the equivalent governing body of the Company and each Seller Subsidiary authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of the Company and Seller Subsidiary executing this Agreement and each Transaction Document on behalf of the Company and each Seller Subsidiary;

(f) certificates of good standing for the Company issued by the secretary of state of the state of incorporation or formation of the Company and by secretaries of state, or equivalent Governmental Authority, of each other jurisdiction in the United States where the Company is qualified as a foreign corporation;

(g) a bill of sale in the form of Exhibit F, executed by the Company (“Bill of Sale”);

(h) an Assignment and Assumption Agreement in the form of Exhibit G (the “Assignment and Assumption Agreement”), executed by the Company;

15.

(i) Local Asset Transfer Agreements in each applicable foreign jurisdiction executed by the Company and/or one or more Seller Subsidiaries;

(j) a facility sharing agreement between the Company or any applicable Subsidiary and Purchaser or its applicable Subsidiary for a portion of each facility listed on Schedule 2.4(j)(1) which facility sharing agreement shall contain, among other terms, the terms set forth on Schedule 2.4(j)(2) and shall be in the form of Exhibit H (the “Facility Use Agreements”) and evidence that the Company or any applicable Subsidiary shall have prepaid rent for the term of the applicable Facility Use Agreement;

(k) Lease Assignments, executed by the Company;

(l) all other separate assignments of any intangible Purchased Assets necessary, proper or advisable to record the transfer of such Purchased Assets with any applicable Governmental Authority, lessor or other Person with whom such assignments must be filed;

(m) certificates of title or origin with respect to all vehicles and equipment included in the Purchased Assets for which a certificate of title or origin is required to transfer title to Purchaser;

(n) copies of all Required Consents obtained pursuant to Section 2.3(h);

(o) releases of Encumbrances other than (i) Permitted Encumbrances on the Purchased Assets and (ii) Permitted Encumbrances on the assets and properties of the UK Subsidiary;

(p) a FIRPTA certificate, certifying that the Company and each Seller Subsidiary that is transferring any U.S. real property interest within the meaning of Code § 897(c) is a Person not subject to withholding under the Foreign Investment in Real Property Tax Act of 1980, 26 U.S.C. § 897, et. seq;

(q) an Intellectual Property Assignment and Assumption Agreement in the form of Exhibit I (the “IP Assignment and Assumption Agreement”), executed by the Company; and

(r) the Required Cash in immediately available funds.

Section 2.5 Closing Deliveries of Purchaser. At the Closing, Purchaser will deliver to the Company the following (each in a form and substance reasonably satisfactory to the Company):

(a) the Cash Amount in accordance with Section 1.8;

(b) the Transition Agreement, executed by Purchaser;

(c) the License Agreement, executed by Purchaser;

16.

(d) the Non-Competition Agreement, executed by Purchaser;

(e) a certificate of Purchaser signed by an executive officer of Purchaser certifying that the conditions set forth in Section 2.2(b) and Section 2.2(c) above have been satisfied;

(f) a certificate of the Secretary of Purchaser, certifying that attached thereto are true and complete copies of (i) the Governing Documents of Purchaser, as amended through and in effect on the Closing Date, and (ii) member resolutions authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of Purchaser executing this Agreement and each Transaction Document on behalf of Purchaser;

(g) a certificate of good standing of Purchaser issued by the Delaware Secretary of State;

(h) the Lease Assignments, executed by Purchaser;

(i) the Facility Use Agreements, executed by Purchaser;

(j) Local Asset Transfer Agreements, executed by Purchaser;

(k) the Assignment and Assumption Agreement, executed by Purchaser; and

(l) the Intellectual Property Assignment and Assumption Agreement, executed by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions noted in the schedule delivered by the Company concurrently herewith and identified as the “Disclosure Schedule,” the Company represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

Section 3.1 Organization/Governing Documents. The Company is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Company is qualified to conduct business and is in good standing as a foreign corporation under the Laws of each jurisdiction where the failure to be so qualified and in good standing would not reasonably be expected to be materially adverse to the STB Business. All jurisdictions in which the Company is qualified as a foreign corporation are disclosed in Section 3.1 of the Disclosure Schedule. Purchaser has been provided with access to complete copies of the Company’s Governing Documents. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary with respect to the STB Business or any Purchased Asset.

Section 3.2 Power and Authority. The Company has all necessary corporate power and authority to conduct its business as currently conducted. The STB Business is conducted,

17.

and the Purchased Assets are all owned, by the Company and the Subsidiaries listed on Section 3.2 of the Disclosure Schedule (the “Seller Subsidiaries”) and not by any other Subsidiary of the Company. Subject only to the entry of the Bid Procedures Order, US Sale Order, Cayman Sale Order and applicable provisions of the Bankruptcy Code, the Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents (collectively, the “Seller Documents”). The execution, delivery and performance by the Company of the Transaction Documents have been duly authorized by all requisite corporate and stockholder action in accordance with applicable Law and the Company’s Governing Documents. No vote of Company’s stockholders is necessary to approve this Agreement or the Contemplated Transactions.

Section 3.3 Subsidiaries. Each Seller Subsidiary is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Seller Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to be so qualified and in good standing would not reasonably be expected to be materially adverse to the STB Business. Each Seller Subsidiary has full corporate power and authority to (i) carry on the businesses in which such Subsidiary is engaged, (ii) own and use the properties owned and used by such Subsidiary and (iii) execute, deliver and perform its obligations under this Seller Documents. Each Seller Subsidiary is wholly-owned by the Company or a wholly-owned Subsidiary of the Company.

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and each Seller Subsidiary and, subject only to the entry of the Bid Procedures Order, US Sale Order, Cayman Sale Order and applicable provisions of the Bankruptcy Code, will constitute a valid and legally binding obligation of the Company and each respective Seller Subsidiary, enforceable against the Company and each Seller Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Upon execution and delivery, the other Seller Documents will have been duly executed and delivered by the Company and respective Seller Subsidiary and, subject only to the entry of the Bid Procedures Order, US Sale Order, Cayman Sale Order and applicable provisions of the Bankruptcy Code, will constitute valid and legally binding obligations of the Company and the respective Seller Subsidiary, enforceable against the Company and the respective Seller Subsidiary in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions.

Section 3.5 Consents. Except to the extent excused by or rendered unenforceable against the Purchaser or the Sellers as a result of the Chapter 11 Case or Cayman Insolvency Case, no consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any other Person is required for the Company’s or any Seller Subsidiary’s execution and delivery of the Seller Documents or consummation of the Contemplated Transactions, except as set forth in Section 3.5 of the Disclosure Schedule.

Section 3.6 No Conflicts. Except to the extent excused by or rendered unenforceable against the Purchaser or the Sellers as a result of the Chapter 11 Case or Cayman Insolvency Case, and as set forth in Section 3.6 of the Disclosure Schedule, subject only to the entry of the

18.

Bid Procedures Order, US Sale Order, Cayman Sale Order and applicable provisions of the Bankruptcy Code, neither the execution and delivery of the Seller Documents nor the consummation of the Contemplated Transactions by the Company or any Seller Subsidiary will (a) conflict with or result in a breach of or default under any term, condition or provision of or require a consent or approval under (i) the Company’s Governing Documents or any Seller Subsidiary’s Governing Documents, (ii) any Law or Order to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, or (iii) any Seller Contract, (b) result in the creation of any Encumbrance upon any Purchased Asset other than Permitted Encumbrances, (c) terminate, amend or modify, or give any Person the right to terminate, accelerate, amend or modify, abandon or refuse to perform any Seller Contract, (d) violate any “no shop” or any exclusivity agreement entered into with any Person or any option, right of first refusal, right of first offer, right of first negotiation, pre-emptive right or other similar right of any Person with respect to the sale of the STB Business or any of the Purchased Assets, (e) result in the imposition of any restrictions on the Purchased Assets or the conduct of the STB Business or (f) result in a triggering event or distribution of rights under any rights agreement or “poison pill” of the Company. There is no Seller Contract under which performance by either the Company or any of its Subsidiaries according to the terms of the Seller Documents may be prohibited, prevented or delayed.

Section 3.7 Financial Statements.

(a) Section 3.7 of the Disclosure Schedule contains complete and accurate copies of the carve-out unaudited balance sheet of the STB Business as of September 30, 2011, and as of December 31, 2010 and the carve-out unaudited statement of operations and statement of cash flows of the STB Business for the periods from January 1, 2011 through September 30, 2011, and February 8, 2010 through December 31, 2010 (the “Carve-Out Financial Statements”). The Carve-Out Financial Statements and any updates to the Carve-Out Financial Statements delivered pursuant to this Agreement were and will be derived from the Company’s historical financial statements, were and will be prepared in accordance with GAAP throughout the periods covered thereby, comply as to form in all material respects with the published rules and regulations of the SEC applicable to the presentation of acquired company financial statements, and accurately present the financial position of the STB Business as of the respective dates thereof and the results of operations and cash flows of the STB Business for the periods covered thereby; provided, however, that the Carve-Out Financial Statements are unaudited, and in the case of the Interim Financial Statements subject to normal year-end adjustments (which are not material individually or in the aggregate) and lack footnote disclosures required by GAAP. The Company and each of its consolidated Subsidiary’s books, accounts and records are, and have been, maintained in accordance with GAAP and properly reflect all material transactions of the STB Business entered into by the Company and the Subsidiaries, on a consolidated basis.

(b) The Company maintains, and at all times since February 8, 2010 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the

19.

transactions and dispositions of the assets of the STB Business; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the STB Business that could have a material effect on the Carve-Out Financial Statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2010, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2010. To the Knowledge of the Company, since January 1, 2010, none of the Company or any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company and its Subsidiaries; (B) any illegal act or fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c) Set forth on Section 3.7(c) of the Disclosure Schedule is a list of off-balance sheet obligations or commitments of the Company or any Subsidiary relating to the STB Business, including the dollar amount of the commitment to NXP under the Manufacturing Agreement as of the date of this Agreement.

Section 3.8 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability that would constitute an Assumed Liability hereunder or to which Purchaser would become subject under applicable Law that is not disclosed on the Carve-Out Financial Statements or incurred by the Company or Seller Subsidiary after the date of the Interim Financial Statements in the Ordinary Course of Business (none of which results from or is related to any breach of contract, breach of warranty, tort, infringement or violation of Law).

Section 3.9 Title to Assets. The Company and the Seller Subsidiaries have good and marketable title to, or a valid leasehold interest in, the Purchased Assets (excluding any Intellectual Property covered by Section 3.21) free and clear of all Encumbrances other than Permitted Encumbrances, other than properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Financial Statements. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets has been recorded, filed, executed or delivered.

Section 3.10 Condition of Assets/Tangible Assets. With the exception of the Excluded Assets, the Purchased Assets (a) include all Patent Rights owned by the Company or any of its Subsidiaries and all Seller Intellectual Property Assets, including all Licensed Intellectual Property Assets, and (b) include all of the other assets, including all tangible personal property, used in the operation of the STB Business as currently conducted. The Tangible Personal Property included in the Purchased Assets, (a) are adequate to conduct the STB Business as currently conducted, (b) are in reasonably good operating condition and repair

20.

(normal wear and tear excepted), suitable for the uses intended therefore, and free from latent defects other than such defects as do not interfere with the intended use thereof in the conduct of normal operations, and (c) have been maintained in accordance with the normal practice of the Company. All Tangible Personal Property is located at the locations set forth on Section 3.10 of the Disclosure Schedule.

Section 3.11 Inventory. Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Owned Inventory. All Owned Inventory consists of items of a quantity and quality historically useable and/or saleable in the Ordinary Course of Business. All Owned Inventory is free from defects in materials and workmanship (normal wear and tear excepted) except for immaterial defects and deficiencies. The Owned Inventory is not excessive in kind or amount, or slow moving, in light of the STB Business as currently conducted. All Owned Inventory is located at the location(s) listed on Section 3.11 of the Disclosure Schedule or is in transit to such locations from the Company’s or any Seller Subsidiary’s manufacturer.

Section 3.12 Receivables. Section 3.12 of the Disclosure Schedule contains a complete and accurate list of all outstanding Receivables as of the date of this Agreement. All of the Receivables are reflected on the Carve-Out Financial Statements or arose after the date of the Interim Financial Statements in the Ordinary Course of Business, represent valid obligations of customers arising from bona fide transactions in the Ordinary Course of Business, are current and will be collected in full when due without any set-off or counterclaim except to the extent of the reserves, allowances and discounted reflected in the Interim Financial Statements or accrued in the Ordinary Course of Business since the date of the Interim Financial Statements and reflected in Estimated Working Capital. All reserves, allowances and discounts reflected in the Carve-Out Financial Statements were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company and the Seller Subsidiaries in the Ordinary Course of Business.

Section 3.13 Product Liability/Warranty. Except as set forth in Section 3.13 of the Disclosure Schedule, each Product that has been sold, licensed or distributed by any of the Company or Seller Subsidiary to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty, applicable Product data sheet or specification, applicable customer specification or other Contract, subject to product returns not exceeding the STB Business’ historical warranty reserves, and with all applicable Laws; and was free of any design defects or other defects or deficiencies at the time of sale.

Section 3.14 Insurance. Section 3.14 of the Disclosure Schedule contains a complete and accurate list of all insurance policies as of the date of this Agreement (including the names of the insurers and policy numbers) that are owned by the Company or any Subsidiary or name the Company or any Subsidiary as an insured or loss payee and that pertain to the Company’s or any Subsidiary’s assets, real estate, business, employees, or other liabilities related to the STB Business.

Section 3.15 Permits. Section 3.15 of the Disclosure Schedule contains a complete and accurate list of all Permits as of the date of this Agreement. Except to the extent excused by or rendered unenforceable against the Purchaser or the Sellers as a result of the Chapter 11 Case or Cayman Insolvency Case, all Permits (a) have been applied for, are pending by or have been

21.

issued or given to the Company or a Subsidiary and no other Person, and (b) together constitute all licenses, permits, registrations, accreditations, certifications, approvals and agreements and consents that are required for the Company and the Seller Subsidiaries to conduct the STB Business as currently conducted. The Company and each of the Seller Subsidiaries is in compliance in all material respects with each Permit. Purchaser has been provided with access to complete copies of all Permits. Each of the Company and its Subsidiaries has made available in the Dataroom true and complete copies of all issued and pending Export Approvals relating to the Products or any Owned Inventory, to the extent in the Company or any of its Subsidiaries possession or control.

Section 3.16 Conduct of Business. Except for the commencement of, and orders entered in connection with, the Chapter 11 Case and the Cayman Insolvency Case, since September 30, 2011, neither the Company nor any of its Subsidiaries has (with respect to the STB Business) taken any action that, if taken, would have required the written consent of Purchaser pursuant to Section 5.2.

Section 3.17 Contracts.

(a) Except as set forth in Section 3.17 of the Disclosure Schedule:

(i) each Contract set forth on Schedule 1.1(i)(i) (the “Assumed Contracts”) is a valid and binding agreement of the Company or the applicable Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms, subject to Bankruptcy and Equity Exceptions);

(ii) the Company or the applicable Subsidiary is not in material breach of or default under any Assumed Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of any Encumbrance thereunder or pursuant thereto other than Permitted Encumbrances;

(iii) to the Knowledge of the Company, no other Person party to any Assumed Contract has breached in any material respect any provision, or is in material default under, any Assumed Contract;

(iv) the Company or the applicable Subsidiary has not, at any time since January 1, 2010, received any written notice or, to the Knowledge of the Company, other communication, in each case regarding any actual, alleged or potential violation or breach of, or default under, any of the Assumed Contracts;

(v) there are no pending renegotiations of any of the Assumed Contracts and the Company or the applicable Subsidiary has not received written notice from any Person party to any Assumed Contract regarding the termination, cancelation or material change to the terms of, any such Assumed Contract; and

(vi) the STB Business does not rely upon or use rights under any Assumed Contract that has expired or been terminated.

22.

Section 3.18 Employees.

(a) Section 3.18(a) of the Disclosure Schedule contains a complete and accurate list of the employees of the Company and Seller Subsidiaries who shall be deemed “STB Employees” identifying the employing entity (whether the Company or a Seller Subsidiary; in either case the “Seller Employer”), the primary work location of the STB Employee, their respective position, service date and salary or wage rate and the Assumed PTO as of December 6, 2011, assuming the Closing occurred as of that date. There is no employee of the Company or any Seller Subsidiary who devotes equal or greater than fifty (50) percent of his/her working time to the STB Business who is not listed as an STB Employee. The Company has disclosed to Purchaser the information required under regulation 11 of TUPE in relation to each of the STB Employees subject to TUPE and shall notify the Purchaser of any changes in that information prior to the Closing Date. No STB Employee has given notice terminating his or her employment with a Seller Employer, or with the Purchaser subsequent to Closing.

(b) Section 3.18(b) of the Disclosure Schedule contains an accurate list of all Persons other than STB Employees who provide services (other than general and administrative services) used in or related to the STB Business for or on behalf of the Company or any Seller Subsidiary, identifying the STB Service Provider’s name and primary work location. The Persons required to be set forth on Section 3.18(b) of the Disclosure Schedule along with the Persons providing general and administrative services used in or related to the STB Business for or on behalf of the Company or any Seller Subsidiary, are referred to herein as the “STB Service Providers”.

(c) No Seller Employer is party or subject to any collective bargaining agreement, or other Contract with a Labor Organization with respect to STB Employees, nor is any such agreement pending or presently being negotiated, nor is there any duty on the part of the Company or any Seller Subsidiary to bargain with, consult with, or obtain the approval of, any Labor Organization or labor-related Governmental Authority prior to the execution of this Agreement or as a condition to closing the Contemplated Transactions. There is no pending or, to the Knowledge of the Company, threatened, with respect to the STB Employees: (i) strike, slowdown, picketing, work stoppage, boycott, lockout, job action, labor dispute, (ii) charge, grievance proceeding or other claim against or affecting any Seller Employer pertaining to labor relations or employment matters, asserted by an STB Employee or any Labor Organization, or pending before any Governmental Authority, (iii) union organizing activity, or (iv) question concerning representation or application for certification of a collective bargaining agent.

(d) No Seller Employer is delinquent in payments to the STB Employees, to STB Former Employees, or to STB Service Providers, for any wages (including overtime pay), salaries, commissions, bonuses or other compensation and no STB Employee or STB Service Provider has made a claim or, to the Knowledge of the Company, threatened to make a claim, against any Seller Employer. Each Seller Employer has made all required payments to the relevant unemployment compensation reserve account or national insurance account with the appropriate Governmental Authorities with respect to the STB Employees (and, insofar as applicable, the STB Service Providers) and such accounts have positive balances.

23.

(e) The employment of each STB Employee whose primary work location is in the United States (“STB (U.S.) Employee”) is terminable at will without cost to any Seller Employer other than reimbursements for business expenses, payments of accrued salaries, wages and vacation pay.

(f) Except as required by Code § 4980B and ERISA § 601 et seq. and any similar state or foreign Law (collectively, “COBRA”), no Seller Employer has any Liability to provide medical or life benefits to STB Former Employees or their spouses or dependents or any other individual not employed by the Seller Employer.

(g) No Seller Employer has incurred any obligation or Liability under the WARN Act or any similar Laws that remains unsatisfied, nor shall any terminations of STB Employees on or prior to the Closing Date result in any obligation or Liability under any Law, or under the WARN Act or any similar Laws, Seller Employee Benefit Plans or other Contracts.

(h) No Seller Employer has offered, promised or agreed to any future variation in any Contract of employment of any of the STB Employees or any other Person employed by the Seller Employer in respect of whom Liability is deemed by TUPE to pass to the Purchaser, and no negotiations for an increase in the remuneration or benefits of any STB Employee are current or likely to take place within six (6) months after Closing.

Section 3.19 Employee Benefits.

(a) Each Foreign Employee Benefit Plan has been maintained in accordance with applicable Laws. No Foreign Employee Benefit Plan (other than a Foreign Employee Benefit Plan maintained under applicable Law by a Governmental Authority) that provides benefits to current or former employees of any foreign Subsidiary provides for post-employment or retiree health, life insurance and/or other welfare benefits, and the neither the Company nor any foreign Subsidiary has any obligation under any such Foreign Employee Benefit Plan to provide such benefits, except as required by applicable Law. None of the Company or any Seller Subsidiary has any unfunded Liabilities pursuant to any Foreign Employee Benefit Plan. The Accrued Retirement Benefits of STB Employees under applicable Law as of the date hereof are set forth on Section 3.19(a) of the Disclosure Schedule and will not exceed the amount of Accrued Retirement Benefits funded by the Company as of the Closing Date.

(b) Full payment has been made of all amounts that the UK Subsidiary is obligated to pay under all Seller Employee Benefit Plans attributable to any period before the Closing, or such amounts will be accrued and reflected in the Carve-out Financial Statements in accordance with the Company’s past practice.

(c) None of the Company and its ERISA Affiliates sponsors, maintains or otherwise contributes to, or at any time during the six (6) year period preceding the Closing Date has sponsored, maintained or contributed to, or has any Liability with respect to any Seller Employee Benefit Plan that is a “defined benefit plan” as defined in ERISA § 3(35) or that is subject to ERISA Title IV.

(d) None of the Company and its ERISA Affiliates contributes to, has any obligation to contribute to, or at any time during the six (6) year period preceding the Closing

24.

Date has sponsored, maintained or contributed to, or has any Liability (including withdrawal liability as defined in ERISA § 4201) under or with respect to any “multi-employer plan” as defined in ERISA § 3(37) pursuant to which any STB Employee is a beneficiary.

(e) Neither the Company nor any of its ERISA Affiliates has any Liability as a result of the failure to comply with COBRA requirements.

(f) There are no pending or, to the Knowledge of the Company, threatened claims, lawsuits, audits or other actions against any Seller Employee Benefit Plan by any employee or beneficiary covered under any Seller Employee Benefit Plan or otherwise involving any Seller Employee Benefit Plan (other than routine claims or benefits).

(g) Except as disclosed in Section 3.19(g) of the Disclosure Schedule, consummation of the Contemplated Transactions will not (i) entitle any STB Employee, or any STB Former Employee to severance pay, pay in lieu of notice, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any STB Employee, or any STB Former Employee or (iii) result in or satisfy a condition to the payment of compensation to any STB Employee that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code § 280G.

Section 3.20 Real Estate.

(a) Section 3.20(a) of the Disclosure Schedule contains a complete and accurate list of the Leased Real Estate. Neither the Company nor any Subsidiary owns any real estate used in the STB Business or is affiliated with, or has an economic interest in, the other party to any lease or sublease for the Leased Real Estate. All of the terms and conditions of the leases or subleases to the Leased Real Estate are as set forth in the written leases and subleases for the Leased Real Estate made available to Purchaser in the Dataroom (collectively, the “Leases”), without any modification of any kind. Other than the Leases, there are no agreements, leases, tenancies, guaranties, licenses or assignments with respect to any real property or premises which would become an obligation or be binding upon or enforceable against Purchaser after Closing. Neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the Leased Real Estate has been disturbed and there are no disputes with respect to any Lease. Neither the Company nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease. Neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Estate or any portion thereof or has collaterally assigned or granted any other Encumbrance (other than Permitted Encumbrances) in such Lease or any interest therein.

(b) The improvements on the Leased Real Estate are in good operating condition and repair (ordinary wear and tear excepted). No lienable work has been performed by or on behalf of the Company or any Subsidiary on any of the Leased Real Estate for which payment has not been made in full. No improvements on the Leased Real Estate encroach on a Third Party’s real property or on set-back other restricted areas. No improvements on the Leased Real Estate violate any use or occupancy restriction, limitation, condition or covenant of record or any applicable zoning or building Law or public utility or other easement. There are no (i)

25.

challenges or appeals pending, or, to the Knowledge of the Company, threatened regarding the amount of the Taxes on, or the assessed valuation of, the Leased Real Estate, and neither the Company nor any Subsidiary has entered into any special arrangements or agreements with any Governmental Authority with respect thereto, (ii) condemnation proceedings pending or, to the Knowledge of the Company, threatened with respect to the Leased Real Estate, or (iii) outstanding options, rights of first offer, rights of first refusal or contracts to purchase any Leased Real Estate or any portion thereof.

(c) There exists no: (i) underground storage tanks or lines, (ii) materials or equipment containing asbestos, polychlorinated biphenyls, or radioactive materials, (iii) groundwater monitoring wells, drinking water wells, production water wells, or injection wells, or (iv) landfills, surface impoundments or disposal areas at any of the Leased Real Estate. There has been no storage, treatment, generation, transportation, handling, disposal (whether on-site or offsite) or Release of any Hazardous Materials at the Leased Real Estate by any of the Company, any Subsidiary, any of their respective Affiliates and the Company’s or any Subsidiary’s predecessors-in-interest or by any other Person for which the Company or any Subsidiary is responsible. Except for cleaning supplies maintained on the Leased Real Estate in the Ordinary Course of Business, no Hazardous Materials are located at, on, under or, are migrating to or from the Leased Real Estate.

(d) Neither the Company nor any Subsidiary has designed, manufactured, or installed products or other items containing asbestos or polychlorinated biphenyls at the Leased Real Estate.

Section 3.21 Seller Intellectual Property.

(a) Section 3.21(a) of the Disclosure Schedule identifies: (i) each item of Registered IP in which the Company or any Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) owner(s) thereof, registration, issuance, grant, serial, and application or other identifying number, filing, registration, issuance, grant, renewal, and expiration date, and title, as applicable; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Section 3.21(a) of the Disclosure Schedule describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to file, prosecute and maintain each such item of Registered IP (“Required Actions”). The Company has taken all action necessary to file, prosecute and maintain all Registered IP in full force and effect as of the date hereof and all Patent Rights included in the Registered IP are valid. No Registered IP is or has been involved in any inventorship challenge, interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the scope, validity or enforceability of any Registered IP listed on Section 3.21(a) of the Disclosure Schedule is being or has been contested or challenged, or the Company’s or any Subsidiary’s ownership or right to exploit is being contested or challenged, and to the Company’s Knowledge, no such proceeding has been threatened with respect to any Registered IP.

(b) The Company or a Seller Subsidiary has good, valid, unexpired and enforceable title (free and clear of all Encumbrances) to all Purchased Intellectual Property

26.

Assets. Except as set forth in Section 3.21(b) of the Disclosure Schedule, holds title of the Seller Owned Intellectual Property in the name of the Company or the applicable Seller Subsidiary (with all prior assignments of ownership recorded in the case of any Registered IP). The Company’s or the Subsidiary’s rights as a licensee with respect to each item of the Licensed Intellectual Property Assets (including Seller Software) are legal, valid, binding, enforceable and in full force, subject to the Bankruptcy and Equity Exceptions, and free and clear of all Encumbrances. Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person. To the Company’s Knowledge, there is no Intellectual Property owned by any other Person that is necessary for the Company to conduct its business as currently conducted (except for Intellectual Property to which the Company has rights as of the date hereof).

(c) The Company and its Subsidiaries have taken all reasonable measures, including measures against unauthorized disclosure, to protect, preserve and maintain its rights, title and interests in and to all Seller Intellectual Property Assets, and the secrecy and confidentiality of all trade secrets and other material confidential information owned or controlled by the Company or its Subsidiaries necessary to enable operation of its business as now being conducted and as currently contemplated to be conducted.

(d) Neither the execution and delivery of this Agreement nor the consummation of Contemplated Transactions will conflict with, alter or impair, the validity, enforceability, use or right to use by Purchaser or its Affiliates, ownership, priority, duration, scope or effectiveness of any such Seller Intellectual Property Assets, result in any Third Party being granted rights of access to , use of, or the placement in or release from escrow of, or otherwise trigger any additional payment obligations with respect to any Seller Business Intellectual Property Assets.

(e) Section 3.21(e)(i) of the Disclosure Schedule identifies each Contract pursuant to which any Licensed Intellectual Property Asset is or has been licensed, sublicensed, sold, assigned, or otherwise conveyed or provided to the Company. Section 3.21(e)(ii) of the Disclosure Schedule lists each Contract containing any license, sublicense, permissions or covenant not to sue relating to any Seller Intellectual Property Assets, which the Company or any Subsidiary has granted or agreed to grant (by way of an option or other commitment), excluding (A) non-disclosure agreements, but only if the licenses, sublicenses, permissions and covenants not to sue specified therein are limited to non-commercial rights, and (B) implied licenses granted as the result of commercial sales of Products.

(f) To the Knowledge of the Company, there is not as of the date hereof, and has not been during the past five (5) years, any infringement (including inducing, contributory or vicarious infringement), misappropriation, dilution or unauthorized use or disclosure by the Company or any Subsidiary or any predecessor of any Third Party’s Intellectual Property relating to the Purchased Assets, To the Company’s Knowledge, no Person has asserted any claim in writing regarding the use of, or challenging or questioning the Company’s or any Subsidiary’s right or title in, any of the Purchased Intellectual Property Assets or alleging infringement or misappropriation of any Seller Intellectual Property Assets. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or

27.

potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property.

(g) To the Company’s Knowledge, no Person has infringed or misappropriated, and no Person is currently infringing or misappropriating any Seller Intellectual Property Assets. The Company has not notified any Person of any actual or suspected infringement or misappropriation of any Seller Intellectual Property Assets.

(h) All STB Employees, STB Former Employees, STB Service Providers, current and former directors, members, independent contractors and consultants of the Company or a Subsidiary: (i) are a party to a “work-for-hire” and/or other agreements with the Company or a Subsidiary that has accorded the Company or a Subsidiary full, effective, exclusive and original ownership of all Purchased Intellectual Property Assets arising or relating to their respective work, services and/or relationship with or for Company or a Subsidiary; or (ii) have executed appropriate instruments of assignment in favor of the Company or a Subsidiary as assignee that have conveyed to the Company or a Subsidiary effective and exclusive ownership of all Seller Intellectual Property Assets arising or relating to their respective work, services and/or relationship with or for Company or a Subsidiary other than non-assignable rights and statutory revisionary rights. No STB Employee, STB Former Service Provider, or STB Service Provider has disclosed any prior inventions in any of such confidentiality and assignment of invention agreements.

(i) Section 3.21(i) of the Disclosure Schedule contains a complete and accurate list of all Seller Software identifying the owner of the Software and the identity of both the licensor and licensee of any such Software, if owned by a Third Party. Except as specified in Section 3.21(ii) of the Disclosure Schedule, the Company or a Subsidiary is in actual and sole possession of the complete source code of the Seller Software. To the Knowledge of the Company, except as set forth Section 3.21(iii) of the Disclosure Schedule, there are no material defects in the Seller Software currently used or held for use by the Company or any Subsidiary and there are no material errors in any design documentation relating to the Seller Business Software.

(j) The source code for all Seller Software contains customary annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a sufficiently proficient programmer of reasonable skill, training, experience and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the STB Business Software.

(k) Except as disclosed in Section 3.21(k) of the Disclosure Schedule, no Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material

28.

limitation, restriction, or condition on the right or ability of the Purchaser or its Subsidiaries to use or distribute any Product.

(l) The Company and each Subsidiary has taken all reasonable steps to safeguard the information technology systems utilized in the Seller Software, including the implementation of procedures to ensure that such systems are free from disabling codes or instructions, time, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software or hardware that permit unauthorized access or the unauthorized disablement or erasure of data or other software by a Third Party. To date, to the Knowledge of the Company, there have been no successful unauthorized intrusions or breaches of the security of such systems.

(m) Except as set forth in Section 3.21(m) of the Disclosure Schedule, neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Company or any Subsidiary to grant or offer to any other Person any license or right to any Seller Intellectual Property Asset.

Section 3.22 Taxes.

(a) Except as set forth in Section 3.22(a) of the Disclosure Schedule, the Company (with respect to income Taxes) has timely filed all income Tax Returns and other material Tax Returns that it was required to file. All such Tax Returns were complete, accurate and prepared in compliance with all applicable Laws. All Taxes payable by the Company (with respect to income Taxes), whether or not shown on any Tax Return, have been paid in full. The Company (with respect to income Taxes) currently is not the beneficiary of any extension of time within which to file any Tax Return, other than an extension which is granted automatically under applicable Law. No claim has ever been made by an authority in a jurisdiction where the Company (with respect to income Taxes) does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

(b) There is no presently outstanding dispute or claim concerning any Liability for Taxes of the Company or otherwise on account of the STB Business claimed or raised by any Governmental Authority. Except as set forth in Section 3.21(b) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened or anticipated audits or other investigations in respect of Taxes of the Company or otherwise on account of the STB Business.

(c) The Company (with respect to income Taxes) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains currently in effect.

(d) The Company has not (i) ever been a member of an “affiliated group” within the meaning of Code § 1504(a) Law filing a consolidated federal income Tax Return or any similar group for any foreign, state or local income Tax purpose (other than a group of which

29.

the Company was the common parent) or (ii) has any liability for Taxes of any Person under Reg. § 1.1502-6 or any similar Law or as a transferee or successor, by operation of law, contract or otherwise.

(e) The Company is not a party to any Tax allocation or sharing Contract.

(f) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

Section 3.23 Litigation. Except for the Chapter 11 Case and the Cayman Insolvency Case, neither the Company nor any Subsidiary is a party to or bound by any Order (or any agreement entered into in any administrative, judicial or arbitration proceeding with any Third Party or governmental or other authority) with respect to the Purchased Assets or the STB Business. Section 3.23 of the Disclosure Schedule contains a complete and accurate list of each action, suit, proceeding, hearing, or investigation of, in, or before (or that there is a Basis on which it could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator, (i) against the Company, any Subsidiary or any of their respective directors, officers and stockholders that is related to the STB Business, (ii) with respect to or affecting (a) the Purchased Assets or Assumed Liabilities or (b) the operations, assets, business or financial condition of the STB Business, or (iii) related to the consummation of Contemplated Transactions. No notice, citation, inquiry or complaint is pending against or, to the Knowledge of Company, threatened against the Company or any Subsidiary alleging any violation of or material Liability under any Environmental Law or Environmental Permit with respect to the STB Business.

Section 3.24 Compliance with Laws.

(a) Neither the Company nor any Subsidiary is, or during the past three years, has been in violation of, delinquent under or being investigated for violation of any Law, Order or Permit (a) relating to the STB Business or the Purchased Assets or Assumed Liabilities or (b) to which the any of the Purchased Assets, personnel of the STB Business, business activities relating to the STB Business or Leased Real Estate are subject and neither the Company nor any Subsidiary has received any notices of such violations, delinquency or investigations. The Company and each Subsidiary have complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Law pertaining to privacy, User Data, or Personal Data.

(b) The conduct of the STB Business have at all times conducted, their export transactions in accordance with all applicable U.S. export and re export controls, including the United States Export Administration Act and Export Administration Regulations, the International Traffic in Arms Regulations, and Foreign Assets Control Regulations, other U.S. economic sanction requirements and customs regulations and all other applicable import/export controls in other countries in which the Company and Subsidiaries conduct STB Business, including obtaining all Export Approvals (ii) the Company and the Subsidiaries are in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the

30.

Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals or any activities requiring Export Approvals.

Section 3.25 Business Continuity. To the Knowledge of the Company, none of the information technology systems, STB Business Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company and/or any Subsidiary in the conduct of the STB Business and that constitute Purchased Assets (collectively, the “Systems”) have, in the past twelve (12) months, caused any substantial disruption or interruption in or to the use of any such Systems by the Company or any Subsidiaries.

Section 3.26 Certain Business Practices. The Company and its, and the STB Business’s employees or other representatives (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or paid or paying any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; or (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

Section 3.27 Brokers. Except as set forth on Section 3.27 of the Disclosure Schedule, neither the Company nor any Subsidiary has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

Section 3.28 Complete Disclosure. The representations and warranties in this Article III do not contain any untrue statement or omit to state a material fact necessary to make the statements and information in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows as of the date hereof and as of the Closing Date:

Section 4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Power and Authority. Purchaser has full power and authority to enter into and perform this Agreement and all other Transaction Documents to be executed by Purchaser pursuant to this Agreement (collectively, the “Purchaser Documents”).

31.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions. Upon execution and delivery by Purchaser, the other Purchaser Documents will have been duly executed and delivered by Purchaser and will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 4.4 Consents. No consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or other Person is required for Purchaser’s execution and delivery of the Purchaser Documents or Purchaser’s consummation of the Contemplated Transactions.

Section 4.5 No Conflicts. Neither Purchaser’s execution and delivery of the Purchaser Documents nor Purchaser’s consummation of the Contemplated Transactions will conflict with or result in a breach of any provision of Purchaser’s Governing Documents or any Law or Order to which Purchaser is party or by which Purchaser is bound. Purchaser is not a party to or bound by any Contract under which (a) Purchaser’s execution and delivery of or performance under the Purchaser Documents or consummation of the Contemplated Transactions will constitute a default, breach or event of acceleration, or (b) performance by Purchaser according to the terms of the Purchaser Documents may be prohibited, prevented or delayed.

Section 4.6 Financing. Purchaser has, and will have throughout the period beginning as of the date of this Agreement and ending on the Closing Date, sufficient cash in immediately available funds to pay the Purchase Price and to consummate the Closing and the transactions contemplated by this Agreement.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Further Actions.

(a) Each Party will, and will cause its Affiliates to, use commercially reasonable efforts to cooperate with the other Parties and their Affiliates and to take such actions and execute and deliver any documents or instruments that are necessary, proper or advisable to consummate the Contemplated Transactions as promptly as practicable, including using commercially reasonable efforts to (a) obtain each of the consents, authorizations, Orders, acknowledgements or approvals required to be disclosed pursuant to Section 3.5, Section 3.6, Section 4.4 or Section 4.5 or listed in Schedule 2.3(h) or required to transfer any Assumed Contract, (b) prevent the entry, enactment or promulgation of any pending or threatened Order that would prevent, prohibit or delay the consummation of the Contemplated Transactions, (c) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the Contemplated Transactions, (d) effect all necessary, registrations, applications, notices and other filings required by applicable Law to consummate the Contemplated Transactions, and (e) cooperate with the other Parties with respect to all filings by any other Party that is required by

32.

applicable Law or that such other Party otherwise elects to make to consummate the Contemplated Transactions.

(b) In the event that there are any Seller Contracts which were not included in the Purchased Assets or the Assumed Liabilities and which were not specifically excluded from the transfers under this Agreement, but which would have been transferred to Purchaser as part of this Agreement but for the fact that such Seller Contract was not discovered until after the Closing or inadvertently was not assigned (each, a “Later Discovered Contract”), to the extent permitted under the terms and conditions of such Later Discovered Contract and under the applicable Laws and subject to Section 7.8 and Section 7.9, Purchaser and the Company agree to cooperate in assigning to Purchaser such Later Discovered Contract or the applicable rights or obligations under such Later Discovered Contract. In addition, the Company will and will cause its Affiliates to deliver to Purchaser or its designated Subsidiaries any tangible Purchased Assets that were inadvertently not transferred at Closing.

Section 5.2 Operation of the Business. Between the date of this Agreement and the Closing Date, unless required by order of the Bankruptcy Court or the Cayman Court, or Purchaser shall otherwise agree in writing, the Company shall cause the STB Business to be conducted only in the Ordinary Course of Business, and shall use its commercially reasonable efforts to preserve substantially intact the organization of the STB Business, substantially keep available the services of the STB Employees and STB Service Providers and substantially preserve the current relationships of the STB Business with customers, suppliers and other Persons with which the STB Business has material business relations. For the avoidance of doubt, the Company shall, and shall cause its applicable Subsidiaries to, pay all registration, maintenance, renewal, and annuity fees and Taxes due by Company or any Subsidiary prior to and as of the Closing Date, without extensions of time or late payment fees, and have all necessary documents prepared and filings timely made in connection therewith, for the maintenance, prosecution, registration and filing of each item of Purchased Intellectual Property Assets, including taking all Required Actions. In furtherance of the foregoing and in no way limiting the foregoing, between the date of this Agreement and the Closing Date, the Company shall, except as set forth on Schedule 5.2:

(a) if requested in writing by Purchaser, to the extent permitted by applicable Law, report to Purchaser regarding the STB Business and the status of the STB Business and the Company’s and each Subsidiary’s operations and finances; provided, that, the Company shall only be required to report information that is currently available to the Company and that is prepared in a format that is currently used by the Company to report such information or a format required pursuant to this Agreement;

(b) report to Purchaser on a weekly basis the names of any STB Employees who give notice of termination of employment or who threaten to terminate employment;

(c) maintain the Purchased Assets in a state of repair and condition that is consistent with the Ordinary Course of Business;

(d) pay or otherwise satisfy in the Ordinary Course of Business all of its material Liabilities of the STB Business to the extent permitted under bankruptcy Law;

33.

(e) promptly take all Required Actions and any other office actions with respect to any Registered IP and provide drafts of any proposed office actions to Purchaser in advance of filing (and reasonably take into account any comments of Purchaser in all such office actions);

(f) keep in full force and effect, without amendment or other modification, all material rights relating to the STB Business;

(g) comply in all material respects with all Laws and Orders relating to the STB Business;

(h) continue in full force and effect the insurance coverage under the policies required to be disclosed in Section 3.14 of the Disclosure Schedule or substantially equivalent policies;

(i) maintain all books and records relating to the STB Business in the Ordinary Course of Business and in accordance with GAAP; and

(j) cooperate with and assist Purchaser in identifying all Permits required by Purchaser to operate the STB Business after the Closing Date.

Section 5.3 Negative Covenants. Between the date of this Agreement and the Closing Date, the Company shall not directly or indirectly take any of the following actions in connection with the STB Business or the Purchased Assets without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth on Schedule 5.3:

(a) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance any Purchased Assets, other than sales, transfers or dispositions of Owned Inventory in the Ordinary Course of Business;

(b) amend, waive, modify or consent to the termination of any Seller Contract or Permit or amend, waive, modify or consent to the termination of rights of the Company or any Subsidiary thereunder, or enter into any Contract that would be a Seller Contract if entered into prior to the date hereof, other than in the Ordinary Course of Business;

(c) authorize, or make any commitment with respect to, any single capital expenditure for the STB Business that is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the STB Business taken as a whole;

(d) enter into any lease of real or personal property or any renewals thereof for the STB Business involving a term of more than two months;

(e) move any Tangible Personal Property included in the Purchased Assets from any facility subject to a Transferred Lease or to be subject to the Facility Use Agreement;

(f) increase the compensation payable or to become payable or the benefits provided to the STB Employees, except as required by Law, grant or pay bonuses to any STB

34.

Employee, other than sales commissions payable under existing Seller Employee Benefit Plans and consistent with past practices, or grant any severance or termination payment to, or pay, loan or advance any amount to, any STB Employee, or establish, adopt, enter into or amend any Seller Employee Benefit Plan or accelerate vesting of any equity awards or other benefits of any STB Employee under any Seller Employee Benefit Plan;

(g) make any change in any method of accounting or accounting practice or policy affecting the financial statements of the STB Business, except as required by GAAP or any changes to GAAP required to be applied after the date of this Agreement;

(h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the STB Business or the Purchased Assets, other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business, pursuant to an order of the Bankruptcy Court or the Cayman Court or as otherwise contemplated by this Agreement;

(i) permit the lapse of any right relating to Seller Intellectual Property Assets or any other intangible Purchased Asset;

(j) except for the collection of receivables, use any assets of the STB Business to pay any costs or expenses arising out of or relating to the Contemplated Transactions;

(k) engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.17 above;

(l) enter into any settlement of any litigation, proceeding or governmental investigation with any Governmental Authority or other Person relating to the STB Business or any Purchased Assets or any Assumed Liability;

(m) enter into any Contract to license any of the Patents or other Purchased Intellectual Property Assets or renew, extend, expand, or otherwise amend the terms of any existing license or Encumbrance on the Patents or other Purchased Intellectual Property Assets; or

(n) enter into an agreement to do any of the foregoing.

Section 5.4 Access Rights. The Company agrees that from the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the following provisions shall apply:

(a) Without interfering with the Company’s conduct of the business before Closing, Purchaser shall be permitted reasonable access to any STB Employees to discuss the STB Business following the consummation of the Contemplated Transactions, including, without limitation, in-person contact and communication with such STB Employees at the Company’s or its Subsidiaries’ premises during the Company’s or such Subsidiaries’ normal business hours, provided that Purchaser shall give the Company notice of such plans and shall provide details of such plans if requested. The Company and Purchaser shall cooperate with each other in

35.

arranging or coordinating any access by Purchaser to STB Employees for the purpose of contacting or communicating with them under this Section 5.4(a).

(b) The Implementation Manager and its designees shall have reasonable access, upon reasonable advance notice, and subject to compliance with Law, to the Company’s or its Subsidiaries’ premises, facilities, materials and personnel during normal business hours for the purpose of coordinating and implementing the sale and transfer of the STB Business from the Company to Purchaser pursuant to this Agreement. Notwithstanding the foregoing, the Company shall conduct its operations in the Ordinary Course of Business as if the Contemplated Transactions were not occurring, prior to Closing.

(c) The Company shall cooperate with and assist Purchaser in implementing the sale and transfer of the STB Business and Purchased Assets from the Company to Purchaser at Closing, including, without limitation, with respect to (i) implementing the separation of the Purchased Assets from the Excluded Assets, which cost and expense shall be borne equally by the Company and Purchaser except as set forth in this Agreement or other Seller Document, and performing all activities associated therewith to the extent necessary to carry out the purposes of this Agreement, (ii) transferring, moving or transporting any Purchased Assets to or from the premises subject to the Transferred Leases, or the premises subject to the Sublease or subject to the Facility Use Agreements, which cost and expense shall be borne equally by the Company and Purchaser, and (iii) transitioning operation of the Company’s STB Business to Purchaser upon Closing. Purchaser will be responsible for the registration and/or recordation of the transfers and assignments of the Purchased Intellectual Property Assets, and the out-of-pocket fees paid to the US Patent and Trademark Office or any other government intellectual property office in connection therewith shall be shared equally by the Company and Purchaser (as part of the Transfer Charges and subject to), except that the Company shall bear 100% of the out-of-pocket fees and reasonable expenses incurred in connection with addressing the chain of title, recordation issues set forth on Schedule 5.4(c) solely through a deduction from the Holdback.

(d) The Company shall, upon reasonable advance notice and subject to compliance with Law, provide the Purchaser with full access to, and copies of, all of the properties, books, contracts, documents, insurance policies, records and personnel relating to the STB Business, STB Employees, STB Service Providers and the Purchased Assets, including without limitation, all accounting records, ledgers, invoices and other documents supporting the amounts reflected in the Carve-Out Financial Statements, during normal business hours; provided, however, that any such access shall be conducted at Purchaser’s expense under the supervision of appropriate personnel of the Company. Nothing herein shall require the Company to disclose any information to Purchaser if such disclosure would jeopardize any attorney-client or other legal privilege.

Section 5.5 Notifications; Disclosure Updates.

(a) Until the Closing, each Party will promptly deliver written notice to the other Parties of any event, fact, circumstance or condition that constitutes or could reasonably be expected to cause (i) a breach of any of such Party’s covenants under this Agreement, (ii) render the satisfaction of the conditions in Section 2.2 or Section 2.3 impossible or unlikely, or (iii) a prevention, prohibition or delay of the timely consummation of the Contemplated Transactions.

36.

(b) Until the Closing, the Company will, as soon as possible after discovery deliver to Purchaser written notice (each, a “Disclosure Schedule Update”) in the form of an amendment or supplement to the Disclosure Schedule to (i) reflect any event occurring or fact, circumstance or condition arising after the date of this Agreement that, if such event occurred or such fact, circumstance or condition arose before or on the date of this Agreement would have been required to be disclosed in the Disclosure Schedule or (ii) correct any existing inaccuracy or deficiency in the Disclosure Schedule based on any event that occurred or fact, circumstance or condition existed before or on the date of this Agreement; provided, however, that no such amendment or supplement will either cure any failure to satisfy the condition in Section 2.3(b) that might otherwise exist or otherwise prejudice Purchaser’s termination rights under Article VI; provided, further, that any amendment or supplement pursuant to this Section 5.5(b) shall be not be deemed to have modified the Disclosure Schedule or qualified the representations and warranties in Article III for purposes of Purchaser’s indemnification rights under Article VIII. Notwithstanding the foregoing, the Company shall not be obligated to provide a Disclosure Schedule Update to Purchaser more than once every two (2) calendar weeks (but in any event all Disclosure Schedule Updates must be provided to Purchaser at least five (5) Business Days prior to the Closing Date).

Section 5.6 Intentionally Omitted.

Section 5.7 Bulk Sales Laws. Purchaser hereby waives compliance by the Company and the Seller Subsidiaries with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser. Pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any and all liens (as defined in Section 101(37) of the Bankruptcy Code), claims (as defined in Section 101(5) of the Bankruptcy Code, including, without limitation, claims for successor liability under any theory of Law or equity), interests, or Encumbrances, in each case pursuant to Section 363(f) of the Bankruptcy Code, whether arising prior to or subsequent to the Petition Date, including any liens or claims arising out of the “bulk-transfer” Laws.

Section 5.8 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Company and the Bankruptcy Court of higher or otherwise better competing bids. From and after the date hereof until the earlier of (i) the entry of the Bid Procedures Order and (ii) the termination of this Agreement (the “Exclusivity Period”), neither the Company nor any Seller Subsidiary or any of its their respective representatives or Affiliates shall directly or indirectly (a) negotiate, initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (other than Purchaser and its affiliates, agents and representatives) with respect to any transaction (or series of transactions), whether direct or indirect, concerning a sale, financing, recapitalization, liquidation or other disposition of the Company or Seller Subsidiary or any portion thereof (whether by merger, sale of assets or stock, or otherwise), the consummation of which would be substantially inconsistent with the Contemplated Transactions (a “Competing Transaction”), or (b) provide any confidential information regarding the Company, any Seller Subsidiary, the STB Business or any of the Purchased Assets to any Person other than the Purchaser, except to the extent expressly permitted herein. During the Exclusivity Period, the Company will promptly (and in all events within 24 hours) inform and provide a summary to Purchaser of any other

37.

offer, proposal or expression of interest for the Company, any Seller Subsidiary or any portion thereof that it or any of its affiliates or representatives may receive. Nothing contained herein shall be construed to prohibit the Company and their representatives from soliciting, considering, negotiating, agreeing to or otherwise taking action in furtherance of, any Competing Transaction after the entry of the Bid Procedures Order; provided, however, neither the Company nor any of its Affiliates or their respective representatives shall provide any Confidential Information to any strategic bidders without appropriate assurances of confidentiality.

Section 5.9 Employee Matters.

(a) The Purchaser may extend to any of the STB Employees, and may extend to any STB Employee hired with the consent of the Purchaser to replace any STB Employee terminated following the date hereof, an offer of employment (“Transfer Offer”) that, if accepted, shall become effective immediately after the Closing. The Company shall (and shall procure that each Seller Employer shall) use reasonable endeavors to encourage STB Employees to accept Transfer Offers, and each Local Asset Transfer Agreement shall set forth specific provisions for cooperation between the Company and Purchaser to best effectuate the transfer of STB Employees, in the respective jurisdictions. Employment pursuant to a Transfer Offer shall be contingent, among other requirements stated in the Transfer Offer, upon such STB Employee’s remaining employed by a Seller Employer as of the Closing. Employees of any Seller Employer who commence employment with Purchaser pursuant to a Transfer Offer or who transfer to Purchaser pursuant to this Section 5.9(a) shall be referred to herein as “Transferred Employees.” Except as provided in an individual Transfer Offer or the applicable Local Asset Transfer Agreement, Transfer Offers shall include credit for the employee’s service with Seller Employers for purposes of vacation accrual rates but not for purposes of retirement or severance benefits, and shall offer base salary compensation equal to the base salary compensation paid by the Seller Employer immediately prior to the execution of this Agreement. Transfer Offers shall offer STB Employees eligibility for benefits consistent with benefits offered to equivalent positions with Purchaser. Nothing in this Section 5.9 or elsewhere in this Agreement shall be construed to create a right in any STB Employee, or in any other employee of the Company or a Seller Subsidiary, to employment with Purchaser. The employment of each Transferred Employee who was an STB (U.S.) Employee shall be “at will” employment. Purchaser will hire each employee who accepts a Transfer Offer and meets the contingencies therein, provided that, except as otherwise provided in any individual employment agreement between Purchaser and an STB Employee, Purchaser will not be obligated to maintain the employment of, or the compensation, benefits, or terms of employment provided in any Transfer Offer for any specified period thereafter. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote, or demote any Transferred Employee after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, compensation, benefits, or terms or conditions of employment of such Transferred Employee.

(b) The Transferred Employees shall be eligible to participate in Purchaser’s health and welfare benefit plans, to substantially the same extent as similarly situated employees of Purchaser. To the extent that service is relevant for eligibility, accrual rates, or benefit levels under any health or welfare benefit plan of Purchaser or compensation program such as vacation or paid time off, then Purchaser shall ensure that such health or welfare benefit plan or

38.

compensation program shall, for purposes of eligibility, accrual rates, or benefit levels but not for purposes of accrued balances, credit Transferred Employees for service with the Seller Employers.

(c) The Purchaser shall not assume any Liabilities or obligations for the provision of advance notice of employment termination, payment in lieu of notice of termination, severance, or any applicable penalties with respect to Transferred Employees or any other employees of or individuals providing services to the Company or its Seller Subsidiaries under any Law, under the WARN Act or any similar Law, Seller Employee Benefit Plan, policy of the Company or any Seller Subsidiary, or other Contract, arising as a result of the Contemplated Transactions.

(d) Purchaser shall have no Liability in connection with the termination by the Company or a Seller Subsidiary of the employment or engagement of any employee of or other Person providing services to the Company or to a Seller Subsidiary, including any STB Employee or STB Service Provider.

(e) The Company will be responsible for the payment and satisfaction of (i) all wages and other remuneration due to the STB Employees and STB Service Providers with respect to their services to Seller Employers through the Closing Date (including fiscal year 2011 bonus payments, if any), (ii) all payments required under the WARN Act with respect to actions or activities occurring on or prior to the Closing Date in connection with the Contemplated Transactions, (ii) the provision of health plan continuation coverage for (A) any employee of the Company or any Seller Subsidiary (including any STB Employee or STB Service Provider) terminated or who resigned prior to the Closing, and (B) any employee of the Company or any Seller Subsidiary that is not a Transferred Employee terminated after the Closing, in each case, in accordance with the requirements of COBRA and ERISA §§ 601-608, (iv) all termination or severance payments to any STB Employee or STB Service Provider who resigned or was terminated on or prior to the Closing Date and any claims that consummation of the Contemplated Transactions or any measures to be imposed in connection with the Contemplated Transactions constitutes an involuntary termination or constructive termination of the employment of any of STB Employees or STB Service Providers, and (v) all Liabilities arising under claims by the STB Employees or STB Service Providers for benefits attributable to periods on or prior to the Closing Date under any Seller Employee Benefit Plan. Purchaser shall assume the Assumed PTO.

(f) Purchaser shall not adopt or assume any Seller Employee Benefit Plan or any obligations thereunder and all Liabilities under such Seller Employee Benefit Plans shall remain the Liability of the Company. Purchaser is not obligated under this Agreement to assume any agreements with a Labor Organization.

(g) Nothing herein express or implied by this Agreement shall confer upon any STB Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

(h) The Company undertakes to the Purchaser:

39.

(i) that it has complied and shall comply in all respects with its obligations under regulation 11 of TUPE;

(ii) that it has complied and shall comply in all respects with regulation 13 of TUPE and Part IV of TULRCA (and that it has provided and shall provide to the Purchaser such information as the Purchaser may request in writing in order to verify such compliance);

(iii) that it has not terminated and shall not terminate or take any steps to terminate (constructively or otherwise) the employment of any of the STB Employees without the prior written consent of the Purchaser;

(iv) that it has not transferred and shall not transfer any of the STB Employees from working within the STB Business, it has not induced and shall not induce any STB Employee to resign their employment in the STB Business, and it has not agreed and shall not agree to transfer any STB Employee from the STB Business (without the prior written consent of the Purchaser);

(v) that it shall not employ, engage or transfer any Person who is not an STB Employee to work in the Business without the prior written consent of the Purchaser.

(i) If any Contract of employment or engagement or collective agreement or other workforce agreement not disclosed to the Purchaser is found or alleged to have effect as if originally made between the Purchaser and any Person or body or their representatives as a result of the provisions of TUPE or otherwise, then (without prejudice to any other rights or remedies which may be available to the Purchaser) the Purchaser may terminate such Contract or agreement within thirty (30) days of becoming aware of such transfer or alleged transfer

(j) Without prejudice to the other provisions of this Section 5.9, the Company shall, at its own expense, give the Purchaser such assistance as the Purchaser may reasonably require to contest any demand by any Person, other than any of the STB Employees, employed or engaged in the STB Business at or before the Closing Date or their representatives resulting from or in connection with this Agreement. The Company shall, on request by the Purchaser and at the Company’s expense, provide to the Purchaser such information or documents as the Purchaser may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the STB Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the period before the Closing Date.

Section 5.10 Bankruptcy and Insolvency Matters.

(a) Company and each Seller Subsidiary shall commence the Chapter 11 Case, file the U.S. Sale Motion, the Bid Procedures Motion, commence the Cayman Insolvency Case and file the Cayman Sale Motion no later than January 4, 2012;

40.

(b) Following the commencement of the Chapter 11 Case, the Company shall continue to operate its business and manage its assets as debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

(c) The Company and the Seller Subsidiaries agree that they shall not file any motion in the Chapter 11 Case or the Cayman Insolvency Case that is not (i) provided to Purchaser before filing and (ii) reasonably acceptable in form and substance to Purchaser.

(d) If the US Sale Order, Bid Procedures Order, Cayman Sale Order or any other Orders of the Bankruptcy Court or Cayman Court relating to this Agreement are appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument are filed with respect to any such Order), the Company and each Seller Subsidiary shall diligently defend against such appeal, petition or motion and shall use their reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion; provided that the Company consult with Purchaser at Purchaser’s reasonable request regarding the status of any such Actions.

(e) The Company and each Seller Subsidiary further covenant and agree that, after the Closing, the terms of any plan it submits to the Bankruptcy Court, the Cayman Court or any other court for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Contemplated Transactions, including, any transaction contemplated by or approved pursuant to the Sale Orders.

(f) The Parties shall reasonably cooperate with one another, and use their respective reasonable best efforts, to cause the entry of the Bid Procedures Order, the US Sale Order and the Cayman Sale Order on or prior to the dates specified in Section 2.3(f).

(g) The Company shall pay all Cure Costs associated with the Seller Contracts, subject to any reduction agreed to by the Parties or by order of the Bankruptcy Court, as and when provided for in the Sale Motion and the Sale Order.

ARTICLE VI

TERMINATION

Section 6.1 Termination Events. This Agreement and the Contemplated Transactions may, with written notice given before the Closing, be terminated:

(a) by mutual written consent of Purchaser and the Company;

(b) by the Company (i) upon a breach of any covenant or agreement on the part of Purchaser in this Agreement, in either case, such that the conditions set forth in Section 2.2(b) or Section 2.2(c), would not be satisfied (a “Purchaser Terminating Breach”), provided that, if such Purchaser Terminating Breach is curable prior to the expiration of thirty (30) days from notice of such breach (but in no event later than the End Date) by Purchaser, through the exercise of its commercially reasonable efforts and for so long as Purchaser, continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 6.1(b)(i) unless such thirty (30) day period expires without such

41.

Purchaser Terminating Breach having been cured, (ii) if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Contemplated Transaction, or (iii) the Closing has not occurred before or on the End Date (provided that the right to terminate this Agreement under this Section 6.1(b)(iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date before or on the End Date); or

(c) by Purchaser (i) upon a breach of any covenant or agreement on the part of the Company in this Agreement, in either case, such that the conditions set forth in Section 2.3(b), Section 2.3(c) or Section 2.3(d), would not be satisfied (a “Company Terminating Breach”), provided that, if such Company Terminating Breach is curable prior to the expiration of thirty (30) days from notice of such breach (but in no event later than the End Date) by the Company, through the exercise of its commercially reasonable efforts and for so long as the Company, continues to exercise such commercially reasonable efforts, Purchaser may not terminate this Agreement under this Section 6.1(c)(i) unless such thirty (30) day period expires without such Company Terminating Breach having been cured, (ii) if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Contemplated Transaction, (iii) the Closing has not occurred before or on the End Date (provided that the right to terminate this Agreement under this Section 6.1(c)(iii) shall not be available if Purchaser’s failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date before or on the End Date); or (iv) if there shall have occurred any Company Material Adverse Change since the date of this Agreement that shall be continuing.

(d) by Purchaser if (i) the Bankruptcy Court issues an order granting leave to any Person to commence an appeal of the Bid Procedures Order, or (ii) the Bankruptcy Court has not entered the US Sale Order by February 20, 2012, (iii) the Cayman Court has not entered the Cayman Sale Order by February 20, 2012, (iv) the US Sale Order has not become a Final Order on or prior March 5, 2012, (v) the Cayman Sale Order has not become a Final Order on or prior March 5, 2012, or (v) the Bid Procedures Order, the US Sale Order or the Cayman Sale Order have been stayed, vacated, modified or supplemented without Purchaser’s prior written consent;

(e) by Purchaser or the Company, if Company and each Seller Subsidiary complies with the Bid Procedures and accepts a Qualifying Bid (as defined in the Bid Procedures) from a Person other than Purchaser or its permitted transferee or (ii) by Purchaser, if the Company enters into an agreement or transaction, including any Competing Transaction with a Third Party (including any of the Company or any of its Subsidiaries’ creditors or stockholders) that is materially inconsistent with this Agreement and the Contemplated Transactions in any material respect;

(f) by Purchaser, if the Company has not commenced the Chapter 11 Case and the Cayman Insolvency Case on or prior to January 4, 2012; or

42.

(g) by Purchaser, if the Auction (if any) shall not have commenced within three (3) days of the Auction Date.

Section 6.2 Effect of Termination.

(a) The termination rights of the Parties under Section 6.1 are in addition to their rights under this Agreement or otherwise, and the exercise of any termination right will not be an election of remedies.

(b) If a Party terminates this Agreement pursuant to Section 6.1, then all liability or obligations of the Parties for willful breach of this Agreement shall survive and all other obligations under this Agreement, other than those under Section 6.3 and Section 9.3, will terminate.

Section 6.3 Break-Up Fee; Expense Reimbursement. If this Agreement is terminated in accordance with Section 6.1(e), then the Company and each Seller Subsidiary shall, promptly (and in any event as of the closing of the corresponding transaction) jointly and severally pay Purchaser in immediately available funds, and Purchaser shall be deemed to have earned, both (i) the Expense Reimbursement and (ii) an amount equal to 1,650,000 (the “Break-Up Fee”). If this Agreement is terminated by Purchaser for any reason in accordance with Section 6.1 (other than Section 6.1(e)) and the Company subsequently consummates a sale of all or a substantial portion of the Purchased Assets with a Person other than the Purchaser, including in connection with any Competing Transaction, then the Company and each Seller Subsidiary shall promptly (and in any event within five (5) Business Days after such event) jointly and severally pay Purchaser in immediately available funds, and Purchaser shall be deemed to have earned, the Expense Reimbursement. The Expense Reimbursement and the Break-Up Fee shall constitute administrative expenses of the Company with priority over any and all administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code until paid and shall be payable from the proceeds of the sale with a Third Party within two (2) Business Days, notwithstanding Section 507(a) of the Bankruptcy Code. The Parties hereby acknowledge that the amounts payable pursuant to this Section 6.3 are commercially reasonable and necessary to induce Purchaser to enter into this Agreement and consummate the Contemplated Transactions. For the avoidance of doubt, the covenants set forth in this Section 6.3 are continuing obligations, separate and independent from the other obligations of the Parties (and shall not limit Purchaser’s other rights and remedies under or in respect of this Agreement), and survive termination of this Agreement.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1 Further Assurances. After the Closing, each Party will take all further actions and execute and deliver all further documents after the Closing that are necessary to (a) transfer and convey the Purchased Assets to Purchaser on the terms herein contained, or (b) consummate the Contemplated Transactions.

Section 7.2 Books and Records. The Company and its Subsidiaries and Purchaser and its Subsidiaries will each retain and make their respective books and records (including work

43.

papers in the possession of their respective accountants) with respect to the STB Business available for inspection and copy by the other Party or its duly appointed representatives (reasonably acceptable to the other Party) for reasonable business purposes at reasonable times during normal business hours for a period consistent with such Party’s record-retention policies and practices to enable the other Party to prepare financial statements or Tax returns or deal with Tax audits. The Company will use reasonable efforts to enforce its contractual rights to cause NXP to retain and make its books and records (including work papers in the possession of its accountants) with respect to the STB Business available to the extent required under the Share Exchange Agreement dated as of October 4, 2009 among the Company, Trident Microsystems (Far East), Ltd. and NXP B.V., as amended, and the transaction documents entered into in connection with the closing thereunder, and upon the request of Purchaser shall obtain copies of such books and records from NXP and make them available for inspection and copying by Purchaser as if these books and records were books and records of the Company. On or prior to the Closing Date, the Company will provide Purchaser with a legible and non-watermarked electronic copy of all documentation included in the Dataroom.

Section 7.3 Litigation Support. If any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, compliant, claim or demand in connection with the Contemplated Transactions, then, for so long as such contest or defense continues, each Party will, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party has a right to indemnification therefor under Article VIII in which case Article VIII, and not this Section 7.3, shall govern), (a) reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense and (b) make available all personnel and provide all testimony and access to its books that is necessary or reasonably requested by the contesting or defending Party in connection with such contest or defense (in all cases after reasonable notice and during normal business hours).

Section 7.4 Transition. After the Closing the Company shall (a) reasonably cooperate with Purchaser in its efforts to continue and maintain for Purchaser’s benefit those business relationships of the Company and each of its Subsidiaries existing before the Closing and related to the STB Business with any lessor, licensor, customer, supplier or other Person having a business relationship (following the Closing, and only for the duration of such business relationship) with the Company or any Subsidiary before the Closing and related to the STB Business and (b) refer to Purchaser all inquiries relating to the STB Business. Pursuant to the Transition Agreement, the Company and its applicable Subsidiaries shall provide certain post-closing services to Purchaser and its Subsidiaries, as specified therein. The Company and the UK Subsidiary shall use commercially reasonable efforts to cause all Grants to be finally awarded to and grant funds to be received by Purchaser’s Subsidiary doing business in the United Kingdom.

Section 7.5 Payment of Transaction Taxes and Fees.

(a) Except as specifically set forth to the contrary in this Agreement, the Company and Purchaser will share equally of all Taxes, conveyance fees, title application fees, registration fees, recording charges and other out-of-pocket fees and charges (including any interest and penalties) incurred in connection with consummation of the Contemplated Transactions (“Transfer Charges”), regardless of the Person on whom applicable Law imposes

44.

such Transfer Charges. The Purchaser shall not be obligated to pay for more than One Million Dollars ($1,000,000) in total Transfer Charges. The Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Charges. If required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) The Parties agree that the sale of the Purchased Assets under this Agreement is an occasional sale of assets by the Company in which the Company does not trade in the Ordinary Course of Business. The Parties shall take commercially reasonable actions to assert and establish the occasional sale exemption from any sales Tax associated with the transactions contemplated hereby, to the extent such exemption is available. The Company acknowledges that its accounting records treat the Purchased Assets as a separate business operation, and that business was identified on its books as a separate operation prior to the Closing Date. The Company agrees to convey documentation on or before the Closing Date to Purchaser attesting that its accounting records identified the Purchased Assets as a separate identifiable operation. The Parties agree that the acceptable form of documentation will be true and actual copies of the Company’s Updated Carve-Out Financial Statements for periods prior to the Closing Date. Purchaser shall provide the Company with an exemption certificate for any tangible personal property included in the Purchased Assets which is eligible for any sales Tax exemption. For sales Tax purposes, Purchaser and the Company shall use the same Allocation of the Purchase Price for any such Purchased Assets that are subject to sales Tax as is set out in Exhibit B. The Company shall arrange for electronic delivery to Purchaser or its designated Affiliates of all Seller Intellectual Property Assets at Closing to the extent such delivery reduces or eliminates applicable Taxes.

Section 7.6 Payments of Receivables. If the Company or any of its Affiliates receives any payment relating to any Receivable after the Closing, such Person will promptly endorse (where necessary) and deliver to Purchaser all cash, checks and other documents received on account of such Receivable and will advise Purchaser (promptly upon the discovery or awareness of the Company or its Affiliate) of any counterclaims or off-sets that may arise after the Closing with respect to such Receivable.

Section 7.7 Confidentiality. This Agreement is not intended to supersede or replace the Confidentiality Agreement. The Confidentiality Agreement will survive the execution and delivery of this Agreement and remain in full force and effect in accordance with its terms, and the Company and Purchaser will continue to be obligated to perform and comply with its obligations under the Confidentiality Agreement until the Closing. Following the Closing, Company shall, and shall cause its representatives, advisors, consultants and affiliates to, keep confidential and not, directly or indirectly, divulge to any person or use for their own benefit, any Confidential Information included in the Purchased Assets or owned by Purchaser or its Affiliates, except for disclosures requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, and then only in accordance with the procedure hereinafter described, or otherwise required by law. In the event that the Company or any Seller Subsidiary or any of their respective representatives, advisors, consultants or affiliates (each a “Seller Party”) is requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to

45.

disclose any Confidential Information, such Seller Party shall notify Purchaser of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 7.7. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller Party believes in good faith, after consulting with counsel, that it is compelled to disclose any such Confidential Information to the tribunal or else stand liable for contempt, such Seller Party may disclose such Confidential Information to the tribunal; provided, however, that such Seller Party shall use its commercially reasonable efforts to obtain, at the request and cost of Purchaser, an Order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed. The prohibitions against disclosure and use of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that Purchaser may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by Purchaser of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement. The Parties agree that the Company and the Purchaser shall file this Agreement but not the accompanying Disclosure Schedule, without redaction, with the SEC as an exhibit to Company and Purchaser’s periodic reports and will file the Exhibits to this Agreement, with confidential treatment to be requested for mutually agreed upon terms.

Section 7.8 Post-Closing Consents.

(a) To the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Purchaser of any Purchased Asset would result in a violation of any applicable Law, would require any Consent or waiver of any Governmental Authority or third Person and such Consent or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable Law or result in a termination of any Contract. To the extent that any consents, authorizations, approvals or acknowledgements with respect to any Purchased Asset, Permit, Seller Contract or Later Discovered Contract (each a “Consent”) have not been obtained prior to Closing, then following the Closing, the Company and Purchaser shall use commercially reasonable efforts to promptly obtain such Consent, the cost of which (exclusive of Cure Costs) shall be exclusively recovered from the Holdback Amount, and to the extent any excess cost is not recoverable from the Holdback Amount, such excess cost shall be borne solely by Purchaser. Pending receipt of any such Consent, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser and the Subsidiaries the benefits of such Purchased Asset, Permit or Seller Contract or to obtain such Consent. To the extent that a Consent for any such Purchased Asset, Permit or Seller Contract cannot be obtained for Purchaser or the full benefits of use of any such Purchased Asset, Permit or Seller Contract cannot be provided to Purchaser and its Subsidiaries following the Closing, then the Parties, at the Company’s sole cost and expense, shall endeavor to enter into such arrangements (including subleasing or contracting if permitted) to provide to Purchaser and the Subsidiary the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such Consent. Nothing in this Section 7.8 shall limit the Company’s obligation to pay Cure Costs pursuant to Section 7.9.

46.

(b) Once such Consent or waiver is obtained, the Company shall, or shall cause its Seller Subsidiaries to, sell, assign, transfer, convey and license such Purchased Asset to Purchaser for no additional consideration.

Section 7.9 Post-Closing Assumption and Rejection of Contracts and Leases. Between signing and Closing, the Company and each applicable Seller Subsidiary shall deliver to Purchaser copies of all Seller Contracts listed on the Schedules or Disclosure Schedule that were not provided to Purchaser prior to the execution of this Agreement. At the election of Purchaser pursuant to written notice given to Company and the Seller Subsidiaries at any time within ninety (90) days of the Closing Date, Company or the applicable Seller Subsidiary shall seek to assume or reject, as directed by Purchaser, any executory contracts or unexpired leases included in the Seller Contracts to which any Company or Seller Subsidiary is a party or is otherwise bound, including any Later Discovered Contracts. Sellers shall give written notice to Purchaser prior to the submission of any motion in its Chapter 11 Case to assume or reject any executory contracts or unexpired leases included in the Seller Contracts other than Retained Contracts, and, without the prior written consent of Purchaser, the Company and the Seller Subsidiaries shall not assume or reject any executory contract or unexpired lease relating to the STB Business other than Retained Contracts. Purchaser shall reimburse Company and/or each applicable Seller Subsidiary, for all actual expenses paid by Company and/or an applicable Seller Subsidiary, under applicable Seller Contracts attributable to the period from the Closing Date through the date upon with the applicable Seller Contract is assumed or rejected on a per Contract per diem basis. Any executory contracts or unexpired leases that are rejected subject to Bankruptcy Court approval or are the subject of a rejection motion on the Closing Date, after complying with the provisions of this Section 7.9 shall constitute Excluded Assets at Closing and shall not constitute an Assumed Contract or Purchased Asset. The Company shall promptly provide Purchaser with a written schedule containing the Company’s best estimate of the Cure Costs for each executory contract or unexpired lease to which each Seller is a party or is otherwise bound. For purposes of this Agreement, “Cure Costs” shall mean all monetary liabilities, including prepetition monetary liabilities, of Sellers that must be paid or otherwise satisfied to cure all of the Company and Seller Subsidiaries’ monetary defaults under the Assumed Contracts at the time of the assumption thereof and assignment to Purchaser as provided hereunder as such amounts are determined by the Bankruptcy Court.

Section 7.10 Audits of Carve-Out Financial Statements. The Company shall deliver, or cause to be delivered to Purchaser within 60 days following the Closing audited Updated Carve-Out Financial Statements that conform in all material respects to the published rules and regulations of the SEC applicable to acquired company financial statements for each of the periods that Purchaser is required to file with the SEC under such published rules and regulations and shall cause the auditing firm or firms to deliver any consents required in order for the Purchaser to file the Updated Carve-Out Financial Statements with the SEC or to incorporate the Updated Carve-Out Financial Statements into any registration statement of Purchaser or its parent under the Securities Act. If prior to Closing, the Company revises any of the Carve-Out Financial Statements delivered at or prior to signing of this Agreement, then the Company shall promptly notify Purchaser and deliver to Purchaser a copy of the revised Carve-Out Financial Statements.

47.

Section 7.11 Limited Trademark License. The Company hereby grants Purchaser and its Subsidiaries a nonexclusive, nontransferable, royalty free, worldwide license to use the Company’s trademark, trade name, and service marks “Trident Microsystems” and the Trident Microsystems logo, alone or in combination with any other words or terms or variation of such words or terms (the “Trident Microsystems Marks”) to the same extent and with the same scope as used by the Company in the STB Business prior to the Closing until all Products manufactured with the Trident Microsystems Marks are sold.

Section 7.12 Deletion/Destruction of Confidential Information. Promptly following the Closing, but no later than sixty (60) days following the Closing, the Company and its Subsidiaries will use commercially reasonable efforts to delete or destroy all Confidential Information included in the Purchased Assets from all books and records retained by the Company and its Subsidiaries as Excluded Assets, including all books and records in electronic form, including databases, e-mails and backups retained for archival and disaster recovery purposes; provided, however, that the Company and its Subsidiaries shall first ensure that it has delivered all such Confidential Information to Purchaser. As part of this process, the Company shall inform all employees and consultants (other than Transferred Employees) of the obligation to delete such Confidential Information from employee desktops, notebooks, files or databases maintained by such employees. Upon Purchaser’s request, the Company shall certify to Purchaser that it has and continues to comply with this Section 7.12. During the period commencing sixty (60) days following the Closing Date through the date ending seventy-five (75) following the Closing Date, without interfering with the Company’s conduct of the business before Closing, Purchaser shall be permitted reasonable access to the Company’s and Subsidiaries’ premises during normal business hours in order to perform an audit to confirm the deletion and destruction of all Confidential Information included in the Purchased Assets (the “Data Audit”). The Company shall cooperate with Purchaser in arranging or coordinating any access by Purchaser to the Company’s and Subsidiaries’ premises for the purpose of complying with this Section 7.12. The Company shall delete and destroy any such Confidential Information that is discovered through the Data Audit and to the extent that the Data Audit reveals material Confidential Information that has not been deleted, then the Company shall pay Purchaser for the cost of the Data Audit, which shall constitute Damages under Section 8.1(b).

Section 7.13 Relocation of Certain Excluded Assets. Promptly following the Closing, to the extent any Excluded Assets constitute equipment or other personal property located at the Leased Real Estate subject to the Transferred Leases, the Sublease or the Facility Use Agreements, the Company shall cause, at the Company’s sole cost and expense, such equipment or other personal property to be relocated.

Section 7.14 Other Contractual Matter. Prior to the Closing, the Company shall obtain an appraisal of the Patents being sold to Purchaser that are subject to the agreement listed on Schedule 7.14 (“Sale Proceeds Sharing Contract”). The Company shall be obligated to remit to the Third Party to the Sales Proceeds Sharing Contract fifty percent of the net purchase price paid by Purchaser for the subject Patents (which the Parties believe should be the appraised value of such subject patents); provided, however, that to the extent that the payment obligation exceeds $1,250,000, the Company shall pay the first $1,250,000 and the Company and Purchaser shall each pay 50% of the payment obligation in excess of $1,250,000 and provided further, that to the extent that the payment is remitted to such Third Party when Purchaser continues to hold

48.

the Holdback, then the Company shall be entitled to have up to $1,250,000 and if the payment exceeds $1,250,000, the Company’s 50% share of the excess amount released from the Holdback and paid directly to such Third Party. In no event shall Purchaser be responsible for the payment of any Cure Costs under the Sales Proceeds Sharing Contract. The payment under the Sales Proceeds Sharing Contract shall constitute the full and entire compensation payable in connection with the transfer and sale of the subject Patents and the subject Patents shall be transferred free and clearance of any Encumbrances, including any ongoing payment obligations under the Sales Proceeds Sharing Contract or otherwise. If the amount of the payment obligation under the Sales Proceeds Sharing Contract is not resolved at the time the Holdback is scheduled to be released, then Purchaser can withhold all of the remaining Holdback until such payment obligation is finalized. In no event shall the Company’s obligation under this Section 7.14 exceed the Holdback and Purchaser shall be responsible for any payments relating to the sale of the subject patents under the Sale Proceeds Sharing Contract in excess of the Holdback. Notwithstanding the foregoing, if Purchaser elects in its sole discretion not to have the subject patents included in the Purchased Assets, then the Company shall be obligated to grant to Purchaser a perpetual, irrevocable, worldwide, royalty-free, fully paid license (with rights to sublicense), to use, make, have made, import, sell, offer to sell, lease, and otherwise dispose of any products and services, practice any method or process and otherwise commercialize and exploit the subject patents in any field, that will be transferrable in connection with the sale of the STB Business or the sale of all or substantially all of the assets of Purchaser and the Company shall be responsible for any payments payable to the Third Party under the Sale Proceeds Sharing Contract.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification Obligations of the Company. Notwithstanding the Closing, the Company covenants and agrees to indemnify, defend and hold Purchaser and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Purchaser Indemnitees”) harmless from and against all losses, liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses) incurred in connection with the defense or investigation of any claim (“Damages”) sustained or incurred by any Purchaser Indemnitee arising from or related to:

(a) any inaccuracy in or breach of any of the Company’s representations and warranties in this Agreement;

(b) any breach by the Company or any Seller Subsidiary of, or failure by the Company or Seller Subsidiary to comply with, any of covenants or obligations of the Company and Seller Subsidiaries under this Agreement (including post-closing covenants or obligations and including payment obligations in Section 5.10(g) and Section 7.5), the Transition Agreement or any of the Facility Use Agreements;

(c) any Retained Liabilities or Excluded Asset (including any Retained Liability or any Excluded Asset that becomes a Liability of Purchaser under any bulk transfer

49.

Law, common law doctrine of de facto merger or successor liability or otherwise by operation of Law);

(d) failure of any Products sold prior to Closing or included in Inventory at Closing to comply with the terms and requirements of any applicable warranty, Product data sheet or customer specification or other Contract in excess of the warranty reserve accrued in the Final Working Capital; or

(e) the reasonable cost incurred by Purchaser to obtain replacement Contracts for each of the Seller Contracts listed on Schedule 8.1(e) which will not be assigned to Purchaser as part of the Purchased Assets.

Section 8.2 Limitations on Indemnification Obligations of the Company. The obligations of the Company pursuant to the provisions of Section 8.1 are subject to the following limitations:

(a) The Company’s representations and warranties in Article III, and the Purchaser Indemnitees’ corresponding rights to indemnification pursuant to Section 8.1(a), will survive the Closing (and none will merge into any instrument of conveyance), regardless of any investigation by any Party and survive until the date that is ninety (90) days after the Closing Date.

provided, however, that if, at any time prior to the expiration of such representations and warranties, any Purchaser Indemnitee (acting in good faith) delivers to the Company a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Purchaser Indemnitee’s belief that such an inaccuracy or breach exists) and asserting a claim for recovery under Section 8.1 or prospective recovery under Section 8.1 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b) Except in the case of Fraud, the Purchaser Indemnitees will not be entitled to recover under Section 8.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the Business Warranties until the total amount that Purchaser Indemnitees would recover under Section 8.1(a) but for this Section 8.2(b) exceeds Fifty Thousand Dollars ($50,000.00) (the “Basket”). If such amount exceeds the Basket, then the Purchaser Indemnitees will be entitled to recover all Damages including the amount of the Basket.

(c) Except in the case of Fraud, the Purchaser Indemnitees will not be entitled to recover under Section 8.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the representations and warranties for the amount of Damages in the aggregate in excess of the Holdback (or the remaining amount of the Holdback).

(d) The amount of any indemnity provided in Section 8.1 shall be computed net of any insurance proceeds actually received by a Purchaser Indemnitee connection with or as a result of any claim giving rise to an indemnification claim under Section 8.1 (reduced by any retroactive premium increase and further reduced by the net present value of any other premium increase resulting therefrom) and net of any reimbursements that are actually received by a

50.

Purchaser Indemnitee in connection with such Damages or the circumstances giving rise thereto. If the indemnity amount is paid prior to the Purchaser Indemnitee’s actual receipt of insurance proceeds related thereto, and a Purchaser Indemnitee subsequently receives such insurance proceeds, then the Purchaser Indemnitee shall promptly pay to the Company the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Damages), but not more, in the aggregate, than the indemnity amount paid by the Company to such Purchaser Indemnitee in respect of such claim.

(e) The representations and warranties made by the Company, and the covenants and obligations of each of the Company and Seller Subsidiaries, and the rights and remedies that may be exercised by the Purchaser Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Purchaser Indemnitees or any of their representatives.

Section 8.3 Indemnification Obligations of Purchaser. Notwithstanding the Closing, Purchaser covenants and agrees to indemnify, defend and hold the Company and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Seller Indemnitees”) harmless from and against all Damages sustained or incurred by any Seller Indemnitee arising from or related to:

(a) any inaccuracy in or breach of any of Purchaser’s representations and warranties in this Agreement;

(b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement; or

(c) any Assumed Liability.

Section 8.4 Third-Party Claims. If a Third-Party notifies any Purchaser Indemnitee or Seller Indemnitee (each collectively the “Indemnified Parties” or individually, a “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim by the Purchaser Indemnitees or the Seller Indemnitees for indemnification against the Company, on one hand, or Purchaser, on the other hand (each collectively the “Indemnifying Parties” or individually, a “Indemnifying Party”), respectively, under this Article VIII, then the Indemnified Parties will promptly deliver written notice thereof to each Indemnifying Party; provided, however, that no delay in delivering such notice will relieve the Indemnifying Parties from any indemnification obligation under this Agreement unless, and then only to the extent that, the Indemnifying Parties are actually and materially prejudiced.

(a) The Indemnifying Parties will have the right to contest and defend against the Third-Party Claim at the Indemnifying Parties’ sole cost and expense and with legal counsel of their choice (reasonably satisfactory to the Indemnified Parties); provided that (i) the Indemnifying Parties notify the Indemnified Parties, in writing within fifteen (15) days after receiving notice of the Third-Party Claim from the Indemnified Parties, that the Indemnifying Parties will indemnify the Indemnified Parties from and against all Damages that the Indemnified Parties may suffer resulting from or related to the Third-Party Claim, (ii) the Indemnifying Parties provide the Indemnified Parties with evidence acceptable to the

51.

Indemnified Parties that the Indemnifying Parties will have the financial resources to defend against such Third-Party Claim and fulfill their indemnification obligations under this Agreement, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the Indemnified Parties’ good faith judgment, likely to establish a precedential custom or practice adverse to any Indemnified Party or the STB Business, and (v) the Indemnifying Parties conduct the defense of the Third-Party Claim actively and diligently.

(b) If the Indemnifying Parties elect to contest or defend against a Third-Party Claim in accordance with Section 8.4(a), then (i) the Indemnified Parties may, at their sole cost and expense, retain separate co-counsel of their choice and otherwise participate in such contest or defense of the Third-Party Claim, (ii) the Indemnified Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnifying Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed), and (iii) the Indemnifying Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnified Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c) If any condition in Section 8.4(a) is or becomes unsatisfied, then (i) the Indemnified Parties may, in good faith and with the advice of legal counsel, contest, defend against, consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim in any manner that the Indemnified Parties reasonably deem appropriate (without prior consultation with or consent from any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Parties promptly and periodically for all Damages of contesting, defending against and settling the Third-Party Claim, and (iii) the Indemnifying Parties will remain responsible for any Damages that the Indemnified Parties suffer resulting from or relating to the Third-Party Claim as provided in, and subject to the terms, conditions and limitations set forth in this Article VIII.

Section 8.5 Right of Setoff. Purchaser may set-off any indemnification claim for Damages against any amounts payable by Purchaser to the Company under this Agreement and any other Transaction Document and any other agreement or instrument otherwise then in effect between Purchaser and the Company.

Section 8.6 Reduction of Purchase Price. All indemnification payments made pursuant to this Article VIII will be adjustments to the Purchase Price.

Section 8.7 Other Indemnification Provisions.

(a) Purchaser acknowledges and agrees (on behalf of itself and all of the Purchaser Indemnitees) that, the indemnification provisions in this Article VIII shall be the sole and exclusive remedy of the Purchaser Indemnitees for any and all claims against the Company for Damages under this Agreement. The Company acknowledges and agrees (on behalf of itself and all of the Seller Indemnitees) that, the indemnification provisions in this Article VIII shall be the sole and exclusive remedy of the Seller Indemnitees for any and all claims against Purchaser for Damages under this Agreement. Notwithstanding the foregoing, nothing contained herein shall prevent, or be interpreted to prevent, any of the Parties from bringing an action and

52.

obtaining a remedy based on allegations of Fraud with respect to the other Parties in connection with this Agreement or the Contemplated Transactions.

(b) Losses shall not include speculative or unforeseeable Damages or punitive damages. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 8.8 Construction. For purposes of calculating Damages in connection with a claim for indemnification under this Article VIII (but not with respect to determining whether a breach has occurred), each of the representations and warranties that contains any qualifications as to “materiality” or “Company Material Adverse Effect” shall be deemed to have been given as though there were no such qualifications. In addition, for purposes of determining whether a breach has occurred and calculating Damages in connection with a claim for indemnification under this Article VIII, all information contained in any Disclosure Schedule Update shall be disregarded for purposes of this Article VIII.

Section 8.9 Claim Process. In order to seek indemnification under this Section 8, (and in addition to the procedures in connection with a Third Party Claim), the Indemnified Party shall deliver a written demand (a “Claim Notice”) to the Indemnifying Party which contains (a) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, to the extent known, (b) a statement that the Indemnified Party is entitled to indemnification under Section 8 for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages. Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”); provided that failure by the Indemnifying Party to deliver a Response within twenty (20) days after the delivery of a Claim Notice shall be deemed an acceptance by the Indemnifying Party of the claim contained in said Claim Notice. If the Indemnifying Party in such Response contests the payment of all or part of the Damages claimed in the Claim Notice, the Indemnifying Securityholder and the Indemnified Party shall use good-faith efforts to resolve such dispute. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Sections 9.12, 9.13 and 9.14.

Section 8.10 Holdback Release.

(a) Within three (3) Business Days after the date that is the later of (i) ninety (90) days after the Closing Date (the “Indemnification Expiration Time”) and (ii) the determination of the Final Working Capital pursuant to Section 1.10, Purchaser shall release to the Company the Holdback Amount less (ii) the Indemnification Holdback Amount; provided, however, that Purchaser shall not be obligated to release the Holdback Amount if as of the Indemnification Expiration Time, the Company has not fully performed its obligations under this Agreement, the Transition Agreement and the Facilities Use Agreements that are secured by the Holdback Amount. The term “Indemnification Holdback Amount” shall mean, as of the Indemnification Expiration Time, the aggregate amount of all Damages relating to unresolved Third-Party Claims and other claims that are the subject of a Response that have not previously

53.

been resolved or satisfied in accordance herewith or that were otherwise asserted under this Agreement but otherwise unsatisfied as of the Indemnification Expiration Time, including any Third Party Claims or other claims for which a Claim Notice has been delivered but for which no Response has been delivered or which Claim Notice has been deemed accepted. After the resolution of any Third-Party Claim or other claim relating to any of the Indemnification Holdback Amount and completion of the Company’s performance of its obligations under this Agreement, the Transition Agreement and the Facilities Use Agreements, the portion of the Indemnification Holdback Amount for such Third-Party Claim not distributed to the Company shall be released promptly thereafter by Purchaser to the Company.

(b) Any portion of the Holdback Amount released by Purchaser pursuant to this Section 8.10 shall be made by wire transfer of immediately available funds to an account that has been designated by the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Publicity. The Parties will announce the execution of this Agreement through a joint press release approved by both Parties. Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning the Contemplated Transactions may be made only with the prior agreement of the Company and Purchaser (and in any event, the Parties will use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).

Section 9.2 Notices. All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), by facsimile transmission or electronic mail (with confirmation of delivery retained), or (iii) four (4) Business Days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), and (c) addressed as follows (as applicable):

If to the Purchaser:	With a copy (not constituting notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attn: Barbara Borden
Tel.: (858) 550-6064
Fax: (858) 550-6420
Email: bborden@cooley.com

If to Company:	With a copy (not constituting notice) to:

DLA Piper LLP
Howard Clowes
2000 University Avenue
East Palo Alto, California 94303-2214
Attn: Howard Clowes Tel: (650) 833-2153 Fax: (650) 833-2001 Email: howard.clowes@dlapiper.com

54.

or to such other respective addresses and/or fax number as each Party may designate by notice given in accordance with the provisions of this Section 9.2.

Section 9.3 Fees and Expenses. Subject to Section 6.3, Section 7.5 and Article VIII, each Party will bear all fees and expenses (including financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by such Party in connection with, arising from or relating to the negotiation, execution, delivery and performance of the Transaction Documents and consummation of the Contemplated Transactions.

Section 9.4 Entire Agreement. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior agreement (including, without limitation, the Term Sheet) understanding or representation regarding the subject matter of this Agreement.

Section 9.5 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.

Section 9.6 Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party (including by operation of law or through a Change of Control of the Party) without the prior written consent of all of the Parties to this Agreement; provided, however, that Purchaser may, without the prior approval of any other Party, assign any or all of its rights and interests hereunder to any Affiliate of Purchaser. For purposes of this subsection, a “Change of Control” means (a) a merger or consolidation of Party or any of its controlling Affiliates in which the holders of the voting securities of such Party or such Affiliate outstanding immediately prior to the closing of such merger or consolidation cease to hold at least fifty percent (50%) of the combined voting power of the surviving entity (or its parent entity) immediately after the closing of such merger or consolidation, (b) a Third Party, together with its controlling Affiliates, becoming, directly or indirectly, the beneficial owner of fifty percent (50%) or more of the combined voting power of a

55.

Party or any of its controlling Affiliate, or (c) the sale to a Third Party of all or substantially all of a Party’s assets.

Section 9.8 Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

Section 9.9 Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.10 References. The headings of Articles and Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Article(s)”, “Section(s)” and “Exhibit(s)” refer to the corresponding article(s), section(s) and exhibit(s) of or to this Agreement. Unless otherwise provided, references to “Schedule(s)” refer to the corresponding Section(s) of the Disclosure Schedule. Each Exhibit and the Disclosure Schedule is hereby incorporated into this Agreement by reference. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date. Disclosures included in any Section of the Disclosure Schedule shall be considered to be made for purposes of all other Sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other Section of the Disclosure Schedule is reasonably apparent from the text of such disclosure. The inclusion of any matter on the Disclosure Schedule shall not constitute an admission as to its materiality as it relates to any provision of this Agreement.

Section 9.11 Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

Section 9.12 Governing Law; Venue. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware. Prior to the Petition Date, any legal action or other legal proceeding relating to this Agreement for the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Wilmington, Delaware. On or after the Petition Date, any legal action or legal

56.

proceeding relating to this Agreement and or to interpret or enforce any provision thereof shall only be brought or commenced in the Bankruptcy Court and/or the Cayman Court.

Section 9.13 Consent to Jurisdiction.

(a) With respect to any legal action or other legal proceeding commenced prior to the Petition Date, each Party hereby (a) agrees to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware with respect to any claim or cause of action arising under or relating to this Agreement or any of the Contemplated Transactions, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 9.2 and service so made will be complete when received. Nothing in this Section 9.13 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

(b) With respect to any legal action or other legal proceeding commenced after the Petition Date, each party hereby (a) agrees to the jurisdiction of the Bankruptcy Court and/or the Cayman Court with respect to any claim or cause of action arising under or relating to this Agreement or any of the Contemplated Transactions, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 9.2 and service so made will be complete when received. Nothing in this Section 9.13 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

Section 9.14 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15 Counterparts. This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party and delivered, including by facsimile or other electronic means, to the other party. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

Section 9.16 Specific Performance. The Parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms

57.

and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party hereto will allege, and each Party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties hereto further agree that (a) by seeking any remedy provided for in this Section 9.16, a Party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such Party hereto under this Agreement and (b) nothing contained in this Section 9.16 shall require any Party hereto to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 9.16 before exercising any other right under this Agreement.

Section 9.17 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Article III, none of the Company nor its Affiliates, nor any of their respective directors, officers, employees, agents or representatives, makes or has made any other representation or warranty on behalf of the Company or otherwise in respect of the Company or its Seller Subsidiaries. The Company and each Seller Subsidiary expressly disclaims any and all other representations and warranties, whether express or implied.

(b) Except for the representations and warranties contained in Article IV, none of Purchaser nor any of its Affiliates, nor any of their respective directors, officers, employees, agents or representatives, makes or has made any other representation or warranty on behalf of Purchaser. Purchaser expressly disclaims any and all other representations and warranties, whether express or implied.

Section 9.18 Disclosure Schedule. The Disclosure Schedule shall be subject to the following terms and conditions: (a) items shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement; (b) any item disclosed in the Disclosure Schedule with respect to any particular section of this Agreement shall be deemed to be disclosed with respect to all other sections of this Agreement to the extent that it is reasonably apparent from the fact of such disclosure that such disclosure is intended to modify other sections of the representations and warranties in this Agreement; (c) no disclosure of any matter contained in the Disclosure Schedule shall create an implication that such matter meets any standard of materiality, is outside the Ordinary Course of Business or constitutes noncompliance with, or a violation of applicable Law, any order by a Governmental Authority or Contract; (d) headings and introductory language have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the corresponding provisions in this Agreement; and (e) all references in the Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of Third-Party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between Purchaser and the Company and were not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party to this Agreement by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement.

58.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

COMPANY:

TRIDENT MICROSYSTEMS, INC.

By:	/s/ Bamdad Bastani
Name:	Bamdad Bastani
Title:	President and CEO

SELLER SUBSIDIARIES:

TRIDENT DIGITAL SYSTEMS (UK) LTD.

By:	/s/ Peter J. Mangan
Name:	Peter J. Mangan
Title:	Director

TRIDENT MICROELECTRONICS, LTD.

By:	/s/ Bamdad Bastani
Name:	Bamdad Bastani
Title:	Chairman

TRIDENT MICROSYSTEMS (FAR EAST) LTD.

By:	/s/ Peter J. Mangan
Name:	Peter J. Mangan
Title:	President

59.

TRIDENT MICROSYSTEMS (INDIA) PVT. LTD.

By:	/s/ Peter J. Mangan
Name:	Peter J. Mangan
Title:	Director

TRIDENT MICROSYSTEMS (JAPAN) GK

By:	/s/ Peter J. Mangan
Name:	Peter J. Mangan
Title:	Director

TRIDENT MICROSYSTEMS (KOREA) LIMITED

By:	/s/ Peter J. Mangan
Name:	Peter J. Mangan
Title:	Representative Director

TRIDENT MICROSYSTEMS (NEDERLAND) B.V. FRANCE BRANCH OFFICE

By:	/s/ Paul Sandberg
Name:	Paul Sandberg
Title:	Representative

TRIDENT MICROSYSTEMS (TAIWAN) LTD.

By:	/s/ Bamdad Bastani
Name:	Bamdad Bastani
Title:	Chairman

60.

TRIDENT MULTIMEDIA TECHNOLOGIES (SHANGHAI) CO., LTD.

By:	/s/ Bamdad Bastani
Name:	Bamdad Bastani
Title:	Director

TRIDENT MULTIMEDIA TECHNOLOGIES (SHANGHAI) CO., LTD. SHENZHEN BRANCH

By:	/s/ Bamdad Bastani
Name:	Bamdad Bastani
Title:	Director

PURCHASER:

ENTROPIC COMMUNICATIONS, INC.

By:	/s/ Patrick C. Henry
Name:	Patrick C. Henry
Title:	President and CEO

61.

EXECUTION VERSION

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

“Accrued Retirement Benefits” means the Liability as of the Closing Date to pay employees or former employees of the UK Subsidiary or any STB Employees upon retirement, any retirement benefits that are funded from payments that were withheld or set aside or contributed to by such employees or former employees prior to the Closing Date or required to be funded by the employer to the extent Purchaser agrees to assume a rollover of accrued participant account balances or otherwise assumes the Liabilities to pay retirement benefits as scheduled on Section 5.9(f) of the Disclosure Schedule.

“Accrued Severance Benefits” means the Liability as of the Closing Date to pay employees or former employees of the UK Subsidiary or any STB Employees any severance upon employment termination, including without limitation, the Liability disclosed in Section              of the Disclosure Schedule.

“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (ii) any of such Person’s spouse, siblings (by law or marriage) or children (biological or adoptive) and (iii) any trust for the primary benefit of such Person or any of the foregoing. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Allocation” is defined in Section 1.12.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Arbitrating Accountant” means (a) a nationally recognized certified public accounting firm jointly selected by Purchaser and the Company that is not then engaged to perform accounting, tax or auditing services for the Company or Purchaser or (b) if the Company and Purchaser are unable to agree on an accountant, then a nationally recognized certified public accounting firm jointly selected by the Company’s accounting firm and Purchaser’s accounting firm.

“Assignment and Assumption Agreement” is defined in Section 2.4(h).

“Assumed Contracts” is defined in Section 3.17(a)(i).

“Assumed Liabilities” is defined in Section 1.3.

1

“Assumed PTO” is defined in Section 1.3.

“Auction” means the public sale of the Purchased Assets contemplated by the Bid Procedures Order.

“Auction Date” means February 3, 2012, provided that such date may be extended as necessary as mutually agreed to by the Parties in their reasonable discretion.

“Audio Business” means the Company’s business, existing as of the date of this Agreement, of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for Audio Devices (as defined in the License Agreement).

“Bankruptcy Court” means the United States Bankruptcy Court, District of Delaware.

“Bankruptcy and Equity Exceptions” means the laws of general application relating to bankruptcy, insolvency, moratorium, and the relief of debtors and similar generally applicable Laws regarding creditors’ rights and rules of law governing specific performance, injunctive relief, or other equitable remedies.

“Basis” means any past or present activity, event, fact, circumstance, condition or transaction that causes, results in or would reasonably be anticipated to cause or, result in any specified consequence.

“Basket” is defined in Section 8.2(b).

“Bid Procedures Motion” means a motion in form and substance satisfactory to Purchaser, seeking approval by the Bankruptcy Court of the Bid Procedures Order.

“Bid Procedures Order” means the order of the Bankruptcy Court in form and substance acceptable to Purchaser, (i) fixing the date, time and location of the hearing to approve consummation of the sale of the Purchased Assets, (ii) fixing the time, date and location of an auction in New York, New York, (iii) approving the Break-up Fee and the Expense Reimbursement, (iv) approving the form and manner of sale notice and bid procedures notice, (v) approving procedures for the assumption and, if necessary, assignment of executory contracts and unexpired leases and for the resolution of and payment by the Company of, Cure Costs, (vi) containing such other appropriate buyer protections as may be reasonably requested by Purchaser, and (vii) otherwise approving the Bid Procedures substantially in the form of Exhibit J hereto (the “Bid Procedures”).

“Break-Up Fees” is defined in Section 6.3.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in New York, New York.

“Carve-Out Financial Statements” is defined in Section 3.7.

“Cash Amount” is defined in Section 1.8.

2

“Cayman Court” means the Grand Court of the Cayman Islands.

“Cayman Insolvency Case” means the petition in form and substance acceptable to the Purchaser, seeking the appointment of provisional liquidators to Trident Microsystems (Far East) Ltd pursuant to section 104 of the Cayman Companies Law (2011 Revision).

“Cayman Sale Motion” means a motion in form and substance acceptable to Purchaser seeking approval by the Cayman Court of the Cayman Sale Order.

“Cayman Sale Order” means an order of the Cayman Court, in form and substance acceptable to Purchaser, approving the sale of the Purchased Assets to Purchaser.

“Chapter 11 Case” means the chapter 11 proceeding commenced by the Company and Trident Microsystems (Far East), Ltd in the United States Bankruptcy Court for the District of Delaware.

“Claim Notice” is defined in Section 8.9.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Closing Trade Payables” means any and all trade payables of the STB Business arising in the Ordinary Course of Business from and after the Petition Date in connection with the manufacturing, warehousing and distribution of Products and accrued or incurred by the Company or any Seller Subsidiary on or prior to the Closing Date.

“Closing Working Capital” is defined in Section 1.9(a).

“COBRA” is defined in Section 3.18(f).

“Code” means the Internal Revenue Code of 1986, 26 U.S.C. § 1, et. seq., as amended from time to time.

“Company” is defined in the preamble to this Agreement.

“Company Retention Bonus Liability” means the sum of (a) $175,000 and (b) that portion of the aggregate potential retention bonuses of $1,231,000 offered by the Company to certain STB Employees (excluding the head of the Company’s STB Business unit) in exchange for remaining actively employed in the STB Business for three months following the Closing determined by multiplying two months of each such STB Employee’s base salary (or in the case of the head of the STB Business, $50,000) by a fraction, the numerator of which is the number of days from November 17, 2011 until the Closing (the “Pre-Closing Period”) and the denominator of which is the sum of the Pre-Closing Period and ninety (90).

“Company Terminating Breach” is defined in Section 6.1(c).

“Competing Transaction” is defined in Section 5.8.

3

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of March 31, 2011 between Purchaser and the Company.

“Confidential Information” means any and all information, data and technology disclosed, made available and/or provided by any of the Company or one of its Subsidiaries, or Purchaser, or any of their respective Affiliates, as applicable, or otherwise obtained by or accessed under this Agreement, the Transaction Documents, the STB Business, or the Contemplated Transactions and disclosures contemplated hereby or thereby, including, without limitation, any and all methods and/or materials used in the business of the Company or one of its Subsidiaries (including the STB Business) or Purchaser, as applicable, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable Law), samples, inventions (whether patentable or unpatentable), improvements, Intellectual Property, methods, compositions, devices, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), including any of the foregoing related or with respect to the Purchased Assets, Purchased Assets, STB Business, and/or Excluded Assets, regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing. Notwithstanding the foregoing, Confidential Information does not include: (i) any information, data or technology that the receiving party (whether the Company or one of its Subsidiaries or Purchaser, as applicable) can demonstrate by competent evidence is, at the time of the disclosure, through no wrongful act or omission of the receiving party a part of the public domain; provided that information shall not be deemed to be a part of the public domain on the ground only that: (a) the general principle is in the public domain or known to the Company or one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates, as the receiving party, if the particular practice is not public domain or so known, or (b) it constitutes a combination, conclusion or finding of or drawn from information which is in the public domain or known to the Company or one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates, as applicable; (ii) to the extent such information was or becomes available to Company or one of its Subsidiaries or Purchaser, as the receiving party, on a non-confidential basis from a source other than the disclosing party, be it the Company, one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates; and (iii) to the extent such information was developed by the Company or one of its Subsidiaries or Purchaser, as applicable, without access to the Confidential Information of the other parties, respectively.

“Consents” is defined in Section 7.8.

4

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any agreement, contract, obligation, promise, commitment, grant, cooperative agreement or undertaking (whether written or oral and whether express or implied).

“Cure Costs” is defined in Section 7.9.

“Current Assets” is defined in Section 1.9(a).

“Current Liabilities” is defined in Section 1.9(a).

“Damages” is defined in Section 8.1.

“Data Audit” is defined in Section 7.12.

“Dataroom” means the DataSite Project Spiced Latte maintained by Company at https://datasite.merrillcorp.com on the day that is two Business Days prior to the date of execution of this Agreement.

“Disclosure Schedule” is defined in the preamble to Article III.

“Disclosure Schedule Update” is defined in Section 5.5(b).

“Dispute Notice” means a notice delivered by the Company to Purchaser in which the Company (a) disputes the calculation of Closing Working Capital included in the Working Capital Statement and (b) provides the basis of such dispute in reasonable detail.

“DTV Business” means the Company’s business existing as of the date of this Agreement of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for use in the DTV Field of Use (as defined in the License Agreement).

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, license or other restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” means June 2, 2012.

“Engagement Date” is defined in Section 1.10(b).

“Environmental Laws” shall mean all Laws and Orders that pertain to the regulation, protection or preservation of the environment (including indoor and ambient air, soil, sediment, surface water, ground water, wetlands, land or subsurface strata), natural resources, the health and safety of any Person, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, Release, emission, disposal, re-use, recycling, or other management, contact or involvement with Hazardous Materials.

5

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.

“ERISA Affiliate” means any of the Company’s Affiliates, to the extent such Affiliate is described in Code § 414(b), (c), (m) or (o) and corresponding Treasury Regulations.

“Estimated Working Capital” is defined in Section 1.9(a).

“Estimated Working Capital Statement” is defined in Section 1.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” is defined in Section 1.2.

“Excluded Licensed Intellectual Property Assets” is defined in Section 1.2(c).

“Excluded Royalties” is defined in Section 1.1(g).

“Exclusivity Period” is defined in Section 5.8.

“Expense Reimbursement” means the aggregate amount of the reasonable charges, costs, fees, payments, and expenses (including, without limitation, all reasonable fees, expenses and disbursements of any representatives of Purchaser and its Affiliates) paid or incurred by or on behalf of Purchaser or its Affiliates relating to or in connection with (i) the purchase of the Purchased Assets (and STB Business) including the Contemplated Transactions and any documents or agreements related hereto, (ii) the negotiation, preparation, execution or performance of agreements relating to the purchase of the Purchased Assets (and STB Business), including this Agreement, and certain documents or agreements related thereto, (iii) business, financial, legal, accounting, tax, and other due diligence relating to the Purchased Assets (and STB Business), (iv) the Chapter 11 Case, and (v) the diligence, analysis, negotiation, preparation, or execution of any contracts or arrangements with any current or prospective lessors, vendors, agents, or payees of the Company and Seller Subsidiaries and the STB Business. The Expense Reimbursement shall be subject to reasonable documentation, which documentation shall be provided to the Company and the Office of the United States Trustee. Notwithstanding the foregoing, the Expense Reimbursement cap shall not apply following a breach by the Company or the Seller Subsidiaries of any condition, covenant or other term set forth in this Agreement.

“Export Approvals” means all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for the export and re export of Products, commodities, services, Software, technical data and technologies and releases of technologies, technical data and Software to non-U.S. nationals located in the United States and abroad.

“Facility Use Agreements” is defined in Section 2.4(j).

6

“Final Order” shall mean an order of the Bankruptcy Court (a) as to which the time to appeal or reconsider shall have expired and as to which no appeal or motion to reconsider shall then be pending, or (b) if an appeal or motion for reconsideration shall have been filed or sought, either (i) no stay of the order shall be in effect or (ii) if such a stay shall have been granted by the Bankruptcy Court, then (A) the stay shall have been dissolved or (B) a final order of the district court having jurisdiction to hear such appeal shall have affirmed the order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible, and if a timely appeal of such district court order or timely motion to seek review or rehearing of such order shall have been made, any court of appeals having jurisdiction to hear such appeal or motion (or any subsequent appeal or motion to seek review or rehearing) shall have affirmed the district court’s (or lower appellate court’s) order upholding the order of the Bankruptcy Court and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible; provided, however, that Purchaser in its sole discretion may treat as not being a Final Order, any order for which an appeal, motion to seek review, motion to seek rehearing, or any similar motion is pending notwithstanding that such order is not then subject to stay.

“Final Working Capital” is defined in Section 1.10(a).

“Foreign Assets” is defined in Section 1.7.

“Foreign Employee Benefit Plan” shall mean any employee benefit plan, program or arrangements maintained or contributed to by the Company or any Subsidiary that has been established, maintained, or sponsored by the Company or any of its Subsidiaries or to which any of the Company or any Subsidiary has contributed, or into which any of the Company or Subsidiary has entered solely for the benefit of non-U.S. active, retired or former employees or directors of the Company or any Subsidiary.

“Fraud” means an intentional false representation of a material fact upon which one reasonably relies to his or her detriment.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governing Documents” means, with respect to a particular entity Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements and other agreements and documents relating either to the organization, management or operation of any Person or to the rights, duties and

7

obligations of such Person’s equityholders and (vii) all amendments or supplements to any of the foregoing.

“Governmental Authority” means any foreign or United States federal, state or local government agency, division, subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Government Official” shall mean (a) any officer or employee of any Governmental Authority, (b) any person acting in an official capacity on behalf of a Governmental Authority, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Authority, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Grants” is defined in Section 1.1(o).

“Hazardous Materials” means any material, chemical, compound, substance, mixture, waste or by-product (regardless of physical form or concentration) that (a) is hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive, or otherwise harmful to living things or the environment, (b) is or becomes identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws, or (c) could pose a hazard to the environment or the health and safety of any Person or impair the use or value of any portion of the Real Estate or any other property. The term “Hazardous Materials” shall include without limitation pollutants, contaminants, pesticides, biological agents, biohazardous materials, etiologic agents, petroleum, petroleum products and by-products, radioactive substances, solid wastes, hazardous wastes, hazardous substances, extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including any “hazardous substance” as defined, listed, designated or regulated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

“Holdback” is defined in Section 1.11.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a, et. seq.

“Implementation Manager” means the individual identified by Purchaser to the Company as Purchaser’s “implementation manager” with responsibility for coordinating and implementing the transition of the STB Business from the Company to Purchaser pursuant to this Agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or issued in substitution for or exchange of obligations for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made,

8

(c) indebtedness of the type described in (a) or (b) above guaranteed, directly or indirectly, by such Person, (d) any indebtedness for the deferred purchase price of property or services, (e) obligations under capital leases, (f) any indebtedness secured by an Encumbrance, (g) any letter of credit arrangements, (h) any and all accrued interest and other amounts payable with respect the foregoing, and (i) any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing.

“Indemnification Expiration Time” is defined in Section 8.10(a).

“Indemnified Parties” is defined in Section 8.4.

“Indemnifying Parties” is defined in Section 8.4.

“Intellectual Property” means on a worldwide basis: (i) all patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, renewals, substitutions, refiles, divisions, revisions, extensions, reexaminations and counterparts thereof, all industrial designs, industrial models and utility models, certificates of invention, plant patents and design patents, as well as the rights to file for, and to claim priority to, any such patent rights (collectively, “Patent Rights”), (ii) all registered and unregistered trademarks, service marks, domain names, trade dress and product configurations, logos, trade names, together with all translations, adaptations, modifications, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith, (iii) all registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof, (iv) all internet domain names and registration rights, uniform resource locators, internet or worldwide web sites or protocol addresses, and all related content and programming, and related security passwords or codes, (v) all inventions, developments, discoveries and concepts (whether or not patentable and whether or not reduced to practice), all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, compositions, devices, formulae, illustrations, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms and mask works, (vi) all other proprietary rights relating to any of the foregoing, (vii) all of the foregoing contained or embodied in or with respect to any Software, (viii) all copies and tangible embodiments thereof (in whatever form or medium), (ix) and the right to sue and recover for past, present or future infringements, misappropriations, dilution, unauthorized use or disclosure, or other conflict with any of the foregoing intellectual property.

“Interim Financial Statements” means the Carve-Out Financial Statements for the period from January 1, 2011 through September 30, 2011 and the carve-out balance sheet as of September 30, 2011.

“Inventory Contingency Accrual” is defined in Section 1.4(f).

9

“IP Assignment and Assumption Agreement” is defined in Section 2.4(q).

“IRS” means the United States Internal Revenue Service.

“Key Employee” means the following employees of the STB Business set forth on the document titled “Key Employees” and made available in the Dataroom at least two (2) Business Days prior to the date of the Agreement.

“Knowledge” means, with respect to the Company, the actual knowledge of the Knowledge Individuals of a particular activity, event, fact, circumstance or condition, in each case after due inquiry (including of direct reports) or, if due inquiry has not been made, such knowledge that a prudent Person would be expected to have after due inquiry (including of direct reports). Knowledge Individuals are those individuals listed on the attached schedule. With respect to matters involving Intellectual Property and Intellectual Property Rights, Knowledge does not require that the Knowledge Individuals have conducted, obtain or have obtained any freedom-to-operate opinions; provided, that, any such opinions that have been conducted or obtained prior to the date of this Agreement will not be excluded from the term “Knowledge” based on this sentence.

“Labor Organization” means trade union, labor organization, work council, employee committee, employee representative body or other similar body.

“Later Discovered Contracts” is defined in Section 5.1(b).

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

“Lease Assignments” mean the assignments of the Transferred Leases from the Company or Seller Subsidiary to Purchaser or its applicable Subsidiary in form and substance satisfactory to the Parties thereto.

“Leased Real Estate” means all real property that is leased or subleased by the Company or any Subsidiary that is used or held for use in the STB Business.

“Liability” means any obligation or liability (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet.

“License Agreement” is defined in Section 2.4(b).

“Licensed Intellectual Property Assets” is defined in Section 1.1(h).

“Local Asset Transfer Agreements” is defined in Section 1.7.

“Manufacturing Agreement” means the Manufacturing Services Agreement dated February 8, 2010 by and between Trident Microsystems (Far East) Ltd., a Cayman Islands Company, and NXP Semiconductor Netherlands B.V., a private company with limited liability

10

incorporated under the laws of The Netherlands, together with all amendments, supplements or change orders thereto (“NXP”).

“Material Adverse Change” or “Material Adverse Effect” means any change or effect that has (or could be reasonably expected to have) a material adverse effect on (i) the STB Business, the Purchased Assets or the business, assets, prospects, liabilities, condition (financial or otherwise), operating results or operations of the Company and the Seller Subsidiaries, taken as a whole (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Purchaser has Knowledge of such effect or change on the date hereof), or (ii) the Company’s ability to consummate the Contemplated Transactions, unless such change or effect results from (a) the announcement of this Agreement or the pendency or consummation of the Contemplated Transactions, (b) changes in GAAP or any applicable Law or Order, (c) changes in the industry in which the STB Business is operated, (d) any attack, escalation of hostilities, act of terrorism or outbreak involving the United States of America, any declaration of war by Congress or any other national or international calamity, or (e) changes in general economic conditions or the financial or securities markets generally; provided, however, that any change or effect described in clauses (b), (c), (d) or (e) does not specifically relate to or disproportionately impact the STB Business, the Purchased Assets or the business, assets, liabilities, condition (financial or otherwise), operating results or operations of the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, the filing of the Chapter 11 Case and the commencement of the Cayman Insolvency Case shall not, individually or together, in and of themselves, be deemed to constitute or give rise to a Material Adverse Effect.

“Miscellaneous Office Supplies” means office, mailroom and copy center supplies, including paper, notebooks and paper pads, toner and ink cartridges for printers or photocopiers, writing instruments (such as pens, pencils, highlighters and erasers), binding or fastening devices (such as staplers and staples, velobinders and three-ring binders, paper clips and glue), cleaning supplies, bathroom supplies, kitchen supplies, kitchen utensils and kitchen small appliances and other tangible supplies used in common areas of the applicable facilities.

“Non-Competition Agreement” is defined in Section 2.4(c).

“NXP Manufacturing Services Agreement Term Sheet” means the term sheet dated December 16, 2011 between NXP and Purchaser set forth on Exhibit K.

“NXP Note” is defined in Section 1.1(c).

“NXP Purchase Orders” is defined in Section 1.1(b).

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

11

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Company and the Subsidiaries in connection with the STB Business.

“Owned Intellectual Property Assets” means any and all Intellectual Property that is owned or co-owned by the Company or any of its Subsidiaries.

“Owned Inventory” is defined in Section 1.1(b).

“Parties” is defined in the preamble to this Agreement.

“Patents” is defined in Section 1.1(g).

“Patent Rights” is defined in the definition of Intellectual Property.

“PC TV Business” means the Company’s business existing as of the date of this Agreement of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for use in PC TV Products (as defined in the License Agreement).

“Permits” means (i) all licenses, permits, rights, registrations, agreements, accreditations, certifications and governmental or other approvals of any Governmental Authority applied for, pending by, issued or given to (a) any Subsidiary or (b) the Company or any Subsidiary that is used in the STB Business, and (ii) all agreements with any Governmental Authority entered into by (a) any Subsidiary or (b) the Company or any Subsidiary that is used in or related to the STB Business, and, with respect to any of the items referenced in the foregoing clauses (i) and (ii), that are in effect, have been applied for or are pending.

“Permitted Encumbrances” means (i) statutory liens, charges or assessments for Taxes not yet due or the amount for which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due, (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, (iv) applicable zoning, subdivision, building and other land use Laws and other land use restrictions that do not impair the present use of the subject real property, and (v) licenses under Purchased Intellectual Property Assets that are included in the Seller Contracts and disclosed in Section 3.21 of the Disclosure Schedule.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Personal Data” means mean a natural person’s name, street address, telephone or cell phone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

12

“Personal Productivity Tools” means the personal computers (whether desktop, laptop or tablet), desktop printer, desk, cubicle, table, bookcase, chair and other office furniture, whiteboards, bulletin boards, books and other reference manuals not included in the STB Owned Intellectual Property, telephones, cell phones, smart phones and other personal assistance devices and any Miscellaneous Office Supplies located in the desks or other work areas of all of the Transferred Employees (or the vacant offices or workspaces assigned to any STB Employee who does not become a Transferred Employee).

“Petition Date” means the date on which the Chapter 11 Case is commenced.

“Preference Avoidance Claims” is defined in Section 1.1(r).

“Purchase Price” is defined in Section 1.8.

“Purchased Assets” is defined in Section 1.1.

“Purchased Intellectual Property Assets” means (i) all Patent Rights owned or co-owned by the Company or any Subsidiary and (ii) all other Intellectual Property that is owned or co-owned by Company or any of the Subsidiaries.

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Documents” is defined in Section 4.2.

“Purchaser Indemnitees” is defined in Section 8.1.

“Purchaser Terminating Breach” is defined in Section 6.1(b).

“Receivables” is defined in Section 1.1(c).

“Records” is defined in Section 1.1(n).

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching (whether active or passive), dumping or disposing into or through the environment, whether or not notification or reporting to any governmental agency was or is required, including any Release which is subject to Environmental Laws.

“Required Action” is defined in Section 3.21(a).

“Required Cash” is defined in Section 1.1(k).

“Required Consent” is defined in Section 2.3(h).

“Response” is defined in Section 8.9.

13

“Retained Employees” means any former or current employee of the Company or any of its Subsidiaries who is not a Transferred Employee as of the Closing Date.

“Retained Contracts” means any Contracts that Purchaser decides not to assume pursuant to Section 1.1(h) or Section 1.1(i), Contracts listed on Schedule 1.2(c) and Contracts Purchaser causes the Company to reject pursuant to Section 7.9.

“Retained Liabilities” is defined in Section 1.4.

“Sale Orders” means the Cayman Sale Order and the US Sale Order.

“Sale Proceeds Sharing Agreement” is defined in Section 7.14

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Contract” means any Contract (including any insurance policy) under which the Company or any Subsidiary has or may acquire any rights, or by which the Company or any Subsidiary or any of its assets is or may become bound, in each case, that is used in or related to the STB Business or any Purchased Asset, including, without limitation, any Licensed Intellectual Property Assets and any Software Contracts; provided, however, that the Seller Contracts shall not include the Retained Contracts.

“Seller Documents” is defined in Section 3.2.

“Seller Employee Benefit Plan” means any pension, retirement or savings plan, any medical, hospital, health, dental, life, death benefit or disability plan, any group insurance plan, any profit sharing, deferred compensation, stock option, stock purchase, bonus or incentive plan (including any equity or equity-based plan), and any fringe benefit, vacation pay, holiday pay, sick leave, service awards, tuition reimbursement, moving expense reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment (including, but not limited to, any pension plan, as defined in ERISA §3(2), and any “welfare plan,” as defined in ERISA § 3(1)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by the Company or any ERISA Affiliate and covering the Company’s or any ERISA Affiliate’s active or former employees (or their beneficiaries), (ii) to which the Company or any ERISA Affiliates is a party or bound, or (iii) with respect to which the Company or any ERISA Affiliate has made any payments, contributions or commitments or may otherwise have any Liability (whether or not such Seller Employee Benefit Plan is still maintained) with respect to services performed in relation to the STB Business. Seller Employee Benefit Plans shall include, without limitation, any Foreign Employee Benefit Plans.

“Seller Employer” is defined in Section 3.18(a).

“Seller Intellectual Property Assets” means any and all Licensed Intellectual Property Assets and Purchased Intellectual Property Assets.

14

“Seller Indemnitees” is defined in Section 8.3.

“Seller Party” is defined in Section 7.7.

“Seller Software” is defined in Section 1.1(f).

“Seller Subsidiaries” is defined in Section 3.2.

“Software” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including, without limitation, input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, bug lists and tools or procedures for tracking and fixing bugs, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

“Software Contract” means any Contract which conveys or grants Company or any of its Subsidiaries rights to use Software.

“Specified Prepaid Expenses” is defined in Section 1.9(a).

“STB Employee” is defined in Section 3.18(a).

“STB Former Employees” means former employees who provided services to the STB Business.

“STB GAAP Revenue” means revenue from the sale of Products as recognized under GAAP.

“STB Service Providers” is defined in Section 3.18(b).

“STB (U.S.) Employee” is defined in Section 3.18(e).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general

15

partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” is defined in Section 3.25.

“Tangible Personal Property” is defined in Section 1.1(e).

“Target Working Capital” means an amount equal to $11.6 million.

“Tax” means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, customs, duties or other tax, fee, assessment or charge, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means any federal, state, local or foreign return, declaration, report, statement and other documents or filings required to be filed in respect of any Tax.

“Term Sheet” means that certain Term Sheet, dated as of October 28, 2011, by and between the Company and Purchaser.

“Terrestrial Demod Products Business” means the Company’s business, existing as of the date of this Agreement, of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing Terrestrial Demod Products (as defined in the License Agreement).

“Third Party” means any Person other than any of the Parties and their respective Affiliates.

“Third-Party Claim” is defined in Section 8.4.

“Transaction Documents” means this Agreement and the other agreements, instruments and documents being delivered by the Parties at the Closing pursuant to either Section 2.4 or Section 2.5.

“Transfer Offer” is defined in Section 5.9(b).

“Transferred Employees” is defined in Section 5.9(a).

“Transferred Leases” is defined in Section 1.1(d).

“Transition Agreement” is defined in Section 2.4(a).

“Trident Microsystems Marks” is defined in Section 7.11.

“TUPE” means the Acquired Rights Directive and any Laws promulgated in order to give effect to the Acquired Rights Directive, including the Transfer of Undertakings (Protection of Employment) directive and all similar Laws promulgated in accordance with TUPE.

16

“UK Subsidiary” means Trident Digital Systems (UK) Ltd.

“Updated Carve-Out Financial Statements” is defined in Section 2.3(k).

“US Orders” means the US Sale Order and the Bid Procedures Order.

“US Sale Motion” means a motion, in form and substance acceptable to Purchaser, seeking approval of the US Sale Order by the Bankruptcy Court.

“US Sale Order” means one or more orders of the Bankruptcy Court, in form and substance acceptable to Purchaser, among other things, (i) approving the sale of Purchased Assets to Purchaser (free and clear of all Claims and Encumbrances pursuant to Sections 363(b) and 363(f) of the Bankruptcy Code), (ii) approving the assumption by and assignment to Purchaser of the Seller Contracts pursuant to Section 365 of the Bankruptcy Code, (iii) containing findings of fact and conclusions of law that Purchaser is a good faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code and that Purchaser is not a successor to the Company or any Subsidiary and shall not be liable under any theory of successor liability, (iv) providing for the assumption by Sellers, and the assignment by Sellers to Purchaser, of each of the Seller Contracts pursuant to Section 365 of the Bankruptcy Code, and further providing that any and all Cure Costs associated with any such agreements shall be paid by the Company, without any offset or deduction from the Purchase Price, at or prior to the effective date of the assumption of such agreements by the Company, and (v) conditioning the sale of the Excluded Assets relating to the digital television business upon the purchaser thereof executing and delivering the Non-Competition Agreement, and prohibiting Sellers from selling any such assets to any party who has not entered into such agreement.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company or any Subsidiary from users of the Products.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et. seq.

“Working Capital Statement” is defined in Section 1.9(b).

17

EXECUTION VERSION

EXHIBIT B

PURCHASE PRICE ALLOCATION

The Parties will allocate the Purchase Price and Assumed Liabilities among the Purchased Assets in the manner stated below, consistent with the requirements of Code § 1060. All references to book value and fair market value are to the book value or fair market value of the Purchased Assets as of the Closing Date, immediately after consummation of Contemplated Transactions.

I.	Allocation Among Company and Seller Subsidiaries.

The approximate fair market value of Consideration as determined at signing is $             which shall be allocated among the Company and Seller Subsidiaries as follows:

Company	$________ (FMV) allocated to such entity

TMFE (Cayman)	$________ (FMV) allocated to such entity

- List of entities to be provided

II.	Allocation Among Assets for each Entity set forth at Section I above.

Asset Class	Allocation Method

I. Cash and General Deposit Accounts	Fair market value

II. Actively Traded Securities	Fair market value

III. Prepaids, Deposits and Receivables	Fair market value, which for Receivables will be calculated as face value minus applicable reserves for doubtful accounts and for allowances and discounts

IV. Inventory	Fair market value

V. Tangible Personal Property	Fair market value for Tangible Personal Property

VI. Intangible Assets other than Goodwill	Fair market value

VII. Goodwill	The difference between (a) the sum of the Purchase Price and the Assumed Liabilities, minus (b) the sum of the amounts allocated to the other Purchased Assets pursuant to Asset Classes I through VI above.

1

EXHIBIT C

FORM OF TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of this      day of             , 2012 (the “Effective Date”), by and between Entropic Communications, Inc., a Delaware corporation (“Entropic”), and Trident Microsystems, Inc., a Delaware corporation (“Trident”). Entropic and Trident may each be referred to as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into that certain Asset Purchase Agreement dated                 , 2012 (the “APA”) providing for Trident’s sale to Entropic, and Entropic’s purchase from Trident, of the assets of the STB Business (as defined in the APA) from Trident; and

WHEREAS, the Parties wish for Trident to provide certain services during a limited transitional period in order to facilitate the orderly transfer of assets from Trident to Entropic with minimal disruption to the STB Business;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. DEFINITIONS. Capitalized terms will have the meanings ascribed to them in this section or elsewhere in this Agreement. Those capitalized terms that are not otherwise defined in this Agreement shall have the same meanings as those ascribed to them in the APA.

1.1 “Affiliate” of a Party hereto means any Person directly or indirectly controlling, controlled by, or under common control with such Party provided, however, that NXP, B.V. shall not be treated as an Affiliate by virtue of it being a stockholder of Trident as of the date of the Asset Purchase Agreement.

1.2 “Services” means the services, functions, and tasks of Trident described in the Service Schedule or identified elsewhere in this Agreement. If any service, function, or responsibility not specifically described in this Agreement is an inherent or necessary part of the performance of the Services, it will be deemed included within the scope of the Services.

1.3 “Service Schedule” means the schedule attached to this Agreement as SCHEDULE A (SERVICE SCHEDULE), which describes the Services to be performed under this Agreement. The Service Schedule is subdivided into several sections, each of which covers a particular type of Service and is numbered sequentially, such that they are referred to as “Schedule A-1”, “Schedule A-2”, and so forth.

1.4 “Time Increment” means, with respect to a particular of employee of Trident, the percentage of such employee’s time during a given month that is dedicated to performing Services under this Agreement, rounded to the nearest multiple of twenty-five percent (25%) (i.e., an employee’s Time Increment shall be 0%, 25%, 50%, 75%, or 100%).

2. SERVICES

2.1 Provision of Services. Trident will provide, and as necessary will cause its Affiliates to provide, the Services to Entropic (or at Entropic’s direction, to Entropic’s Affiliates) during the term of this Agreement. Except as otherwise expressly provided in this Agreement, Trident will be responsible for providing the facilities, personnel, and other resources required for performance of the Services. Trident shall cause each employee of Trident that performs the Services to dedicate a percentage of his or her time equal to his or her Time Increment to performing the Services. Except as otherwise provided in this Agreement, each Party will bear its own expenses in connection with performance of its obligations under this Agreement. As part of the Services, Trident grants (or, as applicable, will cause its Affiliates to grant) to Entropic a license to use any equipment and software identified, described, or referenced in the Service Schedule during the term of this Agreement for the sole purpose of receiving the benefit of the Services hereunder. Without limiting the generality of the foregoing, the following terms and conditions shall further apply to the types of Services expressly identified below:

(a) IT Transition Services. As part of the Services described in SCHEDULE A-4 (the “IT Transition Services”), until such time that Entropic completes a permanent cut-over to its own connectivity solutions and IT infrastructure, Trident shall (i) take all necessary steps to maintain network connectivity globally for each of the sites described in SCHEDULE A-4; and (ii) maintain in effect all contracts with third-party vendors for products, access, and services used to operate and maintain the IT infrastructure for such sites, including without limitation any third-party software licenses.

(b) Supply Chain Operations Services. As part of the Services described in SCHEDULE A-7 (the “Supply Chain Operations Services”), during the period specified in SCHEDULE A-7 (and unless Entropic gives notice of early termination to Trident), Trident shall take all necessary steps to operate and maintain its supply chain systems and activities, including by (i) maintaining the “TriSAP” ERP system (together with all other information systems that interface with the TriSAP system) in full operation; and (ii) paying NXP, B.V. and other third-party vendors all amounts necessary to continue to keep such systems fully operational and maintain access to such systems. Entropic will pay to Trident the fees specified for the Supply Chain Operations Services in SCHEDULE B, which shall constitute Trident’s full compensation for its performance of the Supply Chain Operations Services (and for any internal and third-party costs incurred by Trident in connection therewith). At Entropic’s request, Trident will transfer and assign to Entropic all right, title, and interest in and to any products, services, licenses, contracts, and any other rights or assets that it acquires or enters into in the course of performing the Supply Chain Operations Services. For the avoidance of doubt, the Parties agree and acknowledge that Trident is acting as a service provider to Entropic in its performance of the Supply Chain Operations Services, and does not have (and shall not represent to any third party that it has) any right, power or authority to legally bind, or otherwise enter into legal obligations on behalf of, Entropic.

2.2 General Standard of Performance. Trident will provide (and cause its Affiliates to provide) the Services with at least the same level of skill, quality, care, timeliness, and cost-effectiveness as such services, functions, and tasks were performed prior to the date of execution of the APA and in a manner that will enable Entropic to conduct the STB Business after the Closing. At a minimum, Trident will perform (and cause its Affiliates to perform) the Services in a timely and professional manner and in accordance with industry standards for services of the type performed. Trident will comply (and cause its Affiliates to comply) with all applicable Laws, including but not limited to foreign, international, multi-national, applicable federal, state, and local laws and regulations, and will obtain all applicable permits and licenses, in connection with its obligations under this Agreement.

2.3 Preferred Providers. As part of the Services, Trident will provide to Entropic a list of Trident’s preferred third-party providers of services related to the Purchased Assets, and Entropic may in its discretion engage such providers to provide services directly to Entropic.

2.4 Availability. For all Trident employees engaged in providing Services, if Trident determines that such employee is not needed to support Trident’s retained DTV business, then Trident may, in its sole discretion, elect to terminate the employment of such employee, in which case Trident shall give at least thirty (30) days prior written notice of such employment termination to both Entropic and such employee. After receipt of such notice, Entropic may (i) elect to increase the Time Increment applicable to such employee for the remaining duration of such employee’s employment by Trident; and/or (ii) engage such employee as a consultant to perform the Services after the termination of such employee’s employment with Trident, in which case Trident shall provide all necessary cooperation and assistance to facilitate Entropic’s engagement of such employee as a consultant (including by making available all necessary access to Trident’s information and facilities to allow such former employee, acting as a consultant to Entropic, to perform the applicable Services for Entropic during the remaining term of this Agreement). Entropic will be responsible for paying any consulting fees to such former employee for services rendered as an independent consultant after the termination of such former employee’s employment with Trident. The Parties will mutually agree upon any applicable fees to be paid to Trident in consideration of making its information systems and facilities available to such former employee.

2.5 Transition Assistance. Trident will (and will cause its Affiliates to) provide to Entropic consultation, assistance, and information as reasonably requested by Entropic in order to, and otherwise perform the Services so as to, effect a smooth transition of the Purchased Assets and related business to Entropic.

2.6 Reduction in Services. Entropic may elect to suspend or not to receive any of the Services at any time upon written notice to Trident. If Entropic suspends or elects not to receive a Service, the charges payable under this Agreement will be equitably reduced to account for the reduction in Services provided.

2.7 Changes in Services. Entropic will have the right, upon written notice to Trident, to request reasonable changes and/or modifications in the manner the Services are performed by Trident (e.g., frequency, schedule, delivery methods) in order to ensure that the Services are performed in strict accordance with all applicable Laws. Trident will promptly implement such reasonable changes and/or modifications.

2.8 Additional Services. If Entropic reasonably requests that Trident perform additional services not included within the scope of the Services, then the Parties will promptly negotiate in good faith with a view toward adding such additional services to the Service Schedule on the same terms and conditions as set forth in this Agreement.

2.9 Good Faith Cooperation. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include, to the extent applicable, exchanging information, providing electronic access to systems used in connection with Services, and performing true ups and adjustments. The Parties will cooperate with each other in making information available as needed in the event of a tax audit related to the Services, whether in the United States or any other country.

3. COMPENSATION

3.1 Charges. EXHIBIT B (SERVICE FEES) shall identify the payments due to Trident in consideration of its performance of the Services, and the Service Schedule shall identify which payments are applicable to which Service. Entropic agrees to pay Trident the amounts set forth in EXHIBIT B (SERVICE FEES) for the performance of the applicable Services. Entropic will not be required to pay any amounts in connection with the Services other than as set forth on EXHIBIT B (SERVICE FEES) and in this Section 3 (Compensation).

3.2 Other Expenses. The Parties agree and acknowledge that the payments identified in EXHIBIT B (SERVICE FEES) are intended to be inclusive of all expenses incurred by Trident in the performance of the Services. If Trident believes that it has incurred an unexpected material expense that was not considered by the Parties in the negotiation of the fees and charges set forth in SCHEDULE B (SERVICE FEES), Trident may given written notice to Entropic and the Parties shall discuss in good faith how to handle such expense. For the avoidance of doubt, unless and until the Parties come to mutual agreement on reimbursement as a result of such discussions, Entropic shall not have any obligation to reimburse Trident for any expenses beyond those set forth in SCHEDULE B (SERVICE FEES).

3.3 Invoicing and Payment. Trident will invoice Entropic monthly at the end of each month for the amount due under this Agreement for that month. Such invoices will clearly specify amounts due for each of the Services. Each such invoice will be accompanied by such supporting documentation as Entropic may reasonably require. Undisputed amounts of each invoice will be due within thirty (30) days after Entropic’s receipt of the invoice.

3.4 Records and Audits

(a) Records. Trident will maintain (and, as applicable, cause its Affiliates to maintain) accurate and complete records regarding its activities relating to this Agreement and the means of calculating the amounts billed to Entropic hereunder. Such books and records will, at all times, be kept in a manner consistent with Trident’s past practices prior to the Effective Date and, in any event, in accordance with good administrative and secretarial practice and generally accepted accounting principles. Trident will retain (and, as applicable, cause its Affiliates to retain) all such records until two (2) years after any termination or expiration of this Agreement, unless otherwise directed by Entropic.

(b) Audits. Upon ten (10) days’ notice to Trident, Entropic and its designees will have the right to inspect and audit all the relevant records and books of account of Trident and its Affiliates to verify the accuracy of all payments made or to be made by Entropic pursuant to Section 3 (COMPENSATION). Any audit by Entropic or its designees will be conducted during regular business hours at the facilities of Trident or its Affiliates, and in a manner that does not unreasonably interfere with the normal business activities of Trident or its Affiliates. If any audit reveals an overpayment by Entropic, Trident will promptly refund any overpayment. In addition, if any audit reveals an overpayment by Entropic exceeding five percent (5%) during the audited period, Trident will reimburse Entropic for the reasonable costs of conducting the audit.

4. CONFIDENTIALITY

4.1 Trident Information

(a) Trident Information Defined. The Parties acknowledge that, in the course of performing the Services, Entropic and Entropic personnel may receive, observe, and otherwise have access to confidential and proprietary information of Trident or its Affiliates (whether in tangible or electronic form or otherwise) related to Trident or its Affiliates or their respective products, tools, technology, processes, business plans, and customers that is marked or identified as confidential at the time of disclosure (the “Trident Information”) Notwithstanding the foregoing, Trident Information does not include information that: (i) is in the public domain, through no fault of Entropic; (ii) was known to Entropic prior to being disclosed by Trident to Entropic; (iii) is disclosed to Entropic by a third party who is entitled to so disclose the information; or (iv) is developed by Entropic employees without reference to Trident Information.

(b) Confidentiality Obligations. Entropic agrees that:

(i) Entropic will not use, reproduce, or exploit Trident Information for any purpose other than receiving the Services and exercising its rights as contemplated under this Agreement;

(ii) Entropic will hold all Trident Information in strict confidence and will not disclose or otherwise make available Trident Information to any third party, and Entropic will restrict access to Trident Information to those of its employees who have a need to know such information in order to receive the Services or exercise Entropic’s rights hereunder;

(iii) Entropic will take all reasonable and necessary steps to protect the Trident Information from inadvertent or unintentional disclosure to third parties and will protect the Trident Information from unauthorized access, disclosure, or use with at least the same degree of care as Entropic uses to protect its own trade secret information of equivalent importance, and in any event no less than reasonable care;

(iv) Entropic will reproduce, on all copies of documents and materials containing Trident Information made by Entropic or its employees, agents, or contractors, all proprietary rights notices of Trident appearing on the original copy of such document or material; and

(v) Entropic will, at Trident’s request, promptly return to Trident or destroy all documents and materials in tangible form, and permanently erase all data in electronic form, containing any Trident Information, and certify in writing signed by an executive officer of Entropic that Entropic has fully complied with this obligation.

Entropic will ensure that each employee, agent, and contractor who will receive disclosure of Trident Information has signed Entropic’s standard form of employee or independent contractor (as appropriate) nondisclosure agreement. Entropic acknowledges and agrees that Entropic has no right, title, or interest of any nature in any Trident Information, other than a limited, non-transferable, non-sublicenseable, non-exclusive license during the term of the Agreement to use and reproduce Trident Information solely to the extent necessary to receive the Services and exercise its rights as contemplated under this Agreement.

4.2 Entropic Information

(a) Entropic Information Defined. The Parties acknowledge that, in the course of performing the Services, Trident and the employees and agents of Trident and its Affiliates (collectively, “Trident Personnel”) will receive, observe, and otherwise have access to confidential and proprietary information (whether in tangible or electronic form or otherwise) related to Entropic, its Affiliates, and their respective products, tools, technology, processes, business plans, and customers that is either marked or identified as confidential at the time of disclosure or that should reasonably be considered under the circumstances of its disclosure to be confidential to Entropic (the “Entropic Information”). Without limiting the foregoing, Entropic Information includes all accounting, financial, technical, business, and other data related to Entropic’s business and stored on the computer or telecommunications systems of Trident, as well as the contents of patent applications, invention alerts, and related legal files. Notwithstanding the foregoing, Entropic Information does not include information that: (i) is in the public domain, through no fault of Trident; (ii) is disclosed to Trident by a third party who is entitled to so disclose the information; or (iii) is developed by Trident employees without reference to Entropic Information.

(b) Confidentiality Obligations. Trident agrees that:

(i) Trident will not use, reproduce, or exploit Entropic Information for any purpose other than performing Services as contemplated under this Agreement;

(ii) Trident will hold all Entropic Information in strict confidence and will not disclose or otherwise make available Entropic Information to any third party, and Trident will restrict access to Entropic Information to those of its employees who have a need to know such information in order to perform the Services;

(iii) Trident will take all reasonable and necessary steps to protect Entropic Information from inadvertent or unintentional disclosure to third parties and will protect Entropic Information from unauthorized access, disclosure, or use with at least the same degree of care as Trident uses to protect its own trade secret information of equivalent importance, and in any event no less than reasonable care;

(iv) Trident will reproduce, on all copies of documents and materials containing Entropic Information made by Trident or its employees, agents, or contractors, all proprietary rights notices of Entropic appearing on the original copy of such document or material; and

(v) Trident will, at Entropic’s request, promptly return to Entropic or destroy all documents and materials in tangible form, and permanently erase all data in electronic form, containing any Entropic Information, and certify in writing signed by an executive officer of Trident that Trident has fully complied with this obligation.

Trident will ensure that each employee, agent, and contractor of Trident or its Affiliates who performs the Services or will otherwise receive disclosure of Entropic Information has signed Trident’s standard form of employee or independent contractor (as appropriate) nondisclosure agreement. Trident acknowledges and agrees that Trident and its Affiliates have no right, title, or interest of any nature in any Entropic Information, other than a limited, non-transferable, non-sublicenseable, non-exclusive license during the term of the Agreement to use and reproduce Entropic Information solely to the extent necessary to perform the Services as contemplated under this Agreement.

4.3 Safeguarding Entropic Information. During the term of this Agreement, Trident will maintain (and, as applicable, cause its Affiliates to maintain) environmental, safety, and facility procedures, data security procedures and other safeguards against the destruction, loss, or alteration of Entropic Information in the possession of Trident of its Affiliates which are (a) in conformance with any applicable requirements on SCHEDULE A (SERVICE SCHEDULE); and (b) are no less rigorous than those maintained by Trident (or any of its Affiliates) for its own information of a similar nature.

4.4 Access to Computer Systems. If Trident (or any of its Affiliates) is given access to any Entropic equipment, computer, software, network, clean-room, electronic files, or electronic data storage system, Trident shall limit (and, as applicable, cause its Affiliates to limit) such access and use solely to perform Services for Entropic and shall not access or attempt to access any equipment, computer, software, network, clean-room, electronic files, or electronic data storage system, other than those specifically required to accomplish the Services. Trident shall limit such access to those Trident Personnel with an express requirement to have such access in connection with this Agreement, shall advise Entropic in writing of the name of each such employee who will be granted such access, and shall strictly follow all Entropic security rules and procedures for use of Entropic’s electronic resources. All user identification numbers and passwords disclosed to Trident (or its Affiliates) and any information obtained by Trident (or its Affiliates) as a result of their access to and use of Entropic’s equipment, computers, software, networks, clean-rooms electronic files, and electronic data storage systems, shall be deemed to be, and shall be treated as, Entropic Information under applicable provisions of this Agreement. Trident agrees to cooperate (and cause its Affiliates to cooperate) with Entropic in the investigation of any apparent unauthorized access by Trident or its Affiliates to Entropic’s equipment, computer, software, network, clean-room, electronic file, or electronic data storage systems, or any apparent unauthorized release of Entropic Information by Trident Personnel.

4.5 Access. Upon Entropic’s request from time to time or upon the expiration or termination of this Agreement or, with respect to any particular Entropic Information, on such earlier date that the same will be no longer required by Trident in order to render the Services hereunder, Trident will promptly provide an electronic copy of all Entropic Information in Trident’s (or its Affiliates’) possession or control to Entropic, in the format reasonably requested by Entropic. If Entropic requests at any time, Trident will destroy (and, as applicable, cause its Affiliates to destroy) all copies of Entropic Information in Trident’s (or its Affiliates’) possession or control. Trident will not withhold (or permit any of its Affiliates to withhold) any Entropic Information as a means of resolving any dispute. Trident and its Affiliates will not possess or assert any lien or other right against or to Entropic Information.

4.6 Injunctive Relief. Each Party acknowledges and agrees that the other Party would suffer irreparable harm for which monetary damages would be an inadequate remedy if there were a breach by such Party of obligations under this Section 4 (Confidentiality). Each Party further acknowledges and agrees that equitable relief, including injunctive relief, would be appropriate to protect the non-breaching Party’s rights and interests if such a breach were to arise, be threatened, or be asserted, and the non-breaching Party will be entitled to the entry of an order for immediate injunctive relief.

5. PERSONNEL

5.1 Trident Services Manager. Trident will designate a separate “Services Manager” with respect to each of the Service Schedules attached hereto for the Services provided to Entropic hereunder. The Services Managers will be employees of Trident, will devote the time and effort necessary to manage the Services, will serve as the point of accountability to Entropic for performance of the Services under each of the respective Service Schedules, and will have day-to-day authority for ensuring performance of the Services in accordance with the terms of this Agreement. Trident’s initial designation of the Services Managers will be subject to Entropic’s reasonable approval. Trident may replace any of the Services Managers only if the Services Manager in question is unable to continue fulfilling his or her responsibilities as such due to death, disability, or termination of employment with Trident.

5.2 Skills, Training, and Experience. Trident will ensure that Trident Personnel performing Services have sufficient skills, training, and experience to enable them to perform the Services with the same level of skill, quality, care, timeliness, and cost-effectiveness as similar services, functions, and tasks performed for Trident and its Affiliates.

5.3 Compensation and Benefits. All Trident Personnel providing Services under this Agreement will be deemed to be employees or representatives solely of Trident (or its Affiliates) for purposes of all compensation and employee benefits and not to be employees or representatives of Entropic. Trident (or its Affiliates) will be solely responsible for payment of (a) all income, disability, withholding, and other employment taxes; and (b) all medical benefit premiums, vacation pay, sick pay, or other fringe benefits for any employees, agents, or contractors of Trident who perform Services. Trident will indemnify, defend and hold Entropic harmless against any liability for premiums, contributions or taxes payable under workers’ compensation, unemployment compensation, disability benefit, old age benefit, or tax withholding for which Entropic may be adjudged liable as an employer with respect to any Trident Personnel who perform Services. All Trident Personnel will be under the direction, control, and supervision of Trident, and, except to the extent expressly set forth to the contrary in Section 2.4 (Availability), Trident will have the sole right to exercise all authority with respect to the employment, termination, assignment, and compensation of such Trident Personnel.

5.4 Subcontractors. Trident will not use any subcontractor to perform all or any part of any Service without Entropic’s prior written consent.

5.5 Work Product. For purposes of this Agreement, “Work Product” means any reports, records, data, documentation, software (both in source and in executable code form), inventions (whether or not patentable), discoveries, materials, tools, works of authorship, know-how, technical information, trade secrets, work product, methods, processes, designs, schematics, and all other intellectual property created, conceived, developed, or reduced to practice by or for Trident in the course of Trident’s performance of the Services. Entropic will own all right, title, and interest in and to the Work Product and all intellectual property rights subsisting therein. Trident hereby irrevocably assigns to Entropic all right, title, and interest worldwide in and to the Work Product, including all intellectual property rights related thereto. If Trident has any rights to the Work Product that cannot be assigned to Entropic, such as moral rights, author’s rights, rights of integrity, or any similar rights, Trident unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Entropic with respect to such rights, and agrees, at Entropic’s request and expense, to consent to and join in any action to enforce such rights. If Trident has any rights to the Work Product that cannot be assigned to Entropic or waived by Trident, Trident unconditionally and irrevocably grants to Entropic during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully-paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display, by all means now known or later developed, the Work Product, and to use, make, have made, import, sell, and offer for sale, products and services using or embodying the Work Product. Trident will promptly disclose to Entropic any Work Product which Trident creates that is not already specified as a deliverable in the Service Schedule. Trident agrees to cooperate with Entropic or its designee, both during and after the term of this Agreement, in the procurement and maintenance of Entropic’s rights in the Work Product, including by executing documents and performing such other acts as Entropic may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing the intellectual property rights in the Work Product and the assignment thereof to Entropic.

6. INDEMNIFICATION

6.1 Indemnification. Trident will hold harmless and indemnify Entropic from and against, and will compensate and reimburse Entropic for, any Damages that are suffered or incurred by Entropic or to which Entropic may otherwise become subject at any time that relate to any claim by a third party and that arise from or as a result of, or are connected with, any negligence, intentional misconduct, delay, or failure of Trident or Trident Personnel in the provision of the Services.

6.2 Obligations. Trident will have control of the defense, litigation, and, subject to the conditions set forth below, settlement of any third party claims or suits that are subject to Section 6.1 (Indemnification). Entropic will have the right (subject to the conditions set forth below), but not the obligation, to select counsel of its choice to participate in the defense of such third party claims or suits; Entropic will pay the fees and expenses of its own legal counsel unless, in the opinion of Entropic’s legal department, separate legal counsel for Entropic and Trident is necessary or advisable due to an actual or potential conflict of interest (in which case Trident will pay the fees and expenses of Entropic’s legal counsel). Trident will not accept a settlement of any such third party claim without the prior written consent of Entropic, which consent will not be unreasonably withheld if such settlement involves solely the payment of money by Trident and Trident has the ability to pay the amount required by the settlement.

6.3 Cooperation. If any claim is made against Entropic within the scope of the indemnity set forth in Section 6.1 (Indemnification), Entropic will: (a) provide prompt written notice of such third party claim to Trident; (b) provide Entropic with such assistance as Trident may reasonably request in connection with the defense and settlement of such claim, provided that all costs and expenses incurred by either Party will be borne by Trident; and (c) promptly comply with all terms of any resolution or settlement of such claim at Trident’s expense. Failure by Entropic to comply with the obligations under this Section 6.3 (Cooperation) will relieve Trident of its obligations under Section 6.1 (Indemnification) and Section 6.2 (Obligations) only if and to the extent that Trident can show that its ability to defend the claim or settle the claim on favorable terms was materially prejudiced by Entropic’s failure to comply with its obligations under this Section 6.3 (Cooperation).

7. TERM AND TERMINATION

7.1 Term. This Agreement will enter into effect on the Effective Date and continue until the Services to be provided per the attached Schedules are fully performed, unless earlier terminated pursuant to this Section 7 (Term and Termination).

7.2 Termination for Convenience. Entropic may terminate this Agreement, or all or any part of the Services to be provided hereunder, with or without cause at any time by providing Trident with thirty (30) days prior written notice. If Entropic terminates part of the Services, the charges payable by Entropic under this Agreement will be equitably reduced to account for the reduction in Services provided.

7.3 Termination for Breach. Each Party will have the right to terminate this Agreement in its entirety by giving to the other Party written notice of termination if (a) the other Party fails to substantially comply with the material obligations imposed upon it under this Agreement resulting in direct damages to the other Party, (b) the non-breaching Party serves the breaching Party with a written notice of such failure, which notice states with particularity the nature of the failure, (c) the breaching Party does not cure the failure within ninety (90) days following receipt of the notice, and (d) such breach is continuing at the time that the non-breaching Party delivers its notice of termination.

7.4 Survival. Sections 1 (Definitions), 3.4 (Records and Audits), 4 (Confidentiality), 5.3 (Compensation and Benefits), 5.5 (Work Product), 6 (Indemnification), 7.4 (Survival), and 8 (General) of this Agreement will survive the termination or expiration of this Agreement.

8. GENERAL

8.1 Further Assurances. Each Party agrees to take such actions and execute such documents as are reasonably requested by the other Party (including providing executed documents in such recordable form as is deemed required or necessary by the other Party) to effect the purposes of this Agreement (including the transition of the Services to Entropic).

8.2 Continued Performance. Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until the term of this Agreement ends.

8.3 Relationship of the Parties. Each Party will be deemed to be an independent contractor and not an agent, joint venturer, or representative of the other Party. Neither Party may create any obligations or responsibilities on behalf of or in the name of the other Party. Neither Party will hold itself out to be a partner, employee, franchisee, representative, servant, or agent of the other Party.

8.4 Notices. All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by nationally recognized overnight private carrier

(charges prepaid), by facsimile transmission or electronic mail (with confirmation of delivery retained), or (iii) four (4) business days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), and (c) addressed as follows (as applicable):

If to Entropic:	With a copy (not constituting notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attn: Barbara Borden
Tel.: (858) 550-6064
Fax: (858) 550-6420
Email: bborden@cooley.com

If to Trident:	With a copy (not constituting notice) to:

DLA Piper LLP
2000 University Avenue
East Palo Alto, California 94303-2214
Attn: Howard Clowes
Tel: (650) 833-2153
Fax: (650) 833-2001
Email: howard.clowes@dlapiper.com

or to such other respective addresses and/or fax number as each Party may designate by notice given in accordance with the provisions of this Section 8.4 (Notices).

8.5 Fees and Expenses. Each Party will bear all fees and expenses (including financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by such Party in connection with, arising from or relating to the negotiation, execution, delivery and performance of this Agreement.

8.6 Entire Agreement. This Agreement constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior agreement (including, without limitation, that certain Term Sheet, dated as of October 28, 2011, by and between Trident and Entropic) understanding or representation regarding the subject matter of this Agreement.

8.7 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.

8.8 Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.9 Assignment. Trident may not assign or transfer any of its rights under this Agreement, or delegate any of its obligations or duties under this Agreement (by operation of law or otherwise) without Entropic’s prior written consent. Any attempted assignment, transfer, or delegation without such consent will be null and void. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

8.10 Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

8.11 Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.12 References. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Section(s)” and “Exhibit(s)” refer to the corresponding article(s), section(s) and exhibit(s) of or to this Agreement. Each Exhibit is hereby incorporated into this Agreement by reference. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

8.13 Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

8.14 Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware.

8.15 Consent to Jurisdiction. With respect to any legal action or other legal proceeding commenced after the Petition Date, each party hereby (a) agrees to the jurisdiction of the Bankruptcy Court and/or the Cayman Court, as applicable, with respect to any claim or cause of action arising under or relating to this Agreement, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 8.4 (Notices) and service so made will be complete when received. Nothing in this Section 8.15 (Consent to Jurisdiction) will affect the rights of the Parties to serve legal process in any other manner permitted by law.

8.16 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

8.17 Counterparts. This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each Party and delivered, including by facsimile or other electronic means, to the other Party. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

“Entropic”	“Trident”

ENTROPIC COMMUNICATIONS, INC.	TRIDENT MICROSYSTEMS, INC.

Signature	Signature

Printed Name	Printed Name

Title	Title

SCHEDULE A

SERVICE SCHEDULE

SCHEDULE A-1

TRANSITION SERVICES EXHIBIT

FOR ACCOUNTING AND TAX SERVICES

A. GENERAL DESCRIPTION OF SERVICES

Service Type	Trident Responsibilities	Commence Date[1]	End Date
Accounting support	Accounting support services as needed to assist with the processing of accounting records post Closing.	X+1	X+90

Purchase Accounting Support Items	Trident to provide a closing balance sheet with supporting schedules for purchase accounting purposes. To the extent Entropic has follow up questions; Entropic will need a point of contact to assist with answers.	X+1	X+60

Revenue Accounting Support	Revenue Accounting support services • Revenue Recognition • Deferred Revenue • Distributor Sales Reporting & Reconciliation as needed to assist with reports needed for G/L entries	X+1	X+90

Customer Billing	Customer Invoicing for shipments	X+1	X+90

Cost Accounting Support	Cost Accounting support services as needed to assist with cost accounting reports needed for G/L entries	X+1	X+90

Quarterly SEC Reporting & Review Support	Respond to quarterly reporting requests and review inquiries by Entropic for outside auditors (E&Y)	X+1	X+90

B. DELIVERABLES AND SPECIFICATIONS. List any tangible deliverables (or technical milestones) that should be provided to Entropic as part of the Services, including records, documents, software, etc.

Deliverable/Milestone	Specifications/Description	Due Date
All necessary reports and supporting documentation associated with the above		Monthly per Entropic’s month-end close calendar

Customer Invoice copies and related sales journal		Daily Billing

[1]	The number of days after Closing the Transaction (X). For example: “X+30” would mean 30 days after the Closing.

C. KEY PERSONNEL. List all critical Trident personnel who should be involved in performing the Services.

Name	Title/Role	Contact	Approximate Time Allocation for Services
Amit Pareek[2]	Controller – India	Trevor Renfield	25%

Richard Janney	Consultant to Trident (formerly Corp. Controller – U.S.)	Trevor Renfield	75%

Bob Russell	Corporate Controller	Trevor Renfield	25%

Elly Wong and/or Staff	Sales Controller (Hong Kong)	Kathy White	50%

Cathy Jiang and/or Staff	Cost Accounting Manager (Taiwan)	Brent Hamel	50%

D. KNOWLEDGE TRANSFER/INTERVIEWS. Describe any interviews/consulting sessions to be conducted with Trident personnel in order to facilitate knowledge transfer during the transition.

Entropic will conduct interviews with all personnel above to gain insight into Trident’s accounting processes and procedures in the U.S. and in non-U.S. locations as it relates to the above.

E. REQUIRED MATERIALS. List all equipment, facilities, software, and other property to be provided by Entropic, if any. All other materials necessary to perform the Services will be provided by Trident.

None. Trident to provide computer equipment and systems access needed to perform accounting functions in each location where accounting staff is being used under this Agreement.

F. THIRD-PARTY VENDORS. List any third-party vendors, licensors, or subcontractors that may need to be transitioned from Trident to Entropic.

Third-Party Vendor	Product/Service Provided	Transition Plan (subcontract, assign contract, enter into new contract, etc.)
None known.

G. COMPENSATION. In consideration of the Services described in this SCHEDULE A-1, Entropic shall pay to Trident the Employee Charges for each Trident employee engaged in providing such Services, as described in Section A of SCHEDULE B (SERVICE FEES).

[2]	To the extent not included in the Transferred Employees.

SCHEDULE A-2

TRANSITION SERVICES EXHIBIT

FOR ANALOG ENGINEERING SERVICES

A. GENERAL DESCRIPTION OF SERVICES

Service Type	Trident Responsibilities	Commence Date	End Date
Germany: Analog Engineering	Provide 2 full time equivalent analog engineers with meaningful knowledge of analog blocks needed for K3 to finalize all Analog blocks for K3 and to train Entropic’s analog engineers on such blocks to sufficient level to assume ownership, make modifications as necessary and perform top level design, hook up and simulation.	X+1	X+90

B. DELIVERABLES AND SPECIFICATIONS. List any tangible deliverables (or technical milestones) that should be provided to Entropic as part of the Services, including records, documents, software, etc.

Deliverable/Milestone	Specifications/Description	Due Date
Full design for each block (and top level) – schematics, layouts, test benches, simulation environment and simulation results.		X+90

All specifications and documentation for blocks and top level		X+90

C. KEY PERSONNEL. List all critical Trident personnel who should be involved in performing the Services.

Name	Title/Role	Contact	Approximate Time Allocation for Services
Norbert Greitschus	Analog Engineer	Mike Farese	50%
Tristan Thabuis	Analog Engineer	Mike Farese	75%
Thomas Kauter	Analog Engineer	Mike Farese	75%

D. KNOWLEDGE TRANSFER/INTERVIEWS. Describe any interviews/consulting sessions to be conducted with Trident personnel in order to facilitate knowledge transfer during the transition.

Knowledge transfer for analog blocks used on K3, design reviews and discussions with responsible Trident engineers for each/all blocks and top level will be necessary.

E. REQUIRED MATERIALS. List all equipment, facilities, software, and other property to be provided by Entropic, if any. All other materials necessary to perform the Services will be provided by Trident.

None.

F. THIRD-PARTY VENDORS. List any third-party vendors, licensors, or subcontractors that may need to be transitioned from Trident to Entropic.

Third-Party Vendor	Product/Service Provided	Transition Plan (subcontract, assign contract, enter into new contract, etc.)
None.

G. COMPENSATION. In consideration of the Services described in this SCHEDULE A-2, Entropic shall pay to Trident the Employee Charges for each Trident employee engaged in providing such Services, as described in Section A of SCHEDULE B (SERVICE FEES).

SCHEDULE A-3

TRANSITION SERVICES EXHIBIT

FOR HUMAN RESOURCES SERVICES

A. GENERAL DESCRIPTION OF SERVICES

Service Type	Trident Responsibilities	Commence Date	End Date
EU: Human Resources support for questions and history during transition	Provide person or persons to provide access to employee information and history.	X+1	X+31

US: Human Resources support for questions and history during transition	Provide person or persons to provide access to employee information and history.	X+1	X+31

India: Human Resources support for questions and history during transition	Provide person or persons to provide access to employee information and history. If Controller transfers with the purchase, may not need this service.	X+1	X+31

Taiwan: Human Resources support for questions and history during transition	Provide person or persons to provide access to employee information and history.	X+1	X+31

B. DELIVERABLES AND SPECIFICATIONS. List any tangible deliverables (or technical milestones) that should be provided to Entropic as part of the Services, including records, documents, software, etc.

Deliverable/Milestone	Specifications/Description	Due Date
None.

C. KEY PERSONNEL. List all critical Trident personnel who should be involved in performing the Services.

Name	Title/Role	Contact	Approximate Time Allocation for Services
Winifred Au-Yeung	Sr. Manager Compensation & Benefits	Suzy Zoumaras	25%

Bala Ramamurthy	Sr. HR Manager – India	Suzy Zoumaras	25%

Pervin Colak	HR Business Partner – EU	Suzy Zoumaras	25%

Kate Chiu	HR Manager – Taiwan	Suzy Zoumaras	25%

D. KNOWLEDGE TRANSFER/INTERVIEWS. Describe any interviews/consulting sessions to be conducted with Trident personnel in order to facilitate knowledge transfer during the transition.

In-person or telephonic interviews will be held with the person/persons to gather insight into the employment and people practices and issues. In addition, there would be on-going access to the person/persons to respond to inquiries.

E. REQUIRED MATERIALS. List all equipment, facilities, software, and other property to be provided by Entropic, if any. All other materials necessary to perform the Services will be provided by Trident.

None.

F. THIRD-PARTY VENDORS. List any third-party vendors, licensors, or subcontractors that may need to be transitioned from Trident to Entropic.

Third-Party Vendor	Product/Service Provided	Transition Plan (subcontract, assign contract, enter into new contract, etc.)
Possibly consider assumption of SkillSoft License and content	Learning Management System and content	Assigned Contract or re-negotiated contract

G. COMPENSATION. In consideration of the Services described in this SCHEDULE A-3, Entropic shall pay to Trident the Employee Charges for each Trident employee engaged in providing such Services, as described in Section A of SCHEDULE B (SERVICE FEES).

SCHEDULE A-4

TRANSITION SERVICES EXHIBIT

FOR INFORMATION TECHNOLOGY (“IT”) SERVICES

A. GENERAL DESCRIPTION OF SERVICES

Service Type	Trident Responsibilities	Commence Date	End Date
Network Services, Communications and Operations	See Attachment A-4.	X+1	Completion of Phase 1

Data center operations	See Attachment A-4.	X+1	Completion of Phase 1

Hardware and Software Procurement Services	See Attachment A-4.	X+1	Completion of Phase 1

Help desk support	See Attachment A-4.	X+1	Completion of Phase 2

Separate support	See Attachment A-4.	X+1	Completion of Phase 2

B. DELIVERABLES AND SPECIFICATIONS. List any tangible deliverables (or technical milestones) that should be provided to Entropic as part of the Services, including records, documents, software, etc.

Deliverable/Milestone	Specifications/Description	Due Date
See Attachment A-4.

Completion of Phase 1	All sites have been cutover to Entropic network, but some IT service may still depend on Trident (for example SharePoint service)	Approximately X+90

Completion of Phase 2	All IT services are transferred to Entropic, two companies’ networks completely separate.	Approximately X+180

C. KEY PERSONNEL. List all critical Trident personnel who should be involved in performing the Services.

Name	Title/Role	Contact	Approximate Time Allocation for Services
Philip Zhou	Senior IT Manager – Global Operations	Frank Finnerty/Scott Yates	75% during Phase 1 and 25% during Phase 2

Ajay Bordia	Senior Manager Biz & Technical APPS	Frank Finnerty	75% during Phase 1 and 50% during Phase 2

Steve Grover	Global Connectivity Manager	Frank Finnerty/Scott Yates/Julius Nicolescu	75% during Phase 1 and 25% during Phase 2

Art Liu	Service Desk Manager AMEC	Frank Finnerty/Mike Lewis/Tom Vergonet	75% during Phase 1 and 25% during Phase 2

Raghavendra BS	India IT Manager	Frank Finnerty/Scott Yates/Julius Nicolescu	75% during Phase 1 and 25% during Phase 2 for knowledge transferring or helpdesk support

Sumeet Kumar	Network Engineer	Frank Finnerty/Scott Yates/Julius Nicolescu	75% during Phase 1

Mahesh Kumar (Contractor)	Unix/Linux Administrator for Hyderabad	Frank Finnerty/Scott Yates/Julius Nicolescu/Phil Zouris	100% until transfer to Entropic or replacement by Entropic

Huogen Cao	Shanghai Systems Administrator	Frank Finnerty/Tom Vergonet/Scott Yates	50% during Phase 1 and 25% during Phase 2

Brent Lu	IT Manager	Frank Finnerty/Scott Yates/Julius Nicolescu	75% during Phase 1 and 25% during Phase 2

Jeff Allred	Systems Administrator	Frank Finnerty/Tom Vergonet/Scott Yates	75% during Phase 1 until SharePoint service and other related application services being cutover to Entropic.

[William Li	Senior Manager of CAD	Frank Finnerty	75% during Phase 1 and 25% during Phase 2]

[Daniel Sao	Staff Engineer of CAD	Frank Finnerty	75% during Phase 1 and 25% during Phase 2]

D. KNOWLEDGE TRANSFER/INTERVIEWS. Describe any interviews/consulting sessions to be conducted with Trident personnel in order to facilitate knowledge transfer during the transition.

See Attachment A-4.

E. REQUIRED MATERIALS. List all equipment, facilities, software, and other property to be provided by Entropic, if any. All other materials necessary to perform the Services will be provided by Trident.

See Attachment A-4.

F. THIRD-PARTY VENDORS. List any third-party vendors, licensors, or subcontractors that may need to be transitioned from Trident to Entropic.

Third-Party Vendor	Product/Service Provided	Transition Plan (subcontract, assign contract, enter into new contract, etc.)
See Attachment A-4.

G. COMPENSATION. In consideration of the Services described in this SCHEDULE A-4, Entropic shall pay to Trident the Employee Charges for each Trident employee engaged in providing such Services, as described in Section A of SCHEDULE B (SERVICE FEES).

Attachment A-4 to Schedule A-4

IT Transition Services

Network services, communications and operations

1.	Maintain multiprotocol label switching network connectivity globally including maintenance and service agreements enforcing software license agreements and uptime required.

2.	Maintain contracts and support for all Internet connections in Hyderabad, Belfast, Austin, and Shanghai until transition to Entropic is complete.

3.	Retain complete global IT staff and IT consulting contracts to maintain and support IT infrastructure for carve-out and transition to Entropic.

4.	Maintain and administer global IT services until carve-out and migration to Entropic is complete. Services Include, but not limited to:

a.	Email services and mobile messaging services globally including virus protection and spam filtering and other protections.

b.	Intranet portal and share-point services

c.	Cell phone and blackberry services until stand-alone can be established.

d.	Voice communications globally including voice mail and phone switches.

e.	Print and Copiers services including any associated contracts or master service agreements (“MSAs”).

f.	Licensing services.

g.	Network security management including Active Directory, firewalls and VPN solutions.

h.	Network monitoring services including load management, intrusion monitoring and network monitoring.

5.	Retain sufficient computer aided design (“CAD”) and IT engineering support team to support and maintain the design and development environment in support of STB Business for transition to Entropic.

a.	Services to include CAD tools, license services, file systems, compute and build servers and version repositories and software ( current and legacy)

Data center operations

1.	Maintain utilities in support of all data centers until contracts can be migrated and stand-alone operations can be established in Shanghai for engineering and general IT services.

a.	Includes UPS, power, air conditioning and security

2.	Data center operations management in Shanghai and any support needed in Sunnyvale.

3.	Hardware and communication support for repairs, upgrades and maintenance and support contractors for Shanghai.

Hardware and Software Procurement Services

1.	Allow Entropic to purchase IT equipment and software through Trident procurement department for Hyderabad until legal entity has been established in India and allow transferring of assets.

Help Desk support

1.	Level 1, 2 and 3 help desk support until stand-alone help desk can be established.

2.	Break-fix support for end-users.

Separation support

1.	Extraction of data from Trident’s systems for migration to stand-alone operations to Entropic.

a.	Includes all current and legacy databases, flat file systems, Intranet/Extranet portal, and versioning repository

2.	Migration assistance from the Trident’s systems for all sites transitioning to Entropic.

3.	Separation assistance in Shanghai and Sunnyvale as required and supported by the employees listed in “Key Personnel.”

4.	Application separation support for all business systems – See Schedule A-7 (Operations)

SCHEDULE A-5

TRANSITION SERVICES EXHIBIT

FOR LEGAL SERVICES

A. GENERAL DESCRIPTION OF SERVICES

Service Type	Trident Responsibilities	Commence Date	End Date
Legal – File Transfer	Transfer legal files related to STB Business, acquired assets and assumed agreements	X+1	X+60

Legal – Patents	Assist with assignment of patents to Entropic, transfer of patent and unpatented inventions records; prosecute patent applications requiring filings or responses to office actions within 90 days after Closing, etc.	X+1	X+90

B. DELIVERABLES AND SPECIFICATIONS. List any tangible deliverables (or technical milestones) that should be provided to Entropic as part of the Services, including records, documents, software, etc.

Deliverable/Milestone	Specifications/Description	Due Date
None.

C. KEY PERSONNEL. List all critical Trident personnel who should be involved in performing the Services.

Name	Title/Role	Contact	Approximate Time Allocation for Services
Craig Shinners	Attorney/IP Counsel	Lance Bridges, Bruce Greenhaus & Loni Kupchanko	75% in the first 30 days after Closing and 50% for an additional 60 days thereafter.

D. KNOWLEDGE TRANSFER/INTERVIEWS. Describe any interviews/consulting sessions to be conducted with Trident personnel in order to facilitate knowledge transfer during the transition.

Expect to interview both David Teichmann and Craig Shinners during the transition to facilitate knowledge transfer.

E. REQUIRED MATERIALS. List all equipment, facilities, software, and other property to be provided by Entropic, if any. All other materials necessary to perform the Services will be provided by Trident.

May require access to electronic records management files and patent docket files of Trident. Also, will potentially require physical access to file locations in any Trident facilities where legal files are maintained or stored.

F. THIRD-PARTY VENDORS. List any third-party vendors or subcontractors that may need to be transitioned from Trident to Entropic.

Third-Party Vendor	Product/Service Provided	Transition Plan (subcontract, assign contract, enter into new contract, etc.)
DLA Piper and any other law firms used by Trident	File transfer; knowledge transfer	Undetermined

G. COMPENSATION. In consideration of the Services described in this SCHEDULE A-5, Entropic shall pay to Trident the Employee Charges for each Trident employee engaged in providing such Services, as described in Section A of SCHEDULE B (SERVICE FEES).

SCHEDULE A-6

TRANSITION SERVICES EXHIBIT

FOR SALES SERVICES

A. GENERAL DESCRIPTION OF SERVICES

Service Type	Trident Responsibilities	Commence Date	End Date
Sales Order entry	Continue as is process in Tri Sap	X+1	X+90

Sales Order Management	Continue as is process in Tri Sap	X+1	X+90

Distribution Channel Management	Continue as is process in Tri Sap	X+1	X+90

Distribution Pricing	Continue as is process in Tri Sap	X+1	X+90

B. DELIVERABLES AND SPECIFICATIONS. List any tangible deliverables (or technical milestones) that should be provided to Entropic as part of the Services, including records, documents, software, etc.

Deliverable/Milestone	Specifications/Description	Due Date
Transfer sales order data; historical and current	• Current Sales Order Backlog • Customer Master Records • Saleable Ordering Part Numbers	X+90

C. KEY PERSONNEL. List all critical Trident personnel who should be involved in performing the Services.

Name	Title/Role	Contact	Approximate Time Allocation for Services
Joyce Chang	CSR	Tom Hobson	50%

Charlie Kim	CSR	Tom Hobson	50%

Brian Chui	Business Analyst	Tom Hobson	50%

Miss Mead and Silvia Shih	CSR and CSR	Tom Hobson	50%

D. KNOWLEDGE TRANSFER/INTERVIEWS. Describe any interviews/consulting sessions to be conducted with Trident personnel in order to facilitate knowledge transfer during the transition.

Knowledge transfer of customer list and profile data, sales orders, products and distribution channels.

E. REQUIRED MATERIALS. List all equipment, facilities, software, and other property to be provided by Entropic, if any. All other materials necessary to perform the Services will be provided by Trident.

Tri-Sap access, customer master records, sales order history

F. THIRD-PARTY VENDORS. List any third-party vendors, licensors, or subcontractors that may need to be transitioned from Trident to Entropic.

Third-Party Vendor	Product/Service Provided	Transition Plan (subcontract, assign contract, enter into new contract, etc.)
None.

G. COMPENSATION. In consideration of the Services described in this SCHEDULE A-6, Entropic shall pay to Trident the Employee Charges for each Trident employee engaged in providing such Services, as described in Section A of SCHEDULE B (SERVICE FEES).

SCHEDULE A-7

TRANSITION SERVICES EXHIBIT

FOR SUPPLY CHAIN OPERATIONS SERVICES

A. GENERAL DESCRIPTION OF SERVICES

Service Type	Trident Responsibilities	Commence Date	End Date
See Business Continuity Model attached hereto as Attachment A-7.

B. DELIVERABLES AND SPECIFICATIONS. List any tangible deliverables (or technical milestones) that should be provided to Entropic as part of the Services, including records, documents, software, etc.

Deliverable/Milestone	Specifications/Description	Due Date
See Business Continuity Model attached hereto as Attachment A-7.

C. KEY PERSONNEL. List all critical Trident personnel who should be involved in performing the Services.

					Phase 1	Phase 2
Name	Known As	Business Title	Location	Percentage	Day 01 Thru Day 90 Process (Potential Day 150) Est. 03/01 - 05/31 (Potential 7/31)	Serus or New ERP TBD
Way Jie Wei	Jeffrey Wei	Prod Planning Mgr	Taipei	100%	TSA	Direct Hire
Lin-Tai Chao	Alan Chao	Sr Production Planner	Taipei	100%	TSA	Direct Hire
Hsiao-Fang Huang	Phoebe Huang	Production Planner	Taipei	100%	TSA	Direct Hire
Chun I Huang	Brian Huang	New Product Planner	Taipei	100%	TSA	Direct Hire
Shih Hsiang Liu	Eric Liu	Production Planner	Taipei	100%	TSA	Direct Hire
Ivy Lee	Ivy Lee	Sr. Dir of Supply Chain	Taipei	50%	TSA	Release
Chris Lin	Chris Lin	Tri-SAP Team Lead	Taipei	50%	TSA	Release
Carry Lee	Carry Lee	Logistics, Export License	Hong Kong	100%	TSA	Release
Joanna Xi	Joanna Xi	Sr. Purch Manager	Shanghai	100%	TSA	Release

•

Midas will expect the FTE’s in Table C to spend a portion of their time to aide in integration to Midas Serus or New ERP. If additional resources are required, Kilo will support a staffing of the qualified personnel to support Midas ERP project while Midas will budget these extra FTE costs.

D. KNOWLEDGE TRANSFER/INTERVIEWS. Describe any interviews/consulting sessions to be conducted with Trident personnel in order to facilitate knowledge transfer during the transition.

•	Interviews: All employees will be interviewed to understand process, workload, supplier performance, data interpretation, accuracy and efficiencies in the value network.

•

Entropic will expect the FTE’s in Table C to spend a portion of their time to aid in integration to Entropic Serus or New ERP. If additional resources are required, Trident will support a staffing of the qualified personnel to support Entropic ERP project while Entropic will budget these extra FTE costs.

E. REQUIRED MATERIALS. List all equipment, facilities, software, and other property to be provided by Entropic, if any. All other materials necessary to perform the Services will be provided by Trident.

•

All facilities, computer hardware, Tri-SAP and Tri-Marc access and rights, must remain constant to the prior standards prior to day X, through the termination of the Business Continuity Model, barring any mutually agreed to changes.

F. THIRD-PARTY VENDORS. List any third-party vendors, licensors, or subcontractors that may need to be transitioned from Trident to Entropic.

Third-Party Vendor	Product/Service Provided	Transition Plan (subcontract, assign contract, enter into new contract, etc.)
TSMC	Direct Mfg	Subcontract Mfg: Contracts and responsibility to transition as Entropic deems appropriate

ASE	Direct Mfg	Subcontract Mfg: Contracts and responsibility to transition as Entropic deems appropriate

Capgemini	Expense Related Purchasing	Outsourced Purchasing Support: Extend contracts through termination of the Business Continuity Model

DHL	3PL Warehousing, Inventory Control, International Shipping, Fright Forwarding, and Customs Compliance.	Outsourced Logistics Support: Extend contracts through termination of the Business Continuity Model

G. COMPENSATION. In consideration of the Services described in this SCHEDULE A-7, Entropic shall pay to Trident the fees and charges described in Section B of SCHEDULE B (SERVICE FEES).

Attachment A-7 to Schedule A-7

Supply Chain Operations Business Continuity Model

Business Continuity Model is a model where Trident employees act on Entropic’s behalf to continue to operate the business generally under the same process structure and process as prior to the business unit acquisition. For a negotiated cost, Trident will run the selected business operations for the benefit of (and as a service provider to) Entropic, allowing Entropic to focus on business integration activities. Employees under Business Continuity Model will include both short term TSA support through Phase 1 and TSA to direct hire employees.

The Business Continuity Model will take effect upon closing (“hereinafter referred to as “Day 1”) and continues through May 31, 2012. This model may be extended beyond the initial period for up to an additional two months. The terms of any such extension are to be agreed upon between the parties by May 21, 2012.

During the Business Continuity Model the following steps will be followed to execute the aforementioned transactions.

GENERAL DESCRIPTION OF SERVICES:

•	Management Activities Performed by Trident:

•

Ivy Lee: 50% of Ivy’s time must be used to contribute individually and to manage the 5 FTE resources to continue to operate the business generally under same process structure and process’ as prior to the business unit acquisition.

•	Chris Lin: 50% of Chris’s time must be used to support the 5 FTE resources with reporting requirements out of TriSAP and transition services to Entropic “New ERP”

•

Joanna Xi: 100% of Joanna’s time must be used to contribute individually and manage the 3 FTE resources coming from Trident to Entropic to continue to operate the business generally under same process structure and process’ as prior to the business unit acquisition.

•	Carry Lee: 100% of Carry’s time must be used to support logistics & customer service aspects, most notably export licensing compliance, to ensure uninterrupted customer shipments.

•	Demand management: Trident will enter backlog into TriSAP. Trident will commit to backlog by its planners.

•

Production planning & execution: Trident shall be responsible for driving the production planning to execute finished goods orders, forecast, and potential customer upsides. Entropic will work with Trident on wafer start approvals and setting inventory levels.

•	Forecast management: Trident will manage the forecast into the Foundry, Assembly, and Test partners and report shortcomings in capacity allocation.

•	Supply base management: Manage the supply base driving to a measured 95% On Time Delivery on operations indicators

•	Warehouse and Ship: Trident shall ship all orders to Entropic’s customers from Trident’s warehouses

•	Reporting:

•

Trident shall provide reports of shipments at the existing prior to Day 1 frequency by customer specifying the product shipped to such customer, the ship-from locations and ship-to locations as well as weekly inventory reports.

•

Trident shall provide system generated WIP & Inventory reports in excel form at the existing prior to Day 1 frequency including the following stages below. Inventory reports shall provide details and a breakdown of inventory by raw materials, work-in-progress (WIP) and finished goods (FG). The reports must also be articulated by Stage part number, pegging to finished good part number, applicable lot number, quantities, and date codes.

•

Trident shall provide a order backlog report at the existing prior to Day 1 frequency specifying as to each order received, the customer, the product ordered by customer, the quantity ordered, the revenue generated on such order, the date on which the customer has requested delivery, the agreed shipment date, any other information that may otherwise be reasonably requested by Entropic.

•

Trident shall provide written reports of shipments at the existing prior to Day 1 frequency by customer specifying the product shipped to such customer, the ship-from locations and ship-to locations as well as weekly inventory reports. Inventory reports shall provide details and a breakdown of inventory by raw materials, work-in-progress (WIP) and finished goods (FG).

•

Trident shall provide an Accounts Receivable (AR) report at the existing prior to Day 1 frequency detailing open receivables, the date invoiced, date due, and other information that may otherwise be reasonably requested by Entropic.

•

At the end of each month Trident will provide to Entropic an electronic file of all information relating to order activity during such month that may be necessary in order for Entropic to invoice Trident for the recorded sales amounts to Trident.

•	At the end of each month Trident will invoice Entropic for the related cost of goods sold, yield variances, and the defined operational expenses.

•

As integration begins, it is expected that Entropic will require additional levels of reporting. Trident must support these requests if deemed reasonable to run the manufacturing business. This includes co-negotiation with NXP to drive new reporting requirements. This will not drive Tri-SAP structure changes.

SCHEDULE B

SERVICE FEES

A. EMPLOYEE CHARGES. The charges in this section shall apply to the Services described in Schedules A-1, A-2, A-3, A-4, A-5, and A-6.

For each employee of Trident engaged to perform Services under this Agreement, Entropic will pay to Trident a monthly charge (the “Employee Charge”) that is equal to:

(1/12) * (the annual base salary for such employee) * (150%) * (the Time Increment for such Employee)

a.	150% is markup for fringe benefits, building and utilities, and supervisory/overhead costs

i.	26% for benefits

ii.	16% for facilities building and utilities

iii.	8% for supervisory/overhead costs

B. MANUFACTURING AND SUPPLY CHAIN CHARGES. The charges in this section shall apply to the Services described in Schedule A-7.

1.	Direct COGS. Entropic shall reimburse Trident on a direct pass-through basis for all direct manufacturing costs paid by Trident to third party vendors for the Services, including royalty costs paid to IP vendors. Before any pass-through cost is paid to any third party, Trident will review the charges and give Entropic a reasonable opportunity to review the charges.

2.	Indirect COGS. In addition, Entropic shall pay to Trident a monthly fee to cover indirect manufacturing and supply chain costs (the “Indirect COGS Fee”). For the avoidance of doubt, this fee includes the Trident employee time required to support the STB Business (such that the Employee Charge described in Section A above shall not apply to Trident employees engaged in manufacturing and supply chain activities), but does not include TriSAP and associated NXP costs (which are separately covered in Section B(3) below).

The Indirect COGS Fee shall be equal to the total actual revenue of the STB Business multiplied by the “Specified Percentage.” The Specified Percentage shall be calculated using the following formula:

Specified Percentage =	((Trident 1H 2012 Mfg Budget – (NXP TriSAP Costs) – (NXP Ops TSA)) * 50%) - Entropic Costs
$76,400,000

“Trident 1H 2012 Mfg Budget” means the total Trident budgeted spend for the first half of 2012 for manufacturing support, including supply chain management, physical distribution, and manufacturing engineering, etc.

“NXP TriSAP Costs” means $632,970, which represents the first half of 2012 budgeted service fee to be paid by Trident to NXP B.V. (“NXP”) in consideration of NXP’s continued operation and maintenance of the TriSAP SRP/ERP system pursuant to that certain existing separate services agreement between NXP and Trident).

“NXP Ops TSA” means $1,256,399, which represents the first half of 2012 budgeted service fee to be paid by Trident to NXP in consideration of NXP’s performance of certain manufacturing operations support services pursuant to that certain existing separate services agreement between NXP and Trident.

“Entropic Costs” means all costs currently identified in Trident’s manufacturing support budget that Entropic elects to pay for directly (including without limitation headcount costs associated with Trident employees that are budgeted for in Trident’s manufacturing support budget but are later transferred to Entropic, costs for testers that Entropic elects to assume, etc.).

Based on current projections, the Specified Percentage is estimated to be 2.17%.

3.	TriSAP and associated NXP costs.

a.	Through 5/31/2012. For the period starting on the Effective Date and running through 5/31/2012, Entropic shall pay to Trident a fee (the “TriSAP Fee”) equal to $239,950 per month (consisting of $157,447 in COGS + $82,503 in G&A). This amount represents costs for the STB portion only (i.e., Trident shall cover costs required to run the TV business).

b.	From 6/1/2012 through 7/31/2012. For the period starting on 6/1/2012 and continuing through 7/31/2012:

i.	Entropic shall pay to Trident a TriSAP Fee equal to $479,900 per month (consisting of $314,895 in COGS + $165,005 in G&A). This amount represents all TriSAP costs (Trident will no longer be running on TriSAP, so Entropic will assume full responsibility for all costs).

ii.	In the event Entropic desires to continue to store and ship inventory using TriSAP and NXP’s warehouse and shipping hub after Trident ceases running on TriSAP, Entropic will also pay the incremental costs associated with the proposed May 2012 relocation from NXP’s current DHL warehouse facility and operating the new facility. The estimated cost for this relocation is a one time fee of $100,000.

c.	If Trident’s timeline for separating from TriSAP extends beyond 5/31/2012, the timing of the fees described in Section B(3)(b) will shift accordingly, such that Entropic shall pay only the fees described in Section B(3)(a) until such time that Trident ceases use of the TriSAP system.

EXHIBIT D

FORM OF LICENSE AGREEMENT

1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of             , 2012 (the “Effective Date”) by and between Trident Microsystems, Inc., a Delaware corporation (“Trident”), and Entropic Communications, Inc., a Delaware corporation (“Entropic”). Trident and Entropic may each individually be referred to as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into that certain Asset Purchase Agreement dated January __, 2012 (the “APA”) providing for Trident’s sale to Entropic, and Entropic’s purchase from Trident, of Trident’s STB Business (as such term is defined in the APA);

WHEREAS, certain intellectual property assets used in the STB Business have been assigned to Entropic pursuant to the terms and conditions of the APA; and

WHEREAS, the Parties wish for Entropic to grant a license to Trident under such assigned intellectual property rights for use in its retained digital television, terrestrial demodulation and audio businesses;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by both Parties, each Party hereby agrees as follows:

AGREEMENT

1. DEFINITIONS. The following capitalized terms shall have the meanings ascribed to them below.

1.1 “Affiliate” means, with respect to an entity, any entity that directly or indirectly controls, is controlled by, or is under common control with such entity, but only for such time that such control exists. For purposes of this definition, “control” means ownership of more than fifty percent (50%) of the voting shares of an entity or the power to direct such entity’s business affairs.

1.2 “Audio Device” means any device that is dedicated to receiving and processing an audio signal (and that is not itself capable of receiving or processing any video signals), and is (a) sold as a stand-alone device; (b) sold as a component for later integration into a higher-level product that has a Video Display; (c) a USB audio device, such as headsets, microphones, loudspeakers, game consoles; or (d) designed for inclusion into any DTV SoC device as they exist as of the Effective Date or under development. For the avoidance of doubt, Audio Devices include soundbar systems (including those designed to be integrated within the case of a higher-level product that has a Video Display) and dedicated audio receivers, but do not include iPods, iPads, tablet computers, mobile handsets, laptop or notebook computers, other mobile devices, set-top boxes, digital transition adapters, media players, or video phone adapters.

1.3 “Audio Field of Use” means the field of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for use inside Audio Devices for worldwide markets (including such existing audio products and such audio products under development).

1.4 “Designated Trident Products” means, collectively, the following products of Trident: (a) the HiDTV Fusion digital TV system-on-a-chip product, as it exists as of the Effective Date; (b) the TV550 digital TV system-on-a-chip product, as it exists as of the Effective Date; (c) the UXL digital TV

2

system-on-a-chip product, as it exists as of the Effective Date; (d) the SXL digital TV system-on-a-chip product, as it exists as of the Effective Date; (e) the FRC family of frame-rate converter products, as they exist as of the Effective Date and (f) any bug-fix for any of the products described in the foregoing subsections (a) through (e).

1.5 “DTV” or “Digital Television” means any device (with or without audio capability) that (i) has a Video Display that is greater than seventeen inches (17”) in diagonal size and that terminates and adapts any analog or digital video signals, or (ii) has a Video Display and is permanently installed in any mode of transportation (e.g. buses, aircraft, trains, automobiles, boats, recreational vehicles), (iii) has a stationary Video Display used solely for surveillance and security purposes1 or (iv) is a projection system. For the avoidance of doubt, DTVs include monitors but do not include iPods, iPads, tablet computers, mobile handsets, laptop or notebook computers, other mobile devices, set-top boxes, digital transition adapters, media players, or video phone adapters.

1.6 “DTV Field of Use” means the field of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for worldwide markets inside DTVs and Portable TV Products.

1.7 “Licensed Field of Use” means, collectively, the Audio Field of Use, the DTV Field of Use and the PC TV Field of Use.

1.8 “Licensed Entropic Patents” means (a) all of the patents and patent applications listed in EXHIBIT A (LICENSED ENTROPIC PATENTS); and (b) all continuations, continuations-in-part, divisionals, reissues, re-examinations, and foreign counterparts of the patents and patent applications listed in EXHIBIT A (LICENSED ENTROPIC PATENTS), which were acquired by Entropic from Trident pursuant to the APA.

1.9 “Licensed Entropic Technology” means all trade secrets, copyrighted material, know-how, software, IP blocks, specifications, documentation, designs, and all other forms of intellectual property (other than patents, patent applications, and patent rights) that are listed in EXHIBIT B (LICENSED ENTROPIC TECHNOLOGY), which were acquired by Entropic from Trident pursuant to the APA.

1.10 “PC TV Product” means a personal computer peripheral device or semiconductor system on a chip (including any such product under development) that (a) is designed for integration into a personal computer (e.g. a desktop, laptop or notebook computer), either externally or internally; (b) is capable of receiving and/or capturing digital broadcast signals and/or analog video signals but is not otherwise capable of transmitting, relaying, adapting, or receiving, satellite, wi-fi, cellular, IP, or any other communications signals; and (c) does not itself contain a Video Display (although the personal computer into which the PC TV Product is integrated may contain a Video Display). For the avoidance of doubt, PC TV Products do not include chips or devices used in or with iPods, iPads, tablet computers, mobile handsets, other mobile devices (other than laptop or notebook personal computers), set-top boxes, digital transition adapters, media players, or video phone adapters.

[1]

The Parties agree that between the Effective Date and the Closing (as defined in the APA), the Parties shall negotiate in good faith the terms and conditions of a separate license pursuant to which Trident shall have the right to use, make, have made, import, offer for sale, and sell certain existing Trident chip products to be specified in such separate license, solely for use in stationary recording devices designed for the surveillance and security markets.

3

1.11 “PC TV Field of Use” means the field of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for use inside PC TV Products for worldwide markets.

1.12 “Philips Licensee” means any of the following entities: (a) Koninklijke Philips Electronics N.V.; (b) any Affiliate of Koninklijke Philips Electronics N.V.; or (c) any joint venture entity in which Koninklijke Philips Electronics N.V. (or any Affiliate of Koninklijke Philips Electronics N.V.) and TPV Technology Limited together hold all ownership interest.

1.13 “Portable TV Products” means a television that (a) contains a Video Display with a diagonal size that is (i) equal to or greater than five inches (5”), but (ii) is no greater than seventeen inches (17”); (b) integrates a receiver that is capable of receiving terrestrial broadcast and/or cable television signals; and (c) except to the extent expressly described in the foregoing subsection (b), is not capable of transmitting, relaying, adapting, or receiving satellite, wi-fi, cellular, IP, or any other communications signals. For the avoidance of doubt, Portable TVs include monitors but do not include iPods, iPads, tablet computers, mobile handsets, laptop or notebook computers, other mobile devices, set-top boxes, digital transition adapters, media players, or video phone adapters.

1.14 “Special SoC Products” means, collectively, the following products: (a) the HiDTV PRO-SA1 system-on-a-chip product, as it exists as of the Effective Date; (b) the HiDTV PRO-SX5 system-on-a-chip product, as it exists of the Effective Date; and (c) any bug-fix, new release, update, upgrade, enhancement, or improvement of either of the products described in the foregoing subsections (a) or (b).

1.15 “Terrestrial Demod Products” means, collectively, (a) all products (including products under development) (i) using terrestrial ATSC, DVB-T/T2, ISDB-T, DMB-T demodulator intellectual property, (ii) using QAM cable demodulator intellectual property, but only if such product also uses one or more terrestrial ATSC, DVB-T/T2, ISDB-T, and DMB-T demodulator intellectual property; or (iii) using any baseband analog audio and video demodulators/decoders, in each of the foregoing (i), (ii), and (iii), to the extent such products are in the DRX product family, as they exist as of the Effective Date; and (b) any bug-fix, new release, update, upgrade, enhancement, or improvement of any of the products described in the foregoing subsection (a).

1.16 “Video Display” means a display that is physically integrated into a device and is designed for the viewing of video content for content consumption purposes (and not, for example, solely to present functional information about the status or control of such device).

2. LICENSES

2.1 Patent License. Subject to the terms and conditions of this Agreement, Entropic hereby grants to Trident a non-exclusive, worldwide, irrevocable, royalty-free and fully-paid, nontransferable (except to the extent expressly permitted in Section 8.7 (Assignment)) license (without the right to sublicense except to the extent permitted in Section 2.3 (Sublicensing)), under all of the Licensed Entropic Patents, to (a) use, make, have made, import, sell, offer to sell, lease, and otherwise dispose of any products and services solely within the Licensed Field of Use; (b) practice any method or process solely within the Licensed Field of Use; and (c) otherwise commercialize and exploit the Licensed Entropic Patents in every way solely within the Licensed Field of Use.

2.2 Technology License. Subject to the terms and conditions of this Agreement, Entropic hereby grants to Trident an exclusive (subject to Section 2.4 (Nature of Licenses)), worldwide, irrevocable, royalty-free and fully-paid, nontransferable (except to the extent expressly permitted in

4

Section 8.7 (Assignment)) license (without the right to sublicense except to the extent permitted in Section 2.3 (Sublicensing)), under all intellectual property rights in the Licensed Entropic Technology ownership of which were assigned to Entropic by Trident pursuant to the APA, to use, reproduce, modify, create derivative works of, distribute, perform, display, and otherwise exploit the Licensed Entropic Technology in every way solely within the Licensed Field of Use.

2.3 Sublicensing

(a) Trident Contractors for Trident Products. For purposes of this Agreement, “Trident Product” means any product or service within the Licensed Field of Use that is developed, marketed, and sold by Trident (or by Trident’s Affiliates). Trident may sublicense the rights granted by Entropic pursuant to Section 2.1 (Patent License) and Section 2.2 (Technology License) above solely: (a) to contract manufacturers, foundries, and test and assembly contractors of Trident or its Affiliates, to the extent necessary to permit such parties to manufacture, test, and assemble Trident Products solely for Trident (or for its Affiliates); (b) to customers of Trident (or of Trident’s Affiliates), to the extent such sublicense is necessary (i.e., where such customers would not otherwise obtain immunity with respect to Trident Products they purchase through first sale or patent exhaustion principles) to permit such customers to import, sell or use Trident Products; (c) to one (1) Philips Licensee, solely to the extent necessary to permit such Philips Licensee to use, make, have made, import, sell, and offer for sale the Designated Trident Products; and (d) to distributors, resellers, and OEMs of Trident or its Affiliates, to the extent necessary to permit such distributors, resellers, and OEMs to import, distribute, resell, market, integrate, and demonstrate Trident Products.

(b) Special SoC Products. Trident may grant to one or more third parties a nonexclusive, worldwide, nontransferable license, with no further right to sublicense, under the rights granted by Entropic pursuant to Section 2.1 (Patent License) above (but solely with respect to those Licensed Entropic Patents that, in the absence of a license, would be infringed by the use, making, having made, importation, sale, offer for sale, lease, or other disposal of the Special SoC Products) and pursuant to Section 2.2 (Technology License) above, for a license term of no greater than ten (10) years, only for the DTV Field of Use, to (i) use and reproduce those components of the Licensed Entropic Technology used in the Special SoC Products solely for the purpose of manufacturing Special SoC Products to address the television market; (ii) create cost-reduced and derivative versions of the Special SoC Products; and (iii) making (solely for such sublicensee) having made (solely for such sublicensee), importing, selling, offering to sell, and distributing Special SoC Products solely for sale in the DTV Field of Use; provided, however, that (1) Trident shall enter into such sublicense with such sublicensee pursuant to a written sublicense agreement containing terms and conditions consistent with those set forth in this Agreement, and (2) upon the grant of any sublicense, Trident shall promptly provide Entropic with written notice that identifies the sublicensee and includes a copy of the complete terms and conditions of such sublicense agreement.

(c) Audio Devices. Trident may grant the following sublicenses: (i) under the rights granted by Entropic pursuant to Section 2.1 (Patent License) above (but solely with respect to those Licensed Entropic Patents that relate to receiving and processing an audio signal, and not to receiving or processing any video signals), a sublicense to use, make, have made, import, sell, offer to sell, lease, and otherwise dispose of integrated circuit components, software, and hardware within the Audio Field of Use (and to use masks and mask works and materials, RTL data, GDS II data, and all associated source codes and software related to such components, software and hardware to the extent necessary to exercise the foregoing sublicense right); and (ii) under the rights granted by Entropic pursuant to Section 2.2 (Technology License) above, a sublicense to use, reproduce, modify, create derivative works of, distribute, perform, display, and otherwise exploit the Licensed Entropic Technology solely as incorporated into integrated circuit components, software, and hardware solely for sale in the Audio Field

5

of Use; provided, however, that that (1) Trident shall enter into such sublicense with such sublicensee pursuant to a written sublicense agreement containing terms and conditions consistent with those set forth in this Agreement, (2) the rights sets forth in (i) and (ii) above may be further sub-licensable by any sub-licensee so long as such licensee enters into a written sublicense with the sublicensor containing terms and conditions consistent with those set forth in this Agreement and (3) upon the grant of any sublicense or further sublicense, Trident or the applicable sub-licensor shall promptly provide Entropic with written notice that identifies the sublicensee and includes a copy of the complete terms and conditions of such sublicense agreement (each of (1), (2) and (3) referred to herein as the “Sublicense Permissions and Requirements”).

(d) Terrestrial Demod Products. Trident may grant the following sublicenses: (i) under the rights granted by Entropic pursuant to Section 2.1 (Patent License) above (but solely with respect to those Licensed Entropic Patents that relate to the demodulation of an analog or digital video or audio signal), a sublicense to use, make, have made, import, sell, offer to sell, lease, and otherwise dispose of Terrestrial Demod Products within the DTV Field of Use (and to use masks and mask works and materials, RTL data, GDS II data, and all associated source codes and software related to the Terrestrial Demod Products to the extent necessary to exercise the foregoing sublicense right); and (ii) under the rights granted by Entropic pursuant to Section 2.2 (Technology License) above, a sublicense to use, reproduce, modify, create derivative works of, distribute, perform, display, and otherwise exploit the Licensed Entropic Technology solely as incorporated into Terrestrial Demod Products solely for sale in the DTV Field of Use; provided, however, that the Sublicense Permissions and Requirements apply hereto.

2.4 Nature of Licenses. The license granted to Trident under Section 2.1 (Patent License) is non-exclusive. The license granted to Trident under Section 2.2 (Technology License) is exclusive, except with respect to the activities of Entropic, its Affiliates, and their successors and assigns. For the avoidance of doubt, Entropic, its Affiliates, and their successors and assigns retain the right to use, reproduce, modify, create derivative works of, distribute, perform, display, and otherwise exploit the Licensed Entropic Technology in every way and in any field of use, and to grant sublicenses with respect to the Licensed Entropic Technology in any field of use: (a) to contract manufacturers, foundries, and test and assembly contractors of Entropic, any of its Affiliates, or any of their successors or assigns, to the extent necessary to permit such parties to manufacture, test, and assemble products solely for Entropic, any of its Affiliates, or any of their successors or assigns; (b) to customers of Entropic, any of its Affiliates, or any of their successors or assigns, to the extent necessary to permit such customers to use products of Entropic, any of its Affiliates, or any of their successors or assigns; and (c) to distributors, resellers, and OEMs of Entropic, any of its Affiliates, or any of their successors or assigns, to the extent necessary to permit such distributors, resellers, and OEMs to distribute, resell, market, integrate, and demonstrate products of Entropic, any of its Affiliates, or any of their successors or assigns.

2.5 Ownership. As between Entropic and Trident, Entropic owns all right, title, and interest in and to the Licensed Entropic Patents, the Licensed Entropic Technology, and all intellectual property rights therein. Except for the express licenses set forth above, there are no licenses granted under this Agreement, whether by implication, estoppel, or otherwise, and all rights not expressly granted are reserved to their owner.

2.6 Prior Existing Licenses. The Parties agree and acknowledge that none of the restrictions on the scope of the licenses granted herein shall be interpreted to terminate, reduce, or alter the scope of any valid licenses that were previously granted by Trident to any third party under the Licensed Entropic Patents, or to the Licensed Entropic Technology, prior to the Effective Date.

3. PROSECUTION, MAINTENANCE, AND ENFORCEMENT

6

3.1 Prosecution and Maintenance. As between Trident and Entropic, Entropic will be responsible for the filing, prosecution, and maintenance of the Licensed Entropic Patents and any other registered intellectual property rights in the Licensed Entropic Technology, including all fees and costs relating thereto. Notwithstanding anything to the contrary herein, Entropic has no obligation to prosecute, file for, obtain, or maintain (or to continue to do any of the foregoing with respect to) any of the Licensed Entropic Patents or any other registered intellectual property rights in the Licensed Entropic Technology, and may elect to cease any or all of the foregoing activities in its sole discretion.

3.2 Enforcement. Entropic will have the exclusive right to assert all claims against third parties for infringement of the Licensed Entropic Patents or infringement or misappropriation of any of the intellectual property rights in the Licensed Entropic Technology. If Trident notifies Entropic of any infringement of a Licensed Entropic Patent (or infringement or misappropriation of any of the intellectual property rights in the Licensed Entropic Technology) by a third party, the Parties will discuss in good faith appropriate steps to protect their respective interests in the Licensed Entropic Patents and Licensed Entropic Technology. Notwithstanding anything to the contrary herein, Entropic has no obligation to enforce the Licensed Entropic Patents or any intellectual property rights in the Licensed Entropic Technology against any third party.

4. CONFIDENTIALITY

4.1 Confidentiality Obligations. “Confidential Information” means (a) all Licensed Entropic Patents that consist of unpublished applications; and (b) all non-public information comprising the Licensed Entropic Technology. Trident may disclose Confidential Information only to (i) its employees and contractors who need to know the Confidential Information for purposes of exercising Trident’s license rights under this Agreement and who are bound by Trident’s standard employee or contractor (as applicable) confidentiality agreements; and (ii) third parties who are bound by a duty of confidentiality no less restrictive than the terms of this Agreement. Trident will not use the Confidential Information without Entropic’s prior written consent except in connection with the exercise of its rights under this Agreement. Trident will take measures to maintain the confidentiality of the Confidential Information equivalent to those measures Trident uses to maintain the confidentiality of its own confidential information of like importance, but in no event less than reasonable measures. Trident will give immediate notice to Entropic of any unauthorized use or disclosure of the Confidential Information that comes to the attention of Trident and agrees to assist Entropic in remedying such unauthorized use or disclosure.

4.2 Exceptions. The confidentiality obligations do not extend to Confidential Information that (a) was already known by Trident at the time of disclosure (except that this provision does not apply to Trident’s knowledge related to the Licensed Entropic Patents and Licensed Entropic Technology), (b) was disclosed to Trident by a third party who had the right to make the disclosure without any confidentiality restriction, (c) is independently developed by Trident without access to or use of the Confidential Information, or (d) is or becomes available to the public or part of the public domain without the fault of Trident. In addition, Trident may disclose Confidential Information as may be required by law, a court order, or a governmental agency with jurisdiction, provided that before making such a disclosure Trident first notifies Entropic to give Entropic an opportunity to seek confidential treatment or seek a protective order or otherwise limit such disclosure, and cooperates with Entropic if Entropic does so. If any portion of the Confidential Information falls within any of the above exceptions, the exception shall apply only to that specific portion and the remainder of the Confidential Information shall continue to be subject to the confidentiality requirements of this Agreement.

5. TERM. The term of the license granted in Section 2.1 (Patent License) shall commence upon the Effective Date and continue until all Licensed Entropic Patents have expired, been abandoned, or been

7

ruled invalid or unenforceable in a final non-appealable decision by a court of competent jurisdiction. The term of the license granted in Section 2.2 (Technology License) shall commence upon the Effective Date and continue in perpetuity.

6. WARRANTY DISCLAIMER. THE LICENSED ENTROPIC PATENTS AND LICENSED ENTROPIC TECHNOLOGY ARE PROVIDED ON AN “AS-IS” BASIS, AND ENTROPIC DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE LICENSED ENTROPIC PATENTS OR LICENSED ENTROPIC TECHNOLOGY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

7. LIMITATIONS OF LIABILITY. WITHOUT LIMITING ANY OF THE REMEDIES SET FORTH IN THE APA AND EXCEPT FOR BREACHES OF SECTION 4 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING ANY LOST DATA AND LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THE WARRANTY DISCLAIMERS AND LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT REFLECT THE ALLOCATION OF RISK UNDERLYING THE PARTIES’ BARGAIN AND THAT NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS LIABILITY AND WARRANTY DISCLAIMERS.

8. GENERAL

8.1 Independent Contractors. This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the parties except that of independent contractors.

8.2 Notices. All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), by facsimile transmission or electronic mail (with confirmation of delivery retained), or (iii) four (4) business days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), and (c) addressed as follows (as applicable):

If to Trident:	With a copy (not constituting notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attn: Barbara Borden
Tel.: (858) 550-6064
Fax: (858) 550-6420
Email: bborden@cooley.com

If to Entropic:	With a copy (not constituting notice) to:

DLA Piper LLP
2000 University Avenue
East Palo Alto, California 94303-2214
Attn: Howard Clowes
Tel: (650) 833-2153
Fax: (650) 833-2001
Email: howard.clowes@dlapiper.com

8

or to such other respective addresses and/or fax number as each Party may designate by notice given in accordance with the provisions of this Section 8.2 (Notices).

8.3 Fees and Expenses. Each Party will bear all fees and expenses (including financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by such Party in connection with, arising from or relating to the negotiation, execution, delivery and performance of this Agreement.

8.4 Entire Agreement. This Agreement constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior agreement (including, without limitation, that certain Term Sheet, dated as of October 28, 2011, by and between Entropic and Trident) understanding or representation regarding the subject matter of this Agreement.

8.5 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.

8.6 Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.7 Assignment. Trident may not assign or transfer any of its rights under this Agreement, or delegate any of its obligations or duties under this Agreement (by operation of law or otherwise) without Entropic’s prior written consent. Any attempted assignment, transfer, or delegation without such consent will be null and void. Notwithstanding the foregoing, Trident may assign this Agreement (including all licenses and rights hereunder) without such consent (a) to an Affiliate of Trident; or (b) in connection with the sale of all or substantially all of its assets or business that constitutes all of Trident’s assets and activities in the Licensed Field of Use (the “Covered Assets”), and this Agreement may be re-assigned or transferred again upon each subsequent sale of all or substantially all the Covered Assets, provided, however, that in each of the foregoing cases, an assignee (i) assumes Trident’s obligations under, and agrees in writing with Entropic (or with Entropic’s successor or permitted assignee) to comply with the terms and conditions of, this Agreement; and (ii) assumes Trident’s obligations under, and agrees in writing with Entropic (or with Entropic’s successor or permitted assignee) to comply with the terms and conditions of, that certain Non-Competition Agreement of even date herewith between the Parties. Entropic may assign this Agreement (and its rights under this Agreement) to any third party upon written notice to Trident. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

8.8 Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This

9

Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

8.9 Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.10 Bankruptcy. The Parties acknowledge and agree that this Agreement is a contract under which Entropic is a licensor of intellectual property as provided in Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”). Entropic acknowledges that if Entropic, as a debtor in possession, or a trustee in bankruptcy in a case under the Bankruptcy Code (the “Bankruptcy Trustee”) rejects this Agreement, Trident may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon the written request of Trident to Entropic or the Bankruptcy Trustee, Entropic or such Bankruptcy Trustee will not interfere with the rights of Trident as provided in this Agreement.

8.11 References. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Section(s)” and “Exhibit(s)” refer to the corresponding article(s), section(s) and exhibit(s) of or to this Agreement. Each Exhibit is hereby incorporated into this Agreement by reference. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

8.12 Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

8.13 Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of California.

8.14 Consent to Jurisdiction. Each Party hereby (a) agrees to the exclusive jurisdiction of any federal or state court located in San Diego, California, with respect to any claim or cause of action arising under or relating to this Agreement, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 8.2 (Notices) and service so made will be complete when received. Nothing in this Section 8.14 (Consent to Jurisdiction) will affect the rights of the Parties to serve legal process in any other manner permitted by law.

8.15 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10

8.16 Counterparts. This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each Party and delivered, including by facsimile or other electronic means, to the other Party. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly-authorized representatives.

“Trident”	“Entropic”

TRIDENT MICROSYSTEMS, INC.	ENTROPIC COMMUNICATIONS, INC.

By	By

Printed Name	Printed Name

Title	Title

11

EXHIBIT A

LICENSED ENTROPIC PATENTS

12

EXHIBIT B

LICENSED ENTROPIC TECHNOLOGY

13

EXHIBIT E

FORM OF NONCOMPEITITION AGREEMENT

1.

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT is being executed and delivered as of             , 2012 by Trident Microsystems, Inc. (“Trident”), in favor of, and for the benefit of Entropic Communications, Inc., a Delaware corporation (“Purchaser”). Certain capitalized terms used in this Noncompetition Agreement are defined in Section 18 of this Noncompetition Agreement. Certain capitalized terms used in this Noncompetition Agreement that are not defined herein have the definitions given to such terms in the Asset Purchase Agreement (as hereinafter defined).

RECITALS

Trident and Purchaser have entered into that certain Asset Purchase Agreement dated as of January [__], 2012 (the “Asset Purchase Agreement”), pursuant to which, among other things, Trident will sell to Purchaser, and Purchaser will purchase from Trident, the Purchased Assets which constitute substantially all of Trident’s STB Business; and

In the interest of protecting the Purchased Assets, and the goodwill associated therewith, which are being directly and indirectly sold and transferred by Trident to Purchaser by virtue of the transactions contemplated by the Asset Purchase Agreement, Purchaser has required as a material inducement to Purchaser entering into the Asset Purchase Agreement and as a condition precedent to its consummation of the transactions thereunder, that Trident enter into and deliver this Noncompetition Agreement and that this Noncompetition Agreement be binding on the successors or assigns to substantially all of the assets of Trident’s DTV business.

AGREEMENT

In order to induce Purchaser to consummate the transactions contemplated by the Asset Purchase Agreement, and for other good and valuable consideration, Trident agrees as follows:

1. Restriction on Competition. Trident agrees that, during the Noncompetition Period, Trident shall not, and shall not permit any of its Affiliates to:

(a) engage directly or indirectly in Competition in any Restricted Territory; or

(b) directly or indirectly be or become a stockholder, owner, co-owner, Affiliate, partner, promoter, designer, consultant, advisor, manager, for or to, or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any Restricted Territory;

provided, however, that Trident may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Trident and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Trident’s Affiliates collectively represent less than one percent of the total number of shares of such corporation’s capital stock

2.

outstanding, and (iii) neither Trident nor any Affiliate of Trident is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

2. Representations and Warranties. Trident represents and warrants, to and for the benefit of Purchaser, that: (a) it has full power and capacity to execute and deliver, and to perform all of its obligations under, this Noncompetition Agreement, and (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which Trident or any of its Affiliates is or may be bound, or (ii) any law, rule or regulation.

3. Specific Performance. Trident agrees that, in the event of any breach or threatened breach by Trident of any covenant or obligation contained in this Noncompetition Agreement, Purchaser shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Trident further agrees that Purchaser shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3, and Trident irrevocably waives any right it may have to require Purchaser to obtain, furnish or post any such bond or similarly instrument.

4. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to Purchaser, Trident shall indemnify and hold harmless Purchaser against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys’ fees), charge or expense (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time (whether during or after the Noncompetition Period) by Purchaser, or to which Purchaser otherwise becomes subject at any time (whether during or after the Noncompetition Period), and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Noncompetition Agreement, or (b) any failure on the part of Trident to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Noncompetition Agreement.

5. Non-Exclusivity. The rights and remedies of Purchaser under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Purchaser under this Noncompetition Agreement, and the obligations and liabilities of Trident under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Noncompetition Agreement shall limit any of Trident’s obligations, or the rights or remedies of Purchaser, under the Asset Purchase Agreement and nothing in the Asset Purchase Agreement shall limit any of Trident’s obligations, or any of the rights or remedies of Purchaser, under this Noncompetition Agreement. No breach

3.

on the part of Purchaser or any other party of any covenant or obligation contained in the Asset Purchase Agreement, or any other agreement shall limit or otherwise affect any right or remedy of Purchaser under this Noncompetition Agreement.

6. Severability. Any term or provision of this Noncompetition Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Noncompetition Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7. Governing Law; Venue.

(a) This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement may be brought or otherwise commenced in any state or federal court located in County of New Castle, Delaware. Trident:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of New Castle, Delaware (and each appellate court located in the State of Delaware), in connection with any such legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth on the signature page of this Noncompetition Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in the County of New Castle, Delaware, shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of New Castle, Delaware, any claim that Trident is not subject to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Noncompetition Agreement or the subject matter of this Noncompetition Agreement may not be enforced in or by such court.

4.

Nothing contained in this Section 7 shall be deemed to limit or otherwise affect the right of Purchaser to commence any legal proceeding or otherwise proceed against Trident in any other forum or jurisdiction.

(c) TRIDENT IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS NONCOMPETITION AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONCOMPETITION AGREEMENT.

8. Waiver. No failure on the part of Purchaser to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of Purchaser in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Purchaser shall not be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy of Purchaser under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Purchaser; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9. Successors and Assigns. Purchaser may freely assign any or all of its rights under this Noncompetition Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of Trident or of any other Person. This Noncompetition Agreement shall be binding upon Trident and its successors and assigns (including the purchaser of its assets of its DTV business, including any purchaser of the intellectual property assets, including licenses, used in the DTV business) and shall inure to the benefit of Purchaser.

10. Further Assurances. Trident shall (at Trident’s sole expense) execute and/or cause to be delivered to Purchaser such instruments and other documents, and shall (at Trident’s sole expense) take such other actions, as Purchaser may reasonably request at any time (whether during or after the Noncompetition Period) for the purpose of carrying out or evidencing any of the provisions of this Noncompetition Agreement.

11. Attorneys’ Fees. If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against Trident, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12. Captions. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

13. Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter

5.

genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement. Neither the drafting history nor the negotiating history of this Noncompetition Agreement shall be used or referred to in connection with the construction or interpretation of this Noncompetition Agreement. As used in this Noncompetition Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Noncompetition Agreement, all references in this Noncompetition Agreement to “Sections” are intended to refer to Sections of this Noncompetition Agreement.

14. Survival of Obligations. Except as specifically provided herein, the obligations of Trident under this Noncompetition Agreement (including its obligations under Sections 4 and 10) shall survive the expiration of the Noncompetition Period. The expiration of the Noncompetition Period shall not operate to relieve Trident of any obligation or liability arising from any prior breach by Trident of any provision of this Noncompetition Agreement.

15. Obligations Absolute. Trident’s obligations under this Noncompetition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of Purchaser, or any other Person) of any provision of the Asset Purchase Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of Purchaser, or any other Person.

16. Entire Agreement. This Agreement and the Asset Purchase Agreement set forth the entire understanding of the parties relating to the subject matter hereof and supersede all prior written and oral agreements and understandings between the parties hereto relating to the subject matter hereof.

17. Amendment. This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Trident, Purchaser (or any successor to Purchaser).

18. Defined Terms. For purposes of this Noncompetition Agreement:

(a) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; provided, however, that NXP, B.V shall not be treated as an Affiliate by virtue of it being a stockholder of Trident as of the date of the Asset Purchase Agreement.

(b) “Competing Product” means any device, without an integrated video display, that terminates, relays or adapts video signals, other than terrestial broadcasts, and the components designed for use in such devices For the sake of clarity a “video signal” does not include any signal that is purely audio.

(c) A Person shall be deemed to be engaged in “Competition” if: (a) such Person or any of such Person’s subsidiaries or other Affiliates is engaged directly or indirectly in the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale,

6.

installation, support, maintenance, repair, refurbishment, licensing, sublicensing, financing, leasing or subleasing of any Competing Product (other than the grant of licenses or sublicenses solely under Patent Rights). Notwithstanding anything else contained in this Noncompetition Agreement to the contrary, in the event of a Trident Change in Control the provisions of Section 1 of this Noncompetition Agreement shall not apply to any activities of the COC Buyer or its Affiliates (exclusive of Trident and the Trident Affiliates or the Person who acquires the assets of Trident or Trident Affiliates) following the consummation of such Trident Change in Control; provided, however Section 1 of this Noncompetition Agreement shall continue to apply to any direct or indirect use by the COC Buyer or any of the COC Buyer’s Affiliates of assets (including intellectual property rights) included in such Trident Change in Control.

(d) “DTV” means a consumer device designed to be viewed at a fixed location that combines an audio/video input signal receiver/decoder, a picture processor, and a display and speakers that are integrated inside the device, in order to receive and decode an audio/video input signal and present the resulting audio and video on such integrated display and speakers.

(e) “Trident Change in Control” means the acquisition of Trident by any third party (the “COC Buyer”) by means of any transaction or series of related transactions to which Trident is a party (including, any stock acquisition, merger or consolidation), in which transaction or such series of related transactions (i) the holders of outstanding voting securities of Trident immediately prior to such transaction or such series of related transactions do not hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity, the surviving entity (or Trident if it is the surviving entity in such transaction), or the acquiring entity’s or the surviving entity’s (or Trident’s if it is the surviving entity in such transaction) direct or indirect parent entity, immediately after such transaction or such series of related transactions, (ii) the members of the board of directors of Trident immediately prior to such transaction or such series of related transactions do not constitute at least a majority of the board of directors of the acquiring entity or the surviving entity (or Trident if it is the surviving entity of such transaction or series of transactions) immediately after such transaction or such series of related transactions, or (iii) the transfer or sale of all or substantially all of the collective business or assets of Trident or substantially all of the assets of the DTV business.

(f) “Noncompetition Period” shall mean the period commencing on the date of this Noncompetition Agreement and ending on the second anniversary of the date of this Noncompetition Agreement.

(g) “Patent Rights” shall mean, on a worldwide basis, all patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, renewals, substitutions, refiles, divisions, revisions, extensions, reexaminations and counterparts thereof, all industrial designs, industrial models and utility models, certificates of invention, industrial designs, and plant patents and design patents, as well as the rights to file for, and to claim priority to, any such patent rights.

(h) “Person” means any (i) individual, (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability

7.

company or joint stock company) or other organization or entity, or (iii) governmental body or authority.

(i) “Restricted Territory” means worldwide, including each county or similar political subdivision of each State of the United States of America (including each of the counties in the State of California), and each State, territory or possession of the United States of America.

8.

IN WITNESS WHEREOF, Trident has duly executed and delivered this Noncompetition Agreement as of the date first above written.

Name:

Title:

Address:

Telephone No.:( )_________ Facsimile:( )

9.

EXHIBIT F

FORM OF BILL OF SALE

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made on this          day of             , 2012, by Trident Microsystems, Inc., a Delaware corporation (the “Company”) and each of its Seller Subsidiaries, in favor of Entropic Communications, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, the Company and the Seller Subsidiaries have agreed to sell to Purchaser, and Purchaser has agreed to purchase from the Company, for the consideration and upon the terms and conditions set forth in that certain Asset Purchase Agreement, dated as of January [__], 2012 (the “Purchase Agreement”), among Purchaser, the Company and the Seller Subsidiaries, the Purchased Assets; and

WHEREAS, the Company and the Seller Subsidiaries desire to deliver to Purchaser such instruments of sale, transfer, conveyance, assignment and delivery as are required to vest in Purchaser all of the right, title and interest of the Company and the Seller Subsidiaries in and to the Purchased Assets;

NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the mutual promises it contains, and for other good and valuable consideration, the receipt and sufficiency of which the Company and the Seller Subsidiaries acknowledge, the Company and the Seller Subsidiaries agree for the benefit of Purchaser as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined in this Bill of Sale shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Transfer of Purchased Assets.

a. With regard to the Purchased Assets generally (provided that with regard to certain of the Purchased Intellectual Property Assets and Licensed Intellectual Property Assets, the sale, assignment, transfer and conveyance of the applicable Purchased Assets shall be addressed as set forth in the applicable subsections below), the Company and the Seller Subsidiaries hereby sells, transfers, assigns, conveys, grants and delivers to Purchaser all of the right, title to and interest of the Company and the Seller Subsidiaries in all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.

b. The Company and the Seller Subsidiaries do hereby sell, assign, transfer and convey to Purchaser all of their respective rights, titles and interests of the Company and the Seller Subsidiaries in, to and benefits under all of the inventions, developments, discoveries, concepts and ideas (whether or not patentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, renewals, substitutions, refiles, divisions, revisions, extensions, reexaminations and counterparts thereof, all industrial designs, industrial models and utility models, certificates of invention, industrial designs, and plant patents and design patents, as well as the rights to file for, and to claim priority to, any such patent rights (collectively, the “Patents”), and all letters patent which may be granted on the Patents, together with all past, present, or future claims arising out of any infringement thereof, and all rights to claim priority on the basis of the Patents which may hereafter be filed for these Patents in any foreign country and all letters patent which may be granted on these Patents in any foreign country, and all divisionals, continuations-in-part (if any), continuations thereof (if any), extensions, refiles, renewals, substitutions, reexaminations and reissues thereof, in each case, only with respect to such rights, titles and interests that are Purchased Assets, all such rights, titles and interests to be held and enjoyed by Purchaser, for its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives as fully and entirely as the same would have been held and enjoyed by the Company or the Seller Subsidiaries if this Bill of Sale had not been made, free and clear of any Encumbrance other than Permitted Encumbrances.

c. The Company and the Seller Subsidiaries do hereby sell, transfer, convey and assign to Purchaser all of their respective rights, titles and interests of the Company and the Seller Subsidiaries in, to and benefits under all of the registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof, including, without limitation, any and all applications, registrations and renewals thereof, all common law rights therein, work made for hire rights thereto, together with all rights and privileges granted and secured thereby, including, without limitation, the exclusive right to do and to authorize others to do any and all acts allowed by law, and the right to sue and recover for any past, present and/or future infringements, in each case, only with respect to such rights, titles and interests that are Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances. The foregoing rights, titles and interests to be held and enjoyed by Purchaser for its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives as fully and entirely as the same would have been held and enjoyed by the Company or the Seller Subsidiaries if this Bill of Sale had not been made.

d. The Company and the Seller Subsidiaries do hereby sell, assign, transfer and convey to Purchaser all of their respective rights, titles and interests of the Company and the Seller Subsidiaries in, to and benefits under all of the registered and unregistered trademarks, service marks, trade dress and product configurations, logos, trade names, together with all translations, adaptations, modifications, derivations and combinations thereof (collectively, the “Marks”), and including all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith, together with the goodwill of the business symbolized by the Marks, together with all rights and privileges granted and secured by the Marks, including, without limitation, the right to sue and recover for any past, present and/or future infringement, in each case, only with respect to such rights, titles and interests that are Purchased Assets, such rights, titles and interests to be held and enjoyed by Purchaser, for its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives as fully and entirely as the same would have been held and enjoyed by the Company or the Seller Subsidiaries if this Bill of Sale had not been made, free and clear of any Encumbrance other than Permitted Encumbrances.

3. Excluded Assets and Retained Liabilities. Notwithstanding anything in this Bill of Sale to the contrary, the Company and the Seller Subsidiaries are retaining ownership and possession of, and is not selling, transferring, assigning, conveying, granting or delivering to Purchaser hereunder or otherwise, any right, title or interest, legal or equitable, of the Company and the Seller Subsidiaries in or to any of the Excluded Assets or the Retained Liabilities, and Purchaser is not assuming or in any way becoming liable or responsible for any of the Excluded Assets or the Retained Liabilities.

4. Purchase Agreement Controls. Nothing in this Bill of Sale shall be deemed to supersede, enlarge or modify any of the provisions of the Purchase Agreement, all of which survive the execution and delivery of this Bill of Sale as provided and subject to the limitations set forth in the Purchase Agreement. If any conflict exists between the terms of this Bill of Sale and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.

5. Governing Law. This Bill of Sale will be governed and construed in accordance with the internal laws of the State of Delaware.

6. Further Assurance. The Company and the Seller Subsidiaries hereby covenant that, at any time or from time to time after the date hereof, the Company and the Seller Subsidiaries will take all further actions and execute and deliver all further documents that are necessary to sell, transfer, convey, assign, grant and deliver to Purchaser, and to confirm Purchaser’s title to, all of Purchaser’s right, title and interest in and to the Purchased Assets, and to put Purchaser in actual possession of such rights, title and interest in and to the Purchased Assets and assist Purchaser in exercising all rights with respect thereto.

7. Successors and Assigns. This Bill of Sale shall be binding upon the Company and the Seller Subsidiaries and their successors and assigns and shall inure to the benefit of Purchaser and its successors and assigns.

8. Closing Date. This Bill of Sale is to be effective as of the Closing Date.

9. Counterparts. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10. Amendment and Waiver. This Bill of Sale may not be amended or modified in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or permitted assigns. No waiver under this Bill of Sale shall be valid or binding unless set forth in a writing duly executed and delivered by the party against whom enforcement of such waiver is sought. Neither the waiver by any of the parties of a breach or default under any of the provisions of this Bill of Sale, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Bill of Sale or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

11. Notice. Any notice given pursuant to this Bill of Sale shall be given in the same manner as stated in Section 9.2 of the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Bill of Sale to be executed and delivered as of the date first above written.

Trident Microsystems, Inc.

By:

Name:

Title:

[____________________]

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made on this              day of                      2012, by and among Entropic Communications, Inc., a Delaware corporation (“Purchaser”) and Trident Microsystems, Inc., a Delaware corporation (the “Company”) and each of its Seller Subsidiaries.

W I T N E S S E T H:

WHEREAS, pursuant to the Asset Purchase Agreement, dated as of January [__], 2012 (the “Purchase Agreement”), by and between Purchaser, the Company and the Seller Subsidiaries, Purchaser agreed to purchase, acquire and accept the Purchased Assets and Purchaser agreed to assume and accept the Assumed Liabilities, all on the terms and subject to the conditions set forth therein; and

WHEREAS, this Agreement is being executed to evidence the sale, assignment, transfer and conveyance of all of the Company’s right, title and interest in, to and benefits under the Purchased Assets (including, Seller Contracts for the Licensed Intellectual Property Assets) and the acceptance and assumption by Purchaser of the Assumed Liabilities.

NOW, THEREFORE, pursuant to the terms of the Purchase Agreement and in consideration for the mutual promises it contains, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, the Company and the Seller Subsidiaries each further agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Assignment. The Company and the Seller Subsidiaries do hereby sell, assign, transfer and convey unto Purchaser, and Purchaser hereby assumes, all of their respective rights, titles and interests of the Company and the Seller Subsidiaries in, to and benefits under each and all of the Purchased Assets, including, without limitation the Seller Contracts listed in Schedule 1.1(i)(i) of the Purchase Agreement.

3. Assumption of Liabilities. Purchaser hereby assumes and undertakes and agrees to discharge, in accordance with the terms of the Purchase Agreement, each of the Assumed Liabilities.

4. Further Action. The Company and the Seller Subsidiaries hereby covenant that, at any time or from time to time after the date hereof, the Company and the Seller Subsidiaries will take all further actions and execute and deliver all further documents that are necessary to sell, assign, transfer and convey to Purchaser, and to confirm Purchaser’s title to, all of Purchaser’s right, title and interest in and to the Purchased Assets, and to put Purchaser in actual possession of such rights, title and interest in and to the Purchased Assets and assist Purchaser in exercising all rights with respect thereto.

2

5. Excluded Assets and Retained Liabilities. The Company and the Seller Subsidiaries are retaining all Excluded Assets and Retained Liabilities, all as set forth in the Purchase Agreement.

6. Delivery. On or prior to the Closing Date, the Company will provide Purchaser with a copy set of all documentation included in the Dataroom (which shall be copied from the original documents rather than an image of the Dataroom).

7. Export Control Laws. The Company shall be responsible for ensuring that its actions with respect to the Licensed Intellectual Property Assets and Seller Contracts listed in Schedule 1.1(i)(i) of the Purchase Agreement are in compliance with all applicable export control Laws (“Export Control Laws”). The Company shall immediately give notice to Purchaser if any specific Licensed Intellectual Property Assets and Seller Contracts listed in Schedule 1.1(i)(i) of the Purchase Agreement is or becomes subject to export control restrictions under any Export Control Laws, and shall provide Purchaser with reasonable cooperation and information, at no additional cost or expense to Purchaser, to assist in complying with any licensing or similar requirements that may be imposed under applicable Laws, including promptly furnishing upon request any export control classification numbers applicable to the specific Licensed Intellectual Property Assets and Seller Contracts listed in Schedule 1.1(i)(i) of the Purchase Agreement (or such other applicable export control descriptors).

8. Purchase Agreement Controls. Nothing in this Agreement shall be deemed to supersede, enlarge or modify any of the provisions of the Purchase Agreement, all of which survive the execution and delivery of this Agreement as provided and subject to the limitations set forth in the Purchase Agreement. If any conflict exists between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.

9. Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware.

10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Purchaser, the Company and the Seller Subsidiaries.

11. Closing Date. This Agreement is to be effective as of the Closing Date.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13. Amendment and Waiver. This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by the party against whom enforcement of such waiver is sought. Neither the waiver by any of the parties of a breach or default under

3

any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

14. Notice. Any notice given pursuant to this Agreement shall be given in the same manner as stated in Section 9.2 of the Purchase Agreement.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be duly executed and delivered as of the date first set forth above.

COMPANY:

Trident Microsystems, Inc.

By:
Name:
Title:

[ ]

PURCHASER:

Entropic Communications, Inc.

By:
Name:
Title:

EXHIBIT H

FORM OF FACILITY USE AGREEMENT

FACILITY USE AGREEMENT

This FACILITY USE AGREEMENT (this “Agreement”) is made as of this              day of                     , 2012 (the “Effective Date”), by and among Entropic Communications, Inc., a Delaware corporation (“Entropic”), Trident Microsystems, Inc., a Delaware corporation (“Parent”), and [            ] (“Tenant”, and collectively with Parent, referred to herein as “Trident”). Entropic and Trident may each be referred to as a “Party” and together as the “Parties.” Those capitalized terms that are not otherwise defined in this Agreement shall have the same meanings as those ascribed to them in the APA (as defined below).

WHEREAS, Entropic and Parent have entered into that certain Asset Purchase Agreement dated January __, 2012 (the “APA”) providing for Parent’s sale to Entropic, and Entropic’s purchase from Parent, of the assets of the STB Business from Parent;

WHEREAS, Tenant leases certain property located at [            ] (the “Property”) pursuant to that certain [            ] Agreement dated [            ] by and among [            ] (the “Landlord”) and Tenant (the “Lease”); and

WHEREAS, in connection with the APA, Entropic desires to use those areas of the Property described on Schedule A attached hereto (the “Facility”), and Trident has agreed to allow Entropic to use the Facility only for the purposes set forth herein and upon the terms and conditions set forth below in this Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. RIGHT TO USE FACILITY AND SHARED SPACE.

1.1 Subject to the provisions of this Agreement, Trident hereby grants to Entropic the right to enter upon the Facility and to use the Facility for the conduct and operations of the STB Business and to use the common areas of the Property as were used by Trident prior to the Effective Date, including, but not limited to, a right of ingress to and egress from the Facility through the common areas of the Property. Entropic agrees and acknowledges that it has no right, title or interest in or to any of the Facility and that the rights granted hereby does not grant an estate or any interest in the Facility. Trident acknowledges and agrees that the Facility is to be used for the sole and exclusive benefit of Entropic, and that while the Facility, or portions thereof, may or may not be separately demised from the remainder of the Property, Trident shall not use or access the Facility, except to the extent necessary for access to the remaining portion of the Property by Trident’s employees and visitors.

1.2 Subject to the provisions of this Agreement and the Parties reasonable scheduling requirements, Entropic may have access to and use the areas within the Property described on Schedule B attached hereto (the “Shared Space”) for the purpose of operating the STB Business. Entropic shall comply with all applicable rules, regulations and covenants set forth in the Lease with respect to the Shared Space.

2

1.3 Entropic will ensure that each of its employees, consultants, members, officers, directors, vendors, suppliers, partners, invitees and agents accessing or occupying the Facility or Shared Space shall conduct himself or herself in a professional and courteous manner at all times while in or about the Facility or Shared Space.

1.4 Entropic shall have the right to use Entropic’s Proportionate Share of the unreserved parking spaces that Trident is entitled to use under the Lease. Entropic’s right to use the parking spaces is expressly conditioned upon Entropic’s compliance with all rules, regulations and covenants respecting parking established in the Lease. As used herein, “Entropic’s Proportionate Share” shall mean the sum of (1) the fraction of which the numerator is the rentable square footage of the Facility and the denominator is the rentable square footage of the Property, and (2) one-half (1/2) of the fraction of which the numerator is the rentable square footage of the Shared Space and the denominator is the rentable square footage of the Property.

2. PAYMENT OF FEE. Entropic agrees to and shall pay Trident, as consideration for the rights granted hereby, the fee set forth on Schedule C, payable on the first of each month during the specified year until the Agreement is terminated pursuant to Section 9. The Parties hereby agree that Entropic is not required to pay any rent or other expenses directly to the Landlord.

3. CONDITION OF FACILITY. Entropic shall at all times maintain the Facility in good and clean condition and repair in accordance with the terms and conditions of the Lease. Upon termination of this Agreement, Entropic shall surrender the Facility to Trident in good condition and repair, reasonable wear and tear and damage by casualty and condemnation excepted.

4. ALTERATIONS.

4.1 Entropic may not make any improvements, alterations, decorations, additions or changes to the Facility (collectively “Alterations”) without first procuring the prior written consent of Trident and Landlord (to the extent Landlord’s consent is required under the Lease); provided, however, that Entropic shall be permitted at its own expense, without first procuring the prior written consent of Trident, to do the following (provided, that the following are permitted by the Tenant under the Lease or done with the prior written consent of Landlord under the Lease):

(a)	make any Alternations to the Facility that it deems necessary in order to secure the Facility and protect Entropic’s proprietary or confidential information, including, without limitation, installing new locks, making changes to electronic scanners and making changes to other security devices or information systems located at the Facility; and

(b)

store, install and operate certain information systems, telecommunication systems, network systems, servers, storage arrays and switches in the Facility which are necessary to permit Entropic to operate the STB Business; provided, however, that in the event such equipment will not reasonably fit in the Facility or the Facility does not include space cooled or maintained to the standards required by such equipment, as reasonably determined by Entropic, Entropic will have the right to use a portion of the Property to be mutually agreed upon by Trident and Entropic for such equipment (which mutually agreed upon space shall be deemed part of the Facility), and Entropic will have access and use rights to such portion of the

3

Facility for the use of such equipment in accordance with the terms of this Agreement.

4.2 Trident reserves the right, at any time, and from time to time, to make Alterations to or in any part of the premises adjoining the Facility, provided that any such Alterations shall be conducted in a manner and at such times as shall not unreasonably affect Entropic’s use of the Facility.

5. LEGAL COMPLIANCE. Entropic shall not do anything or permit anything to be done in or about the Facility or the Shared Space which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated.

6. FACILITY SERVICES. Trident shall furnish, or cause to be furnished on its behalf, to or for the benefit of the Facility the utilities and services substantially similar to those being provided to the Facility prior to the Effective Date, including, without limitation, standard water, electricity, janitorial and security services. In addition, Trident shall make available to Entropic and shall permit Entropic to use certain equipment which is located at the Facility in a manner sufficient for Entropic to carry on the STB Business, including, without limitation, information systems (i.e. internet access), telecommunication systems (i.e. telephone systems) and network systems (i.e. print, scan and facsimile capabilities) which are substantially similar in scope, quality and nature to those used by Trident prior to the Effective Date.

7. REPRESENTATIONS AND WARRANTIES; COVENANTS.

7.1 Each Party represents and warrants to the other Party that: (a) it has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and (b) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all requisite corporate action on the part of each Party.

7.2 Trident represents and warrants that, pursuant to the terms of the Lease, it has the full power and authority to grant Entropic the rights contemplated by this Agreement and that Trident’s execution, delivery and performance of this Agreement will not violate any term of the Lease.

7.3 Trident covenants that, during the term of this Agreement, it will not (i) voluntarily do, or fail to do, anything which will constitute a default under the Lease to the extent that such default prevents Entropic from using the Facilities or the Shared Space in a manner sufficient for Entropic to carry on the STB Business, (ii) permit the Lease to be terminated for any reason within Trident’s control, or (iii) reject the Lease, or permit any assignee of the Lease to reject the Lease, in the United States Bankruptcy Court, District of Delaware.

7.4 Trident covenants that, during the term of this Agreement, Trident shall use commercially reasonable efforts to obtain Landlord’s performance of the Lease for Entropic’s benefit, including, but not limited to, Landlord’s obligation to perform any repairs or furnish any services to any portion of the Property that contains the Facility or the Shared Space or to perform

4

any other act whatsoever with respect to any portion of the Property that contains the Facility or the Shared Space.

8. INDEMNIFICATION. Each Party shall indemnify the other Party and hold it and its Affiliates harmless against any and all liabilities, damages, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising from the material breach by the other Party of any of its representation, warranties, covenants or obligations hereunder. Each Party’s indemnification obligations hereunder shall survive the expiration or earlier termination of this Agreement.

9. TERM AND TERMINATION.

9.1 Term. Unless earlier terminated in accordance with Section 9.2 below, this Agreement and the rights granted hereby shall be in effect from the date hereof until [            ] (the “Term”); provided, however, that Trident hereby grants to Entropic the right to extend the Term, at its sole discretion, by up to a maximum of [            ] days, by delivering written notice to Trident at least thirty (30) days prior to the expiration of the Term indicating the specific number of days that the Term shall be extended (such date determined pursuant to this Section 9.1, the “Termination Date”).

9.2 Termination.

(a)	This Agreement may be terminated prior to the Termination Date by either Party if the other Party (the “Defaulting Party”) has materially breached its obligations under this Agreement and if the Defaulting Party has not cured such default within ten (10) days following the date on which the other Party (the “Notifying Party”) has given written notice specifying the facts constituting the default. Notwithstanding the foregoing sentence, this Agreement shall not be terminated due to a default by the Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

(b)	This Agreement may be terminated prior to the Termination Date by Entropic at any time upon thirty (30) days prior written notice to Trident.

(c)	Upon termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Section 8 of this Agreement, and Entropic’s obligations arising prior to any termination or expiration of this Agreement, shall survive any such termination or expiration.

10. PREPAYMENTS. On the Effective Date, Trident shall pay Landlord the amount of cash set forth on Schedule D, to prepay all of Trident’s financial obligations to the Landlord under the Lease for the period of time set forth on Schedule D.

11. GENERAL.

11.1 Further Assurances. Each Party agrees to take such actions and execute such documents as are reasonably requested by the other Party (including providing executed

5

documents in such recordable form as is deemed required or necessary by the other Party) to effect the purposes of this Agreement.

11.2 Continued Performance. Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until the term of this Agreement ends.

11.3 Relationship of the Parties. Each Party will be deemed to be an independent contractor and not an agent, joint venturer, or representative of the other Party. Neither Party may create any obligations or responsibilities on behalf of or in the name of the other Party. Neither Party will hold itself out to be a partner, employee, franchisee, representative, servant, or agent of the other Party.

11.4 Notices. All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), by facsimile transmission or electronic mail (with confirmation of delivery retained), or (iii) four (4) business days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), and (c) addressed as follows (as applicable):

If to Entropic:	With a copy (not constituting notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attn: Barbara Borden
Tel.: (858) 550-6064
Fax: (858) 550-6420
Email: bborden@cooley.com

If to Trident:	With a copy (not constituting notice) to:

DLA Piper LLP
Howard Clowes
2000 University Avenue
East Palo Alto, California 94303-2214
Attn: Howard Clowes
Tel: (650) 833-2153
Fax: (650) 833-2001
Email: howard.clowes@dlapiper.com

or to such other respective addresses and/or fax number as each Party may designate by notice given in accordance with the provisions of this Section 11.4.

11.5 Fees and Expenses. Each Party will bear all fees and expenses (including financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by such Party in connection with, arising from or relating to the negotiation, execution, delivery and

6

performance of this Agreement.

11.6 Entire Agreement. This Agreement constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior agreement understanding or representation regarding the subject matter of this Agreement.

11.7 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.

11.8 Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

11.9 Assignment. Neither Party may assign or transfer any of its rights under this Agreement, or delegate any of its obligations or duties under this Agreement (by operation of law or otherwise) without the other Party’s prior written consent. Any attempted assignment, transfer, or delegation without such consent will be null and void.

11.10 Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

11.11 Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12 References. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

11.13 Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms

7

“include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

11.14 Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware.

11.15 Consent to Jurisdiction. With respect to any legal action or other legal proceeding commenced after the Petition Date, each Party hereby (a) agrees to the jurisdiction of the Bankruptcy Court and/or the Cayman Court, as applicable, with respect to any claim or cause of action arising under or relating to this Agreement, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 11.4 and service so made will be complete when received. Nothing in this Section 11.15 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

11.16 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.17 Counterparts. This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each Party and delivered, including by facsimile or other electronic means, to the other Party. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

8

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ENTROPIC	PARENT

Signature	Signature

Printed Name	Printed Name

Title	Title

TENANT

Signature

Printed Name

Title

[Signature page to Facility Use Agreement]

9

SCHEDULE A

FACILITY

[describe specific portion of the Property to be used by Entropic]

10

SCHEDULE B

SHARED SPACE

[describe specific portion of the Property to be shared by Entropic and Trident]

11

SCHEDULE C

FEE

[describe monthly fee arrangement]

12

SCHEDULE D

PREPAYMENT

Prepayment Amount	Prepayment Period
$[insert prepayment amount]	[insert prepayment period]

13

EXHIBIT I

FORM OF INTELLECTUAL PROPERTY ASSINGMENT

INTELLECTUAL PROPERTY ASSIGNMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT (this “Assignment”) is made on this              day of                      2012 (the “Effective Date”), by and among Entropic Communications, Inc., a Delaware corporation (“Purchaser”) and Trident Microsystems, Inc., a Delaware corporation (the “Company”) and each of its Seller Subsidiaries.

W I T N E S S E T H:

WHEREAS, pursuant to the Asset Purchase Agreement, dated as of January [__], 2012 (the “Purchase Agreement”), by and between Purchaser, the Company and the Seller Subsidiaries, the Company and Seller Subsidiaries have agreed to assign to Purchaser the rights, titles and interests set forth in this Assignment; and

WHEREAS, the Company and the Seller Subsidiaries desire to assign their respective rights and obligations set forth in this Assignment to Purchaser, and Purchaser desires to accept such assignment.

NOW, THEREFORE, pursuant to the terms of the Purchase Agreement and in consideration for the mutual promises it contains, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, the Company and the Seller Subsidiaries each further agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined in this Assignment shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Assignment. The Company and the Seller Subsidiaries have sold, assigned, transferred and conveyed and do hereby sell, assign, transfer and convey unto Purchaser all of their respective rights, titles and interests of the Company and the Seller Subsidiaries in, to and benefits under each and all of the Purchased Intellectual Property Assets. The Company and the Seller Subsidiaries do hereby authorize and request the Commissioner of Patents and Trademarks and the equivalent official or institution in each country throughout the world to assign all Purchased Intellectual Property Assets to Purchaser as assignee of the entire interest.

3. Further Action. The Company and the Seller Subsidiaries hereby covenant that, at any time or from time to time after the date hereof, the Company and the Seller Subsidiaries will take all further actions and execute and deliver all further documents that are necessary to sell, assign, transfer and convey to Purchaser, and to confirm Purchaser’s title to, all of Purchaser’s right, title and interest in and to the Purchased Intellectual Property Assets, and to put Purchaser in actual possession of such rights, title and interest in and to the Purchased Intellectual Property Assets and assist Purchaser in exercising all rights with respect thereto.

4. Export Control Laws. The Company shall be responsible for ensuring that its actions with respect to all of the Purchased Intellectual Property Assets are in compliance with all applicable export control Laws (“Export Control Laws”). The Company shall immediately give notice to Purchaser if any of the Purchased Intellectual Property Assets are or becomes subject to export control restrictions under any Export Control Laws, and shall provide Purchaser

2

with reasonable cooperation and information, at no additional cost or expense to Purchaser, to assist in complying with any licensing or similar requirements that may be imposed under applicable Export Control Laws, including promptly furnishing upon request any export control classification numbers applicable to the Purchased Intellectual Property Assets (or such other applicable export control descriptors).

5. Purchase Agreement Controls. Nothing in this Agreement shall be deemed to supersede, enlarge or modify any of the provisions of the Purchase Agreement, all of which survive the execution and delivery of this Agreement as provided and subject to the limitations set forth in the Purchase Agreement. If any conflict exists between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.

6. Governing Law. This Assignment will be governed and construed in accordance with the internal laws of the State of Delaware.

7. Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon the successors and assigns of the Purchaser, the Company and the Seller Subsidiaries.

8. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9. Amendment and Waiver. This Assignment may not be amended or modified in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or permitted assigns. No waiver under this Assignment shall be valid or binding unless set forth in a writing duly executed and delivered by the party against whom enforcement of such waiver is sought. Neither the waiver by any of the parties of a breach or default under any of the provisions of this Assignment, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Assignment or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

10. Notice. Any notice given pursuant to this Assignment shall be given in the same manner as stated in Section 9.2 of the Purchase Agreement.

[Signature Page Follows]

3

IN TESTIMONY WHEREOF, each party has executed this Assignment by its proper officers thereunto duly authorized.

Trident Microsystems, Inc.

Name:

Title:

Date:

State of ___________________	)
) ss.
County of _________________	)

On this             day of                     , 20        before me personally appeared the foregoing individual, who executed the foregoing instrument and who acknowledged to me that he/she executed the same of his/her own free will for the purposes therein set forth.

Notary Public,

(seal)	__________________ County, State of ________________

My Commission Expires:___________________________

Entropic Communications, Inc.

Name:

Title:

Date:

State of ___________________	)
) ss.
County of _________________	)

On this             day of                     , 20        before me personally appeared the foregoing individual, who executed the foregoing instrument and who acknowledged to me that he/she executed the same of his/her own free will for the purposes therein set forth.

Notary Public,

(seal)	__________________County, State of ________________

My Commission Expires:___________________________

[_____________________]

Name:

Title:

Date:

State of ___________________	)
) ss.
County of _________________	)

On this             day of                     , 20        before me personally appeared the foregoing individual, who executed the foregoing instrument and who acknowledged to me that he/she executed the same of his/her own free will for the purposes therein set forth.

Notary Public,

(seal)	__________________County, State of ________________

My Commission Expires:___________________________

2

EXHIBIT J

BID PROCEDURES

BIDDING PROCEDURES

Set forth below are the bidding procedures (the “Bidding Procedures”) to be employed in connection with the sale of certain tangible and intangible assets related to the set-top box business (the “Purchased Assets’”) of the Debtors and of each of the Debtors’ subsidiaries that owns Purchased Assets (the “Subsidiaries”, and together with the Debtors, the “Sellers”), in connection with the jointly administered chapter 11 cases pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), lead case number [12-10069 (CSS)].

The Sellers entered into that certain asset purchase agreement, dated January 3, 2012 between the Sellers on the one hand and Entropic Communications, Inc. (the “Stalking Horse Purchaser”), pursuant to which the Stalking Horse Purchaser shall acquire the Purchased Assets on the terms and conditions specified therein (together with the schedules and related documents thereto, the “Stalking Horse Agreement”). The sale transaction pursuant to the Stalking Horse Agreement is subject to competitive bidding as set forth herein. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stalking Horse Agreement.

I.	ASSETS TO BE SOLD

The Debtors seek to complete a sale of all or substantially all of the Purchased Assets (the “Sale”). The Purchased Assets comprise, among other things:

(a)	all products of the STB Business, including products under development, together with masks and mask works for the products and their associated codes and materials;

(b)	all inventory of the STB Business that are held for sale or resale including any raw materials, work in process, finished goods, consumables, service parts, packing materials and supplies, wherever located and the open purchase orders with NXP for inventory to the extent Purchaser elects at Closing to assume such purchase orders;

(c)	trade accounts receivable, notes receivable, negotiable instruments and chattel paper of the STB Business, excluding that certain note receivable from NXP classified as a note receivable from related party on the Interim Balance Sheet;

(d)	the Leased Real Estate leased or subleased by the Company or any Subsidiary listed in Schedule 1.1(d) to the Stalking Horse Agreement;

(e)

all tangible assets of the STB Business, including machinery, equipment (including laboratory equipment and test equipment), tools, dies, appliances, furniture, supplies, office supplies, office equipment, fixtures, information technology related hardware and equipment (including computers, servers, storage devices, telecommunications facilities and printers), telephone systems, telecopiers and photocopiers and other tangible personal property of every kind and description (i) that are either

(a) listed in Schedule l.l(e)(i) of the Disclosure Schedule to the Stalking Horse Agreement or (b) located in the facilities subject to the Transferred Leases on the date of the Stalking Horse Agreement, including without limitation, the data centers in Belfast, Ireland and Austin, Texas, (none of which Tangible Personal Property shall be relocated between signing and Closing), (ii) all Personal Productivity Tools, (iii) fifty percent (50%) of the Miscellaneous Office Supplies located at the facilities subject to the Facility Use Agreement, and (iv) all leases and subleases of any such Tangible Personal Property as to which the Company or any Subsidiary is the lessee or sublessee, together with any options to purchase the underlying Tangible Personal Property, which leases and subleases are listed in Schedule 1.1(e)(iv) of the Disclosure Schedule to the Stalking Horse Agreement;

(f)	all Software owned by or licensed to the Company or any Subsidiary, including all Software bundled and/or licensed with any Products, owned by the Company or any Subsidiary;

(g)	all Purchased Intellectual Property Assets, all goodwill associated with the Purchased Intellectual Property Assets and all rights of the Company or any of its Subsidiaries under the Purchased Intellectual Property Assets, including remedies against past, present, and future infringement or misappropriation of the Purchased Intellectual Property Assets, including, without limitation, income, royalties and damages related to any of the foregoing, and rights to protection of past, present, and future interests in any Purchased Intellectual Property Assets under the Laws of all jurisdictions, except any royalties or license fees payable to the Company or its Subsidiaries under that certain IP Block License and Development Agreement dated December 23, 2011 between the Company and RDA Technologies, Ltd.;

(h)	the Company’s and each Subsidiary’s right, title and interest in, to or under each Contract for Licensed Intellectual Property Assets that are used in the STB Business, including processors, busses, input/output, memory and other IP blocks for integration with or into the system-on-a-chip Products, operating systems, middleware, libraries, drivers and development tools bundled with any Products or used in the development of any Products assumed by Purchaser at Closing plus any Contracts assumed pursuant to Section 7.9 of the Stalking Horse Agreement;

(i)

all Seller Contracts to which the Company or a Subsidiary is a party and that are listed in Schedule 1.1(i)(i) to the Stalking Horse Agreement (including, but not limited each such Seller Contract for Licensed Intellectual Property, all purchase orders and license agreements with customers of the STB Business, all supply chain related agreements and all distribution agreements) and any outstanding offers or solicitations listed in Schedule 1.1(i)(ii) of the Disclosure Schedule Stalking Horse

2

Agreement made by or to the Company or any Subsidiary to enter into any Contract relating to the STB Business or any Purchased Asset in both cases to the extent such Seller Contracts are assumed by Purchaser at Closing or assumed by Purchaser pursuant to Section 7.9 of the Stalking Horse Agreement except Purchaser prior to Closing may elect, in its sole discretion, to exclude any such Seller Contract from the Purchased Assets (and such Contract shall automatically become a Retained Contract);

(j)	all prepaid expenses, deposits and advance payments of the Company or any Subsidiary with respect to the STB Business or Leased Real Estate and all rights of the Company or any Subsidiary to receive discounts, refunds, reimbursements, rebates, awards and other similar benefits, in each case, with respect to the STB Business or Leased Real Estate;

(k)	cash in an amount equal to the Company Retention Bonus Liability, Accrued Severance Benefits and the Accrued Retirement Benefits (provided, that to the extent the Accrued Retirement Benefits are funded through cash held in trusts or other accounts that can be transferred or rolled over to the Purchaser as of the Closing, then the delivery of such trusts or accounts shall be made in lieu of the delivery of cash);

(1)	claims and rights (and benefits arising therefrom) with or against all Persons, including all rights against suppliers, under warranties covering any Owned Inventory or Tangible Personal Property included within the Purchased Assets;

(m)	all Export Approvals and all Permits used in or related to the STB Business to the extent transferable or assignable to Purchaser;

(n)	books and records, ledgers, forms, records, documents, Tax Returns, Tax Return workpapers, files, invoices, vendor or supplier lists, reference materials, price guides, payroll records, personnel files, insurance records, accounts receivable and payable, inventory, maintenance and asset history records and copies of all books of original entry, export control license records, laboratory notebooks and electronic notebooks and other research and development records and databases, e-mails and other data relating to the ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the STB Business and that are owned or used by the Company or any Subsidiary; provided, however, that the Company may retain copies of such Records as required by applicable Law and as reasonably necessary to enable the Company to fulfill its Tax filing, regulatory or statutory obligations after the Closing Date;

(o)	all grant applications submitted by the UK Subsidiary prior to the date of the Stalking Horse Agreement, including the Invest Northern Ireland grant, and any open grant awards;

3

(p)	any lock boxes to which account debtors of the Company or any Subsidiary remit payment relating solely to Receivables;

(q)	all goodwill and other intangible assets to the extent associated with the STB Business, including customer and supplier lists;

(r)	all preference or avoidance claims and actions of the Company arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code relating to the Purchased Assets and/or Assumed Liabilities, including all actions relating to vendors and service providers used in the STB Business, counterparties to Assumed Contracts and Transferred Leases and Transferred Employees (the “Preference Avoidance Claims”); and

(s)	all other assets of the Company and its Subsidiaries used in or related to the STB Business, other than the Excluded Assets.

The Purchased Assets shall not include, among other things:

(a)	trade accounts receivable, customer purchase orders, notes receivable, negotiable instruments and chattel paper not arising from the STB Business, the NXP Note and any Excluded Royalties;

(b)	all (i) existing products and products under development of the Company’s DTV Business, PC TV Business, Audio Business and the Terrestrial Demod Product Business and (ii) all masks for such products;

(c)	the Company’s and each Subsidiary’s right, title and interest in, to or under (i) each Contract for Licensed Intellectual Property Assets that are not used in the STB Business, (ii) each Contract listed on Schedule 1.2(c) to the Stalking Horse Agreement and (iii) each Retained Contract;

(d)	all commercial off-the-shelf Software loaded on desktop or laptop computers that are not part of the Tangible Personal Property;

(e)	all of the Company’s and each Subsidiary’s cash and cash equivalents except for (i) any cash and cash equivalents included in the Working Capital Statement, if any, or taken into account in calculating the Final Working Capital, and (ii) the Required Cash;

(f)	claims (and benefits arising therefrom) that relate to any Liability other than the Assumed Liabilities;

(g)	the Company’s and each Seller Subsidiary’s financial accounting books and records, corporate charter, minute and stock record books, income tax returns, corporate seal, checkbooks and canceled checks;

4

(h)	all rights (including any claims, rights and interest in and to any refunds for Taxes with respect to the Purchased Assets and STB Business for Pre-Closing Tax Periods) relating to the Retained Liabilities;

(i)	except as provided in Section 7.11 to the Stalking Horse Agreement, the names and trademarks “Trident Microsystems, Inc.”, any other use of “Trident Microsystems” together with any other word or phrase, including the Trident Microsystems logo;

(j)	all preference or avoidance claims and actions of the Company arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code other than the Preference Avoidance Claims; and

(k)	all rights of the Company under the Stalking Horse Agreement.

II.	THE BID PROCEDURES

In order to ensure that the Debtors receive the maximum value for the Purchased Assets, the Stalking Horse Agreement is subject to higher or better offers, and, as such, the Stalking Horse Agreement will serve as the “stalking-horse” bid for the Assets.

A.	Provisions Governing Qualifications of Bidders

Unless otherwise ordered by the Bankruptcy Court, in order to participate in the bidding process, prior to the Bid Deadline (defined below), each person other than the Stalking Horse Purchaser who wishes to participate in the bidding process (a “Potential Bidder”) must deliver the following to the Notice Parties (as defined below):

(i) a written disclosure of the identity of each entity that will be bidding for the Purchased Assets or otherwise participating in connection with such bid; and

(ii) an executed confidentiality agreement (to be delivered prior to the distribution of any confidential information by the Sellers to a Potential Bidder) in form and substance satisfactory to the Debtors, in substantially the same form as signed by the Stalking Horse Purchaser (or not more onerous than the form signed by the Stalking Horse Purchaser) and which shall inure to the benefit of any purchaser of the Purchased Assets; without limiting the foregoing, each confidentiality agreement executed by a Potential Bidder shall contain standard non-solicitation provisions.

A Potential Bidder that delivers the documents and information described above and that the Debtors determine in their reasonable business judgment, after consultation with their advisors, is likely (based on availability of financing, experience and other considerations) to be able to consummate the sale, will be deemed a “Qualified Bidder.” The Debtors shall notify the Office of the United States Trustee and the Committee if a Potential Bidder that delivers the required documents and information is deemed not to be a Qualified Bidder. The Debtors will limit access to due diligence to those parties it believes, in the exercise of their reasonable judgment,

5

are pursuing the transaction in good faith. If the Debtors limit access to due diligence to any potential purchaser, they will inform the Committee and the Office of the United States Trustee.

As promptly as practicable after a Potential Bidder delivers all of the materials required above, the Debtors will determine and will notify the Potential Bidder if such Potential Bidder is a Qualified Bidder.

B.	Due Diligence

The Debtors will afford any Qualified Bidder such due diligence access or additional information as the Debtors, in consultation with their advisors, deem appropriate, in their reasonable discretion, which must include differentiations between the diligence provided to strategic and financial bidders, as appropriate, and contractual obligations to limit access to certain proprietary information. The Debtors must promptly advise the Stalking Horse Purchaser in the event any other Potential Bidder receives diligence the Stalking Horse Purchaser has not previously received and shall promptly be provided with access to such diligence materials. The due diligence period shall extend through and include the Bid Deadline (as defined below). Additional due diligence will not be provided after the Bid Deadline.

C.	Provisions Governing Qualified Bids

A bid submitted will be considered a Qualified Bid only if the bid is submitted by a Qualified Bidder and complies with all of the following (a “Qualified Bid”):

(i) it states that the applicable Qualified Bidder offers to purchase, in cash, the Purchased Assets upon the terms and conditions that the Debtors reasonably determine are no less favorable to the Debtors than those set forth in the Stalking Horse Agreement;

(ii) it includes a signed writing that the Qualified Bidder’s offer is irrevocable until the selection of the Successful Bidder, provided that if such bidder is selected as the Successful Bidder its offer shall remain irrevocable until the earlier of (i) the closing of the sale to the Successful Bidder, and (ii) the date that is ten (10) business days after the Sale Hearing;

(iii) confirmation that there are no conditions precedent to the Qualified Bidder’s ability to enter into a definitive agreement and that all necessary internal and shareholder approvals have been obtained prior to the bid;

(iv) it includes a duly authorized and executed copy of an Asset Purchase Agreement, including the purchase price for the Purchased Assets expressed in U.S. Dollars (the “Purchase Price”), together with all exhibits and schedules thereto, together with copies marked to show any amendments and modifications to the Stalking Horse Agreement (“Marked Agreement”) and the proposed orders to approve the sale by the Bankruptcy Court;

(v) it includes written evidence of a firm, irrevocable commitment for financing, or other evidence of ability to consummate the proposed transaction,

6

that will allow the Debtors to make a reasonable determination as to the Qualified Bidder’s financial and other capabilities to consummate the transaction contemplated by the Asset Purchase Agreement;

(vi) it provides for the repayment of all other costs, simultaneously with the closing of the transaction contemplated under the Asset Purchase Agreement;

(vii) it has a value to the Debtors, in the Debtors’ exercise of their reasonable business judgment, after consultation with their advisors, that is greater than or equal to the sum of the value offered under the Stalking Horse Agreement, plus (A) the aggregate amount of the Break-Up Fee and Expense Reimbursement (as defined below), plus (B) $600,000;

(viii) it identifies with particularity which executory contracts and unexpired leases the Qualified Bidder wishes to assume, provides details of the Qualified Bidder’s proposal for the treatment of related cure costs;

(ix) it includes an acknowledgement and representation that the bidder: (A) has had an opportunity to conduct any and all required due diligence regarding the Purchased Assets prior to making its offer; (B) has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the Purchased Assets in making its bid; (C) did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express or implied (by operation of law or otherwise), regarding the Purchased Assets or the completeness of any information provided in connection therewith or with the Auction (defined below), except as expressly stated in the Asset Purchase Agreement; and (D) is not entitled to any expense reimbursement, break-up fee, or similar type of payment in connection with its bid;

(x) it includes evidence, in form and substance reasonably satisfactory to the Sellers, of authorization and approval from the Qualified Bidder’s board of directors (or comparable governing body) with respect to the submission, execution, delivery and closing of the Asset Purchase Agreement;

(xi) it is accompanied by a good faith deposit in the form of a wire transfer (to a bank account specified by the Debtors), certified check or such other form acceptable to the Debtors, payable to the order of the Debtors (or such other party as the Debtors may determine) in an amount equal to 10% of the Purchase Price;

(xii) it contains a detailed description of how the Qualified Bidder intends to treat current employees of the Sellers;

(xiii) it contains sufficient information concerning the Qualified Bidder’s ability to provide adequate assurance of performance with respect to executory contracts and unexpired leases;

7

(xiv) it contains such other information reasonably requested by the Debtors; and

(xv) it is received prior to the Bid Deadline.

Notwithstanding the foregoing, the Stalking Horse Purchaser will be deemed a Qualified Bidder, and the Stalking Horse Agreement will be deemed a Qualified Bid, for all purposes in connection with the Bidding Process, the Auction, and the sale.

The Debtors shall notify the Stalking Horse Purchaser and all Qualified Bidders in writing as to whether or not any bids constitute Qualified Bids (and, with respect to each Qualified Bidder that submitted a bid other than the Stalking Horse Purchaser, whether such Qualified Bidder’s bid constitutes a Qualified Bid) promptly after, and in any event on the same day as, the notification to any Qualified Bidder that their bid constitutes a Qualified Bid; provided such notification shall not be given later than two (2) business days following the expiration of the Bid Deadline.

D.	Bid Deadline

A Qualified Bidder that desires to make a bid will deliver written copies of its bid to the following parties (collectively, the “Notice Parties”): (i) counsel to the Debtors: DLA Piper LLP (US), 203 N. LaSalle Street, Suite 1900, Chicago, Illinois 60601 (Attn: Richard A. Chesley, Esq. (richard.chesley@dlapiper.com)); (ii) counsel to the Stalking Horse Purchaser: Cooley LLP, 1114 Avenue of the Americas, New York, New York 10036 (Attn: Cathy Hershcopf, Esq. (chershcopf@cooley.com) and Alex R. Velinsky (avelinsky@cooley.com)); (iii) counsel to any statutory committee of unsecured creditors, and (iv) by email to the Office of the United States Trustee (Juliet.M.Sarkessian@usdoj.gov), so as to be received by the Debtors not later than 9:00 a.m. EST on February 21, 2012 (the “Bid Deadline”). The Bid Deadline may not be extended without the written consent of the Stalking Horse Purchaser.

E.	Evaluation of Competing Bids

A Qualified Bid will be valued based upon several factors including, without limitation, (1) the amount of such bid, (2) the risks and timing associated with consummating such bid, (3) any proposed revisions to the Stalking Horse Agreement, (4) the ability of the Potential Bidders to obtain appropriate regulatory approvals, and (5) any other factors deemed relevant by the Debtors in their reasonable discretion.

F.	No Qualified Bids

If the Debtors do not receive any Qualified Bids other than the Stalking Horse Agreement, the Debtors will not hold an auction and the Stalking Horse Purchaser will be named the Successful Bidder on the Bid Deadline.

G.	Auction Process.

If the Debtors receive one or more Qualified Bids in addition to the Stalking Horse Agreement, the Debtors will conduct an auction (the “Auction”) of the Purchased Assets, which shall be transcribed at 10:00 a.m. (EST) on February 23, 2012, at the offices of DLA Piper LLP (US),

8

1251 Avenue of the Americas, New York, New York 10020, or at such other location as shall be identified in a notice filed with the Bankruptcy Court at least 24 hours before the Auction. The Auction shall run in accordance with the following procedures:

(i) all creditors shall be entitled to attend the Auction in person, but only the Stalking Horse Purchaser and such other Qualified Bidders will be entitled to make any subsequent bids at the Auction;

(ii) each Qualified Bidder shall be required to confirm that it has not engaged in any collusion with respect to the bidding or the sale;

(iii) at least one (1) business day prior to the Auction, each Qualified Bidder who has timely submitted a Qualified Bid must inform the Debtors whether it intends to attend the Auction; provided that in the event a Qualified Bidder elects not to attend the Auction, such Qualified Bidder’s Qualified Bid shall nevertheless remain fully enforceable against such Qualified Bidder until the date of the selection of the Successful Bidder and Back-Up Bidder at the conclusion of the Auction. At least one (1) business day prior to the Auction, the Debtors will provide copies of the Qualified Bid or combination of Qualified Bids which the Debtors believe, in their reasonable discretion after consultation with committee counsel, is the highest or otherwise best offer (the “Starting Bid”) to the Stalking Horse Purchaser and all other Qualified Bidders;

(iv) all Qualified Bidders who have timely submitted Qualified Bids will be entitled to be present for all Subsequent Bids (as defined below) at the Auction and the actual identity of each Qualified Bidder will be disclosed on the record at the Auction; provided that all Qualified Bidders wishing to attend the Auction must have at least one individual representative with authority to bind such Qualified Bidder attending the Auction in person;

(v) the Debtors, after consultation with their advisors, may employ and announce at the Auction additional procedural rules that are reasonable under the circumstances for conducting the Auction, provided that such rules are (i) not inconsistent with these Bidding Procedures, the Bankruptcy Code, or any order of the Bankruptcy Court entered in connection herewith, and (ii) disclosed to each Qualified Bidder at the Auction; and

(vi) bidding at the Auction will begin with the Starting Bid and continue in bidding increments (each a “Subsequent Bid”) providing a net value to the estate of at least an additional $300,000 above the prior bid. After the first round of bidding and between each subsequent round of bidding, the Sellers shall announce the bid (and the value of such bid) that it believes to be the highest or otherwise better offer (the “Leading Bid”). A round of bidding will conclude after each participating Qualified Bidder has had the opportunity to submit a Subsequent Bid with full knowledge of the Leading Bid. Each Qualified Bidder will only have one opportunity to pass. Except as specifically set forth herein, for the purpose of evaluating the value of the consideration provided by Subsequent

9

Bids (including any Subsequent Bid by the Stalking Horse Purchaser), the Debtors will give effect to the Break-Up Fee and Expense Reimbursement payable to the Stalking Horse Purchaser under the Stalking Horse Agreement as well as any additional liabilities to be assumed by a Qualified Bidder and any additional costs which may be imposed on the Debtors;

H.	Selection of Successful Bid

Prior to the conclusion of the Auction, the Debtors, in consultation with their advisors and the Committee, will review and evaluate each Qualified Bid in accordance with the procedures set forth herein and determine which offer is the highest or otherwise best offer from among the Qualified Bidders (including the Stalking Horse Purchaser) submitted at the Auction (one or more such bids, collectively the “Successful Bid” and the bidder(s) making such bid, collectively, the “Successful Bidder”), and communicate to the Stalking Horse Purchaser and the other Qualified Bidders the identity of the Successful Bidder and the details of the Successful Bid. The determination of the Successful Bid by the Debtors at the conclusion of the Auction shall be final, subject only to approval by the Bankruptcy Court.

Within two (2) business days after adjournment of the Auction, the Successful Bidder shall complete and execute all agreements, contracts, instruments and other documents evidencing and containing the terms and conditions upon which the Successful Bid was made.

Within 24 hours after adjournment of the Auction, the Debtors shall file a notice identifying the Successful Bidder with the Bankruptcy Court and shall serve such notice by fax, email or overnight mail to all counterparties whose contracts are to be assumed and assigned.

The Debtors will sell the Purchased Assets to the Successful Bidder pursuant to the terms of the Successful Bid upon the approval of such Successful Bid by the Bankruptcy Court at the Sale Hearing (as defined below).

I.	Return of Deposits

All deposits shall be returned to each bidder not selected by the Debtors as the Successful Bidder or the Back-Up Bidder (as defined below) no later than five (5) business days following the conclusion of the Auction.

J.	Back-Up Bidder

If an Auction is conducted, the Qualified Bidder or Qualified Bidders with the next highest or otherwise best Qualified Bid, as determined by the Debtors in the exercise of their business judgment, at the Auction shall be required to serve as a back-up bidder (the “Back-Up Bidder”) and keep such bid open and irrevocable until ten (10) business days after the Sale Hearing. Following the Sale Hearing, if the Successful Bidder fails to consummate the approved sale because of a breach or failure to perform on the part of such Successful Bidder, the Back-Up Bidder will be deemed to be the new Successful Bidder, and the Debtors will be authorized, but not required, to consummate the sale with the Back-Up Bidder without further order of the Bankruptcy Court.

10

III.	THE BID PROTECTIONS

In recognition of this expenditure of time, energy, and resources, the Debtors have agreed that if the Stalking Horse Purchaser is not the Successful Bidder, the Debtors will pay the Stalking Horse Purchaser (i) an aggregate fee of approximately One Million Six Hundred and Fifty Thousand dollars and 00/100 ($1,650,000), which is equal to 3% of the aggregate Purchase Price set forth in the Stalking Horse Agreement, prior to any closing adjustments (the “Break-Up Fee”), and (ii) an amount in cash equal to the aggregate amount of the reasonable charges, costs, fees, payments, and expenses (including, without limitation, all reasonable fees, expenses and disbursements of any representatives of Stalking Horse Purchaser and its Affiliates) paid or incurred by or on behalf of Stalking Horse Purchaser or its Affiliates relating to or in connection with its bid (the “Expense Reimbursement”). The amount of the Expense Reimbursement will be disclosed no later than February 8, 2012. The Stalking Horse Purchaser shall provide reasonable documentation of the Expense Reimbursement to the Debtors and the Office of the United States Trustee. The Break-Up Fee and Expense Reimbursement shall be payable as provided for pursuant to the terms of the Stalking Horse Agreement.

The Debtors have further agreed that their obligation to pay the Break-Up Fee and Expense Reimbursement pursuant to the Stalking Horse Agreement shall survive termination of the Stalking Horse Agreement, shall, to the extent owed by the Debtors, constitute an administrative expense claim under section 503(b) of the Bankruptcy Code and shall be payable within two (2) business days after the closing of the sale under the terms and conditions of the Stalking Horse Agreement and the Bid Procedures Order, notwithstanding section 507(a) of the Bankruptcy Code.

IV.	Sale Hearing

The Debtors will seek entry of an order from the Bankruptcy Court at a hearing (the “Sale Hearing”) to begin on or before February 27, 2012, at 2.00 p.m (prevailing Eastern Time), to approve and authorize the sale transaction to the Successful Bidder on terms and conditions determined in accordance with the Bid Procedures.

11

EXHIBIT K

NXP MANUFACTURING SERVICES AGREEMENT TERM SHEET

1

NXP MANUFACTURING SERVICES AGREEMENT

TERM SHEET

The purpose of this Term Sheet is to set forth the non-binding basis for the negotiation of a new MSA between Entropic and NXP as it relates to the set-top box business line of Trident Microsystems, Inc. (“Trident”) which is being sold to Entropic (the “STB Business”). This summary of material terms does not address all issues and matters that may arise in the course of preparing a definitive agreement.

A. Parties	• Entropic Communications, Inc. and one or more affiliated entities (“Entropic”) • NXP Semiconductors Netherlands, B.V. (“NXP”)

B. Manufacturing Services	NXP will initially continue to provide full turnkey Manufacturing Services for all STB products. Subject to the minimum volume commitments described below, Entropic may elect to develop second sources of supply or transition products entirely to alternate suppliers. It is anticipated that, over the first 12 months of the agreement, certain STB products (primarily recent products developed since February 2010) will be transitioned entirely to alternate suppliers while other STB products (primarily the legacy products developed prior to February 2010) will continue to be manufactured primarily or entirely by NXP for the life of such products. It is understood that NXP can only provide turnkey manufacturing services, when it either produces the associated wafers in its own facilities (in a minority of cases) or buys the wafers from external foundries (in the vast majority of cases) on behalf of Entropic.

C. Purchasing & Supply Chain Services

Concurrently with this agreement, NXP and Entropic will enter into a 12 month transition services agreement (“TSA”). If certain purchasing, supply chain or quality assurance services (such as failure analysis) will be required in connection with legacy products that continue to be manufactured by NXP after 12 months, such services may be part of the MSA rather than the TSA. Additional services and areas where NXP will cooperate with Entropic shall be specified in the MSA or an applicable TSA, and will include working collaboratively to identify and resolve root causes of manufacturing issues, improve yields, improve product quality and reduce manufacturing times.

NXP shall render Purchasing and Supply Chain Services purely as “middleman” for the economic benefit and risk, and at the direction, of Entropic. The risks of the quality of the performance or the non-performance by any Third Party Provider is assumed by Entropic.

2

Entropic shall hold NXP harmless with respect to the quality of the performance or the non-performance of any Third Party Provider, including any consequences thereof. NXP shall assign to Entropic any rights it may have with respect to the quality of performance or nonperformance of any Third Party Provider or, if such assignment is not possible, NXP shall use its commercially reasonable efforts to assist Entropic in seeking recovery from such Third Party Provider to the same extent that NXP would use if it were seeking recourse for any loss or damage incurred for itself. NXP shall reasonably assist in establishing communication and analysis processes between Entropic and any Third Party Providers.

D. Term & Termination	The term of the MSA shall be three years, renewing annually on each anniversary date of the agreement for a new three year term. The MSA may not be terminated by either party for convenience, however, upon written notice by either party, the agreement shall not renew and instead a two year wind-down of the MSA shall commence at the next subsequent anniversary date. During the wind-down period, Entropic shall be released from its minimum volume commitments and NXP will provide reasonable assistance to transition manufacturing of products to new suppliers.

E. Pricing and Service Tariffs

Prices for NXP’s Manufacturing Services will be negotiated in a table of quarterly “Service Tariffs,” similar to the way such services are priced in the existing MSA with Trident. Service Tariffs will initially be shown for all products for 4 quarters. Prior to the 1st anniversary of the Agreement, Service Tariffs for the products that NXP will continue to manufacture shall be negotiated for a period of 12 quarters (with the first such quarter commencing on the 1st anniversary of the Agreement). Prior to each anniversary date thereafter, the parties will negotiate tariffs for the new outside year that will be added to the term on the anniversary date.

Other factors which determine final product pricing will include yield assumptions, 3rd party royalties and 3rd party wafer prices. Similar to the way products are priced in the existing MSA with Trident, after accounting for these “pricing factors”, prices for each product will be agreed upon at the beginning of each quarter and may be reconciled at the end of the quarter if the pricing factors during the quarter were different than anticipated. Entropic will have an active role in negotiating prices and other terms with any third parties to the extent NXP’s supply chain model permits such participation.

F. Volume Commitments	Minimum volume commitments will be established for each product as a percentage of total production volume for such product across all

3

manufacturers, subject to satisfactory order acceptance and delivery, product quality and yields. Initially, Entropic’s minimum volume commitment will be 100% for all of the products subject to the MSA. This will taper down over the first 12 months of the MSA to (i) 0% in the case of certain products where production is expected to be moved entirely to third parties, and (ii) 40% in the case of the legacy products where NXP is expected to be the principal supplier of such products for their product life.

G. Allocation of Mfg Capacity	In situations where NXP is manufacturing at full capacity and is required to allocate its production capacity among its customers, and without limiting NXP’s order acceptance obligations under Section I, Entropic will receive “most-favored nation” allocation pro rata with NXP’s best customers. Entropic will be offered the same opportunities as NXP’s best customers to receive expedited production (subject to payment of expedite fees on par with the expedite fees charged to such customers).

H. Forecasts	Entropic will provide NXP with non-binding rolling 12 month forecasts during the 2nd week of each month. NXP will initiate production for finished goods orders after the reception of Entropic Purchase Orders. NXP will accept and confirm Entropic’s Purchase Orders in accordance with Section I. Separate from and in addition to the Finished Goods orders, NXP will initiate production of wafers based on forecast or indication from Entropic for a group of products in order to maintain a die bank. The die bank will have a maximum level per product as agreed upon by both Entropic and NXP. Entropic will have an obligation to purchase the wafers within a mutual agreed period.

I. Purchase Orders

Assuming that Entropic is current in its payments, NXP will be required to accept purchase orders placed within the applicable lead times.

Entropic may cancel, without penalty, any purchase order for which work has not yet started. Once work has commenced, Entropic may only cancel a purchase order by paying a cancellation fee set forth in the definitive MSA and reimbursing NXP for costs incurred. Without penalty, Entropic may reschedule delivery under any purchase order for which work has started, provided the rescheduled delivery date is within the same calendar quarter as the original committed delivery date.

J. Lead Times and Delivery	Standard lead times will be the same as apply for Trident under the existing MSA. On a monthly basis, NXP will provide Entropic with its 6 month forecast of lead times. Within 5 days of

4

submission of a PO, NXP will notify Entropic of its acceptance of the PO and the confirmed delivery date. For orders placed within lead times (including extended lead times in periods where manufacturing capacity is on allocation), the delivery date specified by Entropic shall be the confirmed delivery date. For orders requesting a delivery date inside the applicable lead times, NXP will use commercially reasonable efforts to honor the requested delivery date. NXP will use its best efforts to achieve 95% on-time delivery. On time delivery (OTD) will be a factor in evaluating NXP’s performance under the MSA, and Entropic will be released from its volume commitments in the event NXP fails to meet agreed performance.

K. Invoices and Payment	NXP shall invoice Entropic for the aggregate product price in U.S. dollars of each shipment of products at the time of such shipment. All payments due to NXP shall be paid to NXP in U.S. dollars twice per calendar month as follows: (a) payments on or before the 10th calendar day of each calendar month, covering those invoices dated between the first calendar day up to and including the tenth calendar day of the previous month, and (b) payments on or before the 25th day of a calendar month, covering those invoices dated between the eleventh calendar day up to and including the last calendar day of the previous month.

L. Engineering Changes and End-of-Life Procedures

Any product changes proposed by NXP shall be handled in compliance with JEDEC Standard JESD 46C.

NXP shall be entitled to discontinue the manufacture of products or manufacturing processes for each product where the sales volume falls below a threshold specified in the MSA; provided, however, that NXP shall provide Entropic with 6 months’ prior written notice (the “EOL Notice”) of any such discontinuance or withdrawal. Entropic may place purchase orders for any EOL product during such 6-month period (the “EOL Period”) provided that all shipments must be scheduled to occur within 12 months of such EOL Notice.

M. Quality Standards	NXP shall maintain the following certifications: • ISO 9001 certification for its quality management system; and • ISO/TSI6949 certification for NXP Plants.

N. IP Transfers & Licenses to Enable a Second Source	With respect to each of the products manufactured by NXP, NXP shall grant Entropic a fully-paid, transferable, royalty-free license to the intellectual property in its possession associated with the manufacture and testing of the products (e.g., specifications, designs, procedures, algorithms, test vectors, test fixtures, etc.) in order to allow Entropic to source the manufacture of such products from another party.

5

O. Product Warranties	Products manufactured by NXP shall be warranted to be free from defects in materials and workmanship for 12 month from the date of delivery.

P. IP Indemnification	NXP shall provide indemnity to Entropic in respect of claims brought by a third party against Entropic that the manufacturing processes or any other technologies used by NXP to manufacture the Products purchased hereunder infringes any of such third party’s intellectual property rights, except if and to the extent such infringement is caused by compliance with or implementation of Entropic’s instructions or requirements to use a specific manufacturing process or technology. Entropic shall provide indemnity to NXP in respect of claims brought by a third party alleging that (1) any Products supplied by NXP hereunder infringes any intellectual property rights or (2) use of equipment, materials supplies, know-how, methodologies or technology owned by Entropic and/or provided to NXP by Entropic or a third party on the instructions of Entropic.

Q. Assignment	The MSA may not be assigned by either party without the consent of the other party except in connection with a sale of the applicable business.

R. Liabilities

Except for any breach of confidentiality obligations, infringement of the other Party’s intellectual property rights, and NXP’s breach of its obligation to accept purchase orders pursuant to Section I, in no event shall a Party’s liability for direct damages arising out of or relating to this Agreement exceed, with respect to a claim, the total amounts paid or payable to, or paid or payable by, such Party for services or Products to which the claim pertains.

Except for any breach of confidentiality obligations, infringement of the other Party’s intellectual property rights, and NXP’s breach of its obligation to accept purchase orders pursuant to Section I, in no event shall either Party be liable for any indirect or consequential damages (including loss of profits and loss of use) resulting from, arising out of, or in connection with a Party’s performance or failure to perform under this Agreement, whether due to a breach of contract, breach of warranty, tort, negligence or otherwise, even if a Party has been advised of the possibility of such damages.

6